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As filed with the Securities and Exchange Commission on July 7, 2005

Registration No. 333-125843

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TUCOWS INC.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	7374	23-2707366
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

96 Mowat Avenue
Toronto, Ontario, Canada M6K 3M1
(416) 535-0123
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Elliot Noss
President and Chief Executive Officer
Tucows Inc.
96 Mowat Avenue
Toronto, Ontario, Canada M6K 3M1
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Joanne R. Soslow David A. Sirignano Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 (215) 963-5000	Cameron A. Mingay Cassels Brock & Blackwell LLP Suite 2100, Scotia Plaza 40 King Street West Toronto, ON M5H 3C2 (416) 860-6615

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee

Common Stock, no par value	$31,226,426	$1.00	$31,226,426	$3,676(3)

(1)
Includes 1,226,426 shares that the underwriters have the option to purchase from the registrant to cover over-allotments, if any.

(2)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices for the common stock on July 6, 2005, as reported on the Over-the-Counter Bulletin Board.

(3)
A registration fee in the amount of $4,238 was previously paid to the Commission in connection with the registrant's initial filing of this registration statement on June 15, 2005.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Registration Statement contains a prospectus relating to an offering of shares of our common stock in the United States, together with separate prospectus pages relating to an offering of shares of our common stock in Canada. The U.S. prospectus and the Canadian prospectus will be identical in all material respects. The complete U.S. prospectus is included herein and is followed by those pages to be used solely in the Canadian prospectus. Each of the alternate pages for the Canadian prospectus included in this registration statement has been labeled "Alternate Page for Canadian Prospectus."

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

(Subject to Completion) Dated July 7, 2005

PROSPECTUS

30,000,000 Shares

TUCOWS INC.

Common Stock

        We are offering 8,176,173 shares of common stock and the selling shareholders are offering 21,823,827 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

        Shares of our common stock are currently listed for quotation on the Over-the-Counter Bulletin Board under the symbol "TCOW." We have applied for listing of our common stock on the American Stock Exchange under the symbol "TCX" and on the Toronto Stock Exchange under the symbol "TC." Conditional listing approval has not yet been obtained from the Toronto Stock Exchange or the American Stock Exchange and there can be no assurance that our shares of common stock will be listed on the Toronto Stock Exchange, the American Stock Exchange or on any other exchange. On July 6, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $1.00.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

PRICE $            A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Shareholders

Per Share	$	$	$	$

Total	$	$	$	$

        We have granted the underwriters the right to purchase up to an additional 1,226,426 shares to cover over-allotments.

        The underwriters expect to deliver the shares to purchasers on or about            , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

DESJARDINS SECURITIES INTERNATIONAL INC.

CIBC WORLD MARKETS CORP.	HARRIS NESBITT CORP.

                        , 2005

PROSPECTUS SUMMARY	1
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
MARKET PRICE AND DIVIDEND POLICY	24
CONSOLIDATED CAPITALIZATION	25
SELECTED CONSOLIDATED FINANCIAL DATA	26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	51
BUSINESS	52
MANAGEMENT	72
OPTIONS TO PURCHASE SECURITIES	76
PRINCIPAL AND SELLING SHAREHOLDERS	83
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS	86
DESCRIPTION OF CAPITAL STOCK	89
SHARES ELIGIBLE FOR FUTURE SALE	93
PLAN OF DISTRIBUTION	95
LEGAL MATTERS	98
EXPERTS	98
WHERE YOU CAN FIND MORE INFORMATION	98
GLOSSARY OF TECHNICAL TERMS	99
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs. Moreover, neither our website, its content or the content of any other website referred to in this prospectus is incorporated by reference into or forms any part of this prospectus.

        Unless otherwise indicated, all currency amounts in this prospectus are stated in U.S. dollars.

PROSPECTUS SUMMARY

        This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the "Risk Factors" section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock.

The Company

        We provide Internet services and downloadable software through a global distribution network of more than 6,000 customers, or Service Providers, in more than 100 countries. We are an accredited registrar with the Internet Corporation for Assigned Names and Numbers, or ICANN, and we generate revenue primarily through the provision of domain registration and other Internet services to Service Providers who offer such services to their own customers in a process known as wholesale distribution.

        Our distribution network of Service Providers is comprised primarily of web hosting companies, Internet Service Providers, or ISPs, and providers of other services over the Internet. These Service Providers typically provide their customers, the end-users of the Internet, with a critical component to enable their use of the Internet. End-users typically consist of individuals and businesses ranging from small businesses to large corporations. When a Service Provider has secured an end-user as a customer in one area of specialty, it has an opportunity to provide this customer with additional services. We believe that end-users will first contact their current Service Providers when they seek to purchase additional services.

        We believe that one of our key competitive advantages is our relationship and reputation with our Service Providers. We believe we have an excellent understanding of the businesses of Service Providers and, as a result, have earned their trust. This trust and understanding has contributed to our success in establishing and maintaining our network of Service Providers. We believe that our accumulated goodwill is not easily replicated and will continue to give us a strong competitive advantage over the long term.

        We have continued to expand our network of Service Providers and the Internet services we provide them to offer to their customers. These services currently include domain registration in nineteen different top level domains, or TLDs, digital certificates, billing, provisioning and customer care software solutions, email and anti-spam services, blogware and website building tools. We primarily distribute our services to Service Providers using our open shared reseller system, or OpenSRS platform. OpenSRS provides a back-end infrastructure, complete with interfaces that Service Providers use to provision our services either for their own use or for other end-users while acting as a wholesale distributor. We also provide an open hosted registrar system, or OpenHRS platform, for accredited registrars who do not want to incur the costs and complexities of building and maintaining their own domain name registration and management system.

        We believe that sourcing Internet services from us as their wholesale distributor enables Service Providers to focus on customer acquisition and retention, while enhancing their per customer revenue by offering other Internet services along with their core services. We provide solutions that help Service Providers manage technical and administrative complexities including:

  •
  tracking of administration, billing and usage;

  •
  integrating information and functionality from multiple sources;

  •
  delivering content, applications and services in a robust, scalable and efficient manner;

  •
  managing the life-cycle of the subscriber and the service from provisioning through renewal and transfer;

  •
  ensuring system reliability and redundancy; and

  •
  providing cost savings over in-house solutions by relieving Service Providers of the expense of acquiring and maintaining hardware and software and the associated administrative burden.

        In addition to generating revenue through domain registration and other Internet services, we generate advertising and other revenue through our website, www.tucows.com, which has the primary function of providing software for download. Advertising revenue is generated from third-party advertisers and from software developers who rely on us as an important source of distribution for their shareware, freeware and online services. Software developers use our Author Resource Center, or ARC, to submit their products for inclusion in our libraries and to purchase promotional placement of their software in the library. The libraries are available to end users around the world via our Internet facilities and via a global network of Internet service companies who mirror our libraries locally. We also generate revenue from companies who contract with us to provide them with co-branded content.

        As the Internet continues to grow and the number of available applications and services and the complexity of these services continues to increase, we anticipate that the value of our role as distributor will increase. We believe Service Providers will focus primarily on customer acquisition and retention and will find it difficult to continue to identify new profitable services, negotiate supply arrangements and integrate new services into their businesses while maintaining existing business processes and services. We therefore believe that our role in the industry will grow in importance as Service Providers seek to outsource these tasks.

        Our goal is to strengthen our position as a supplier of Internet services to Service Providers. We believe that the market for Internet services will continue to grow and that our existing relationships provide us with an opportunity to expand our platform. We intend to expand the services we offer and increase our Service Provider relationships. Our goal is to implement this strategy while maintaining our high level of customer service and support.

        We were incorporated under the laws of the Commonwealth of Pennsylvania in November 1992. Our principal executive offices are located at 96 Mowat Avenue, Toronto, Ontario, Canada M6K 3M1. Our telephone number is (416) 535-0123.

Summary Financial Data

        The following table summarizes our financial data. You should read the following selected financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other financial data included in this prospectus.

        The as adjusted balance sheet data reflects our sale of 8,176,173 shares of common stock in this offering at an assumed offering price of $1.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Three months ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)		(audited)
	(in thousands of U.S. Dollars, except per share data)
Net revenues	$11,802	$10,175	$44,717	$37,195	$37,046	$31,590	$14,440
Cost of revenues	7,221	6,446	27,566	22,990	23,108	21,106	7,785

Gross profit	4,581	3,729	17,151	14,205	13,938	10,484	6,655
Operating expenses	4,367	3,618	15,002	13,273	14,918	23,761	44,600
Income (loss) from operations	214	111	2,149	932	(980)	(13,277)	(37,945)
Other income (expenses)	77	38	201	1,131	2,847	(136)	215

Income (loss) before provision for income taxes	291	149	2,350	2,063	1,867	(13,413)	(37,730)
Provision for (recovery of) income taxes	(152)	—	(3,150)	—	—	—	—

Net income (loss) for the period	$443	$149	$5,500	$2,063	$1,867	$(13,413)	$(37,730)

Basic and diluted income (loss) per common share	$0.01	$0.00	$0.08	$0.03	$0.03	$(0.24)	$(8.79)

Shares used in computing basic income (loss) per common share	66,883,487	64,690,887	66,079,104	64,626,429	64,626,429	56,152,735	4,291,500

Shares used in computing diluted income (loss) per common share	71,604,368	66,989,744	68,051,579	64,725,929	64,626,429	56,152,735	4,291,500

	As at March 31, 2005		As at December 31,
	Actual	As Adjusted	2004	2003	2002	2001	2000
	(unaudited)		(audited)
	(in thousands of U.S. Dollars)
Consolidated Balance Sheet Data
Cash and cash equivalents (including restricted cash)	$15,007	$21,648	$14,375	$13,045	$9,782	$4,814	$2,170
Working capital (deficit)	4,903	11,544	4,033	2,202	(1,066)	(6,947)	(9,730)
Total assets	49,558	56,199	47,304	35,336	28,853	25,589	22,526
Deferred revenue	35,756	35,756	33,251	28,589	24,361	22,714	15,808
Long-term obligations, net of current portion	—	—	—	—	—	52	—
Stockholders' equity (deficiency)	8,081	14,722	7,457	866	(1,360)	(3,390)	(1,697)
Total liabilities and stockholders' equity (deficiency)	49,558	56,199	47,304	35,336	28,853	25,589	22,526

The Offering

Common stock offered by us:	8,176,173 shares
Common stock offered by the selling shareholders:	21,823,827 shares
Shares of common stock to be outstanding after this offering:	76,268,838 shares
Over-allotment option:
We have granted an over-allotment option to the underwriters. Under this option, the underwriters may, on the same terms and conditions set forth above, elect to purchase a maximum of 1,226,426 additional shares from us within 30 days following the date of this prospectus to cover over-allotments. See "Plan of Distribution."
Use of Proceeds:
We expect to use the net proceeds from this offering to finance future acquisitions, investments or licensing arrangements in businesses or services that will expand the functionality of our service offerings or broaden our relationships with Service Providers. At this time, we do not have any commitments or agreements with respect to any specific transaction. In addition, we will use the proceeds from this offering for general corporate purposes, including working capital needs, expanding international sales and marketing initiatives and to advance new and existing service offerings. We will not receive any proceeds from the sale of shares by the selling shareholders. See "Use of Proceeds."
Risk Factors:	There are certain risks inherent in an investment in the shares of common stock that investors should consider before investing. These risks include, among others, risks relating to:
	•	Our business and industry, including, among others, the risks related to:
		•	our competitive position in our industry;
		•	the potential decline of market growth for domains; and
		•	our inability to improve sales or generate alternative revenue streams;
	•	The Internet and our technology, including, among others, the risks related to:
		•	possible harm resulting from changes in the administration and operation of the Internet in the event that it no longer relies upon the existing domain system;
		•	the potential for the Internet to cease to expand as a medium for commerce; and
		•	security risks associated with our system;
	•	Government and regulatory risks;

•	This offering, including, among others, risks related to:
	•	the volatile nature of our stock price;
	•	our intention not to declare dividends on our shares of common stock in the foreseeable future; and
	•	immediate dilution due to this offering.

An investment in the shares of common stock is speculative and involves a high degree of risk. The above is a summary overview of certain of the risk factors which may apply to an investment in our shares of common stock. Investors should carefully consider the additional risk factors and the more detailed information set out under "Risk Factors" and the other information contained in this prospectus before purchasing shares of common stock.

OTC Bulleting Board symbol:	TCOW
Proposed American Stock Exchange symbol:
TCX. Conditional listing approval has not yet been obtained from the American Stock Exchange and there can be no assurance that our shares of common stock will be listed on the American Stock Exchange or on any other exchange.
Proposed Toronto Stock Exchange symbol:
TC. Conditional listing approval has not yet been obtained from the Toronto Stock Exchange and there can be no assurance that our shares of common stock will be listed on the Toronto Stock Exchange or on any other exchange.

        The number of shares of our common stock that will be outstanding immediately after this offering includes 68,092,665 shares of common stock outstanding as of June 30, 2005. This calculation excludes:

  •
  6,908,928 shares of common stock issuable upon exercise of options outstanding as of June 30, 2005 at a weighted average exercise price of $0.51 per share, of which, options to purchase 5,074,264 shares were exercisable;

  •
  736,090 shares of common stock available for future grant under our Amended and Restated 1996 Equity Compensation Plan as of June 30, 2005;

  •
  572,332 shares of common stock issuable upon the exercise of compensation options issued to the underwriters at an exercise price equal to the offering price per share set forth on the cover of this prospectus and which expire 24 months after the date of this prospectus; and

  •
  288,807 shares of common stock being held in escrow in connection with our acquisition of the outstanding capital stock of Boardtown Corporation.

        Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and all other information contained in this prospectus before you decide whether to purchase our common stock.

Risks Related to Our Business and Industry

We may not be able to maintain or improve our competitive position, and may be forced to reduce our prices, because of strong competition from other competitive registrars.

        Before the introduction of competition into the domain registration industry in 1999, Network Solutions LLC, or Network Solutions, was the only entity authorized by the U.S. government to serve as the registrar for domains in the .com, .net and .org domains. This position allowed Network Solutions to develop a substantial customer base, which gives it advantages in securing customer renewals and in developing and marketing ancillary products and services. In addition to Network Solutions, we face significant competition from other existing registrars and the continued introduction of new registrars in the domain registration industry. As of July 5, 2005, ICANN had accredited 487 competitive registrars, including our company, to register domains in one or more of the generic top level domains, or gTLD's, though not all of these accredited registrars are operational. The continued introduction of competitive registrars and Service Providers into the domain registration industry and the rapid growth of some competitive registrars and Service Providers who have already entered the industry may make it difficult for us to maintain our current market share. Some of these registrars may have longer operating histories, greater name recognition, particularly in international markets, or greater resources than us. We expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. As a result, we may not be able to compete effectively.

        The market for domain registrations continues to be extremely competitive as participants strive to protect their current market share and improve their competitive position. VeriSign Global Registry Services, or VeriSign, currently charges registrars who use its shared registration system $6 for each registration, which most registrars, including our company, pass on to their customers. Some of our competitors offer registration services at a price level minimally above the registry and the ICANN fees for each domain registered in the.com and.net registry. Other competitors have reduced and may continue to reduce their pricing for domain registrations both for short-term promotions and on a permanent basis. Our competitors have also offered domain registrations free in a bundle of other products, deriving their revenues from other products and services. In addition, some of these competitors have experienced a significant increase in their registrations, suggesting that customers are becoming more price sensitive.

        As our business model is premised upon selling multiple services through our Service Providers, we have competed aggressively to attract new clients and retain existing customers. As a result of these actions, our average selling prices have fallen and we may be required, by marketplace factors or otherwise, to reduce, perhaps significantly, the prices we charge for our core domain registration and related products and services. The likelihood of this will increase if our competitors who charge these reduced fees are able to maintain customer service comparable to ours. Given the volatile nature of this marketplace, it is difficult to predict whether our average selling prices will continue to decline. If we continue to reduce our prices in order to remain competitive, this could materially adversely affect our business, financial position and results of operations.

Each registry and the ICANN regulatory body impose a charge upon the registrar for the administration of each domain registration. If these fees increase, this may have an impact upon our profits.

        Each registry typically imposes a fee in association with the registration of each domain. For example, at present, the VeriSign registry charges a $6 fee. ICANN has recently imposed a $0.25 charge for each domain name registered in the TLDs that fall within its purview. We have no control over these agencies and cannot predict when they may increase their respective fees. Any increase in these fees must either be included in the prices we charge to our Service Providers or it must be imposed as a surcharge. If we absorb such cost increases or if surcharges act as a deterrent to registration, we may find that our profits are adversely impacted by these third-party fees.

If the growth rate of the market for new domain names becomes flat or declines, our net revenue from registrations may fall below anticipated levels.

        Demand for renewals and new registrations under .com, .net, .org and other TLDs increased in the first quarter of 2005. According to VeriSign, the total number of registrations under .com and .net grew by 3 million in the first quarter of 2005. Notwithstanding the recent increase in registrations, we expect the market to continue to grow but do not expect demand for new domain registrations to consistently return to the high levels experienced in 2000 and 2001. If the market for new domain registrations becomes flat or declines, it would restrict the growth of our domain registration business and our revenues may decline.

If we are unable to protect our market share or improve our competitive position by maintaining or increasing the renewal of domain registrations, our business, financial condition and results of operations could be materially adversely affected.

        We compete aggressively to attract new clients and retain existing customers to protect our current market share and improve our competitive position. These actions have resulted in our average selling price declining, which has partially offset the impact of the increased transaction volume on our revenue and profitability. We may face continued pricing pressure in order to remain competitive, which would adversely impact our revenues and profitability. While we anticipate that the number of new, renewed and transferred-in domain registrations will incrementally increase, volatility in the market could result in our customers turning to other registrars, thereby impairing growth in the number of domains under our management and our ability to sell multiple services to such customers. Since our strategy is to expand the services we provide our customers, if we are unable to maintain our domain registrations, our ability to expand our business may be adversely effected.

If we are unable to improve our sales of existing gTLDs, improve our renewal rate or generate alternate revenue streams, our business, financial condition and results of operations could be materially adversely affected.

        Although the overall number of registrations in each new gTLD that has been launched has been significantly lower than the number of .com registrations, the introduction of new gTLDs has contributed to our revenues. We do not currently anticipate the introduction of any additional commercial gTLDs in the near future that would materially affect our revenues. As a result, in order to grow our revenues, we need to increase sales of existing gTLDs, renewals, transfers or other products and services in lieu of the opportunities that were presented by the new gTLDs in 2001 and early 2002. Our business and results of operations could be materially adversely affected if the market for existing gTLDs does not develop, additional new top level domains are not introduced or if substantial numbers of our customers turn to other registrars for their registration needs.

We rely on our network of Service Providers to renew their domain registrations through us and to distribute our applications and services, and if we are unable to maintain these relationships or establish new relationships, our revenues will decline.

        The growth of our business depends on, among other things, our Service Providers' renewal of their customers' domain registrations through us. Service Providers may choose to renew their domains with other registrars or their registrants may choose not to renew and pay for renewal of their domains.

If Service Providers decide, for any reason, not to renew their registrations through us, our revenues from domain registrations will decrease.

If we are unable to maintain our relationships with our Service Providers, our revenue may decline.

        We obtain revenues by distributing applications and services through our network of Service Providers. We also rely on our Service Providers to market, promote and sell our services. Our ability to increase revenues in the future will depend significantly on our ability to maintain our customer network, to sell more services through existing Service Providers and to develop our relationships with existing Service Providers by providing customer and sales support and additional products. Service Providers have no obligations to distribute our applications and services and may stop doing so at any time. If we are not able to maintain our relationships with Service Providers, our ability to distribute our applications and services will be harmed, and our revenue may decline.

We believe that part of our growth will be derived from Service Providers in international markets and may suffer if Internet usage does not continue to grow globally.

        We believe that a major source of growth for Internet-based companies will come from individuals and businesses outside the United States where Internet access and use is less prevalent. A substantial number of our Service Providers are currently based outside the United States and we plan to grow our business in other countries. If Internet use in these jurisdictions does not increase as anticipated, our revenues may not grow as anticipated.

Our business depends on a strong brand. If we are not able to maintain and enhance our brand, our ability to expand our customer base will be impaired and our business and operating results will be harmed.

        We believe that the brand identity we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the "Tucows" brand is critical to expanding our customer base. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a technology leader providing high quality products and services, which we may not do successfully. To date, we have engaged in relatively little direct brand promotion activities. This enhances the risk that we may not successfully implement brand enhancement efforts in the future.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be harmed.

        We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, creativity and teamwork. As our organization grows and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. This could negatively impact our future success.

We believe that companies operating on the Internet are facing a period of consolidation. In addition, some of our Service Providers may decide to seek ICANN accreditation. Both of these situations could reduce the number of our active Service Providers, in which case our revenues may suffer.

        If any of our competitors merge with one another, they will present a stronger combined force in the market and may attract the business of both existing and prospective Service Providers. Service Providers may opt to build their own technical systems and seek ICANN accreditation in order that they may process domain applications themselves. If a number of our customers decide to pursue this option, our sales will decrease.

Our failure to secure agreements with country code registries or our subsequent failure to comply with the regulations of the country code registries could cause customers to seek a registrar that offers these services.

        The country code top-level domain, or ccTLD, registries require registrars to comply with specific regulations. Many of these regulations vary from ccTLD to ccTLD. If we fail to comply with the regulations imposed by ccTLD registries, these registries will likely prohibit us from registering or continuing to register domains in their ccTLD. Any failure on our part to offer domain registrations in a significant number of ccTLDs or in a popular ccTLD would cause us to lose a competitive advantage and could cause Service Providers to elect to take their business to a registrar that does offer these services.

Our standard domain registration agreement may not be enforceable, which could subject us to liability.

        We operate on a global basis and all of our Service Providers must execute our standard domain registration agreement as part of the process of registering a domain. This agreement contains provisions intended to limit our potential liability arising from our registration of domains on behalf of our Service Providers and their customers, including liability resulting from our failure to register or maintain domains. If a domestic, foreign or international court were to find that the registration agreement is unenforceable, we could be subject to liability.

If we cannot obtain or develop additional applications and services that are appealing to our customers, we may remain dependent on domain registrations as a primary source of revenue and our net revenues may fall below anticipated levels.

        A key part of our long-term strategy is to diversify our revenue base by offering our Service Providers additional value-added products and services that address their evolving business needs. Although we have recently experienced increased sales for new products and services such as email and web certificates, our efforts to date have not resulted in substantial diversification. We cannot be sure that we will be able to license new applications and services at a commercially viable cost or at all, or that we will be able to cost-effectively develop the applications in-house. If we cannot obtain or develop these applications on a cost-effective basis and cannot expand the range of our service offerings, sales of our services may suffer as Service Providers turn to alternate providers that are able to more fully supply their business needs.

We depend on third parties for free and low cost web-based content.

        We access and provide web-based content for certain of our content notification and other sites. We access this content mainly by searching selected websites and then providing links to relevant content from the individual sites. Typically, we pay no fee, or a nominal fee, for accessing web-based content in this manner. Our ability to continue to use web-based content in this manner without cost, or for nominal fees, is fundamental to our goal of providing free, or low cost, content notification sites. If the market changes and owners begin to charge more significant fees for accessing material from their websites, we will incur additional expenses to provide the service or we may decide to no longer provide the service.

Our advertising revenues may be subject to fluctuations.

        We believe that Internet advertising spending, as in traditional media, fluctuates significantly with economic cycles and during any calendar year, with spending being weighted towards the end of the year to reflect trends in the retail industry. Our advertisers can generally terminate their contracts with us at any time. Advertising spending is particularly sensitive to changes in general economic conditions and typically decreases when economic conditions are not favorable. A decrease in demand for Internet advertising could have a material adverse affect on our business, financial condition and results of operations.

We may acquire companies or make investments in, or enter into licensing arrangements with, other companies with technologies that are complementary to our business and these acquisitions or arrangements could disrupt our business and dilute your holdings in our company.

        We may acquire companies or the rights to technologies in the future. Entering into these types of arrangements entails many risks, any of which could materially harm our business, including:

  •
  diversion of management's attention from other business concerns;

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  failure to effectively assimilate the acquired technology or company into our business;

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  the loss of key employees from either our current business or the acquired business; and

  •
  assumption of significant liabilities of the acquired company.

        In addition, your holdings in our company will be diluted if we issue equity securities in connection with any acquisition or arrangement.

If we fail to protect our proprietary rights, the value of those rights could be diminished.

        We rely upon copyright, trade secret and trademark law, confidentiality and nondisclosure agreements, invention assignment agreements and work-for-hire agreements to protect our proprietary technology. We cannot ensure that our efforts to protect our proprietary information will be adequate to protect against infringement and misappropriation by third parties, particularly in foreign countries where laws or law enforcement practices may not protect proprietary rights as fully as in the United States and Canada.

        We have licensed, and may in the future license, some of our trademarks and other proprietary rights to others. Third parties may also reproduce or use our intellectual property rights without seeking a license and thus benefit from our technology without paying for it. Third parties could also independently develop technology, processes or other intellectual property that are similar to or superior to those used by us. Actions by licensees, misappropriation of the intellectual property rights or independent development by others of similar or superior technology might diminish the value of our proprietary rights or damage our reputation.

        The unauthorized reproduction or other misappropriation of our intellectual property rights, including copying the look, feel and functionality of our website could enable third parties to benefit from our technology without us receiving any compensation.

The law relating to the use of and ownership in intellectual property on the Internet is currently unsettled and may expose us to unforeseen liabilities.

        There have been ongoing legislative developments and judicial decisions concerning trademark infringement claims, unfair competition claims, and dispute resolution policies relating to the registration of domains. To help protect ourselves from liability in the face of these ongoing legal developments, we have taken the following precautions:

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  Our standard registration agreement requires that each registrant indemnify, defend and hold us harmless for any dispute arising from the registration or use of a domain registered in that person's name; and

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  Since December 1, 1999, we have required our Service Providers to ensure that all registrants are bound to the Uniform Domain Name Dispute Resolution Policy as approved by ICANN.

        Despite these precautions, we cannot assure you that our indemnity and dispute resolution policies will be sufficient to protect us against claims asserted by various third parties, including claims of trademark infringement and unfair competition.

        New laws or regulations concerning domains and registrars may be adopted at any time. Our responses to uncertainty in the industry or new regulations could increase our costs or prevent us from delivering our domain registration services over the Internet, which could delay growth in demand for our services and limit the growth of our revenues. New and existing laws may cover issues such as:

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  pricing controls;

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  the creation of additional generic top level domains and country code domains;

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  consumer protection;

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  cross-border domain registrations;

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  trademark, copyright and patent infringement;

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  domain dispute resolution; and

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  the nature or content of domains and domain registration.

        An example of legislation passed in response to novel intellectual property concerns created by the Internet is the ACPA enacted by the United States government in November 1999. This law seeks to curtail a practice commonly known in the domain registration industry as cybersquatting. A cybersquatter is generally defined in the ACPA as one who registers a domain that is identical or similar to another party's trademark, or the name of another living person, with the bad faith intent to profit from use of the domain. The ACPA states that registrars may not be held liable for registration or maintenance of a domain for another person absent a showing of the registrar's bad faith intent to profit from the use of the domain. Registrars may be held liable, however, if they do not comply promptly with procedural provisions of the ACPA. For example, if there is litigation involving a domain, the registrar is required to deposit a certificate representing the domain registration with the court. If we are held liable under the ACPA, any liability could have a material adverse effect on our business, financial condition and results of operations.

Once any infringement is detected, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from operating the business, and may result in us losing significant rights and our ability to operate all or a portion of our business.

        Claims of infringement of intellectual property or other rights of third parties against us could result in substantial costs.

        Third parties may assert claims of infringement of patents or other intellectual property rights against us concerning past, current or future technologies.

        Content obtained from third parties and distributed over the Internet by us may result in liability for defamation, negligence, intellectual property infringement, product or service liability and dissemination of computer viruses or other disruptive problems. We may also be subject to claims from third parties asserting trademark infringement, unfair competition and violation of publicity and privacy rights relating specifically to domains. These claims may include claims under the Anti-cybersquatting Consumer Protection Act, or ACPA, which was enacted in the United States to curtail the registration of a domain that is identical or similar to another party's trademark or the name of a living person with the bad faith intent to profit from use of the domain.

        These claims and any related litigation could result in significant costs of defense, liability for damages and diversion of management's time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims. If a successful claim of infringement is brought against us and we fail to develop non-infringing technology or to license the infringed or similar technology on a timely basis, we may have to limit or discontinue the business operations which used the infringing technology.

        We rely on technologies licensed from other parties. These third-party technology licenses may infringe on the proprietary rights of others and may not continue to be available on commercially reasonable terms, if at all. The loss of this technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could increase our costs and make our products and services less attractive to customers.

The law relating to the liability of online services companies for data and content carried on or disseminated through their networks is currently unsettled and could expose us to unforeseen liabilities.

        It is possible that claims could be made against online services companies under U.S., Canadian or foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on data or content disseminated through their networks, even if a user independently originated this data or content. Several private lawsuits seeking to impose liability upon Internet service companies have been filed in U.S. and foreign courts. While the United States has passed laws protecting ISPs from liability for actions by independent users in limited circumstances, this protection may not apply in any particular case at issue. Our ability to monitor, censor or otherwise restrict the types of data or content distributed through our network is limited. Failure to comply with any applicable laws or regulations in particular jurisdictions could result in fines, penalties or the suspension or termination of our services in these jurisdictions. Our insurance may not be adequate to compensate or may not cover us at all in the event we incur liability for damages due to data and content carried on or disseminated through our network. Any costs not covered by insurance that are incurred as a result of this liability or alleged liability, including any damages awarded and costs of litigation, could harm our business and prospects.

Currency fluctuations may adversely affect us.

        Our revenue is primarily realized in U.S. dollars and a significant portion of our operating expenses is paid in Canadian dollars. Fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar may have a material effect on our business, financial condition and results from operations. In particular, we may be adversely affected by a significant weakening of the U.S. dollar against the Canadian dollar on a quarterly and an annual basis. Our policy with respect to foreign currency exposure is to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements by entering into foreign exchange forward contracts to mitigate the exchange risk on a portion of our Canadian dollar exposure. We may not always enter into such forward contracts and such contracts may not always be available and economical for us. We do not account for these instruments as hedges in our consolidated financial statements.

If we do not maintain a low rate of credit card chargebacks, we will face the prospect of financial penalties and could lose our ability to accept credit card payments from customers, which would have a material adverse affect on our business, financial condition and results of operations.

        A substantial majority of our revenues originates from online credit card transactions. Under current credit card industry practices, we are liable for fraudulent and disputed credit card transactions because we do not obtain the cardholder's signature at the time of the transaction, even though the financial institution issuing the credit card may have authorized the transaction. Under credit card association rules, penalties may be imposed at the discretion of the association. Any such potential penalties would be imposed on our credit card processor by the association. Under our contract with our processor, we are required to reimburse our processor for such penalties. Our current level of fraud protection, based on our fraudulent and disputed credit card transaction history, is within the guidelines established by the credit card associations. However, we face the risk that one or more credit card associations may, at any time, assess penalties against us or terminate our ability to accept credit card payments from customers, which would have a material adverse affect on our business, financial condition and results of operations.

Forecasting our tax rate is complex and subject to uncertainty.

        We are subject to income and other taxes in a number of jurisdictions and our tax structure is subject to review by both domestic and foreign tax authorities. We must make significant assumptions, judgments and estimates to determine our current provision for income taxes, deferred tax assets and liabilities and any valuation allowance that may be recorded against our deferred tax assets. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. Our current and future tax liabilities could be adversely affected by the following:

  •
  international income tax authorities, including the Canada Revenue Agency and the U.S. Internal Revenue Service, could challenge the validity of our arm's-length related party transfer pricing policies or the validity of our contemporaneous documentation. Currently, we are undergoing a transfer pricing audit by the Canada Revenue Agency with respect to our 2000 and 2001 taxation years;

  •
  changes in the valuation of our deferred tax assets; or

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  changes in tax laws or the interpretations of such laws.

While we believe we have adequate internal control over financial reporting, we are required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. Any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our shares of common stock.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that beginning with our annual report on Form 10-K for the fiscal year ended December 31, 2006, we will be required to furnish a report by management on our internal control over financial reporting. Such report will contain among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Such report must also contain a statement that our auditors have issued an attestation report on our management's assessment of such internal controls. Public Company Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management's assessment of the effectiveness of internal control over financial reporting under Section 404.

        While we believe our internal control over financial reporting is effective, we are still compiling the system and processing documentation and performing the evaluation needed to comply with Section 404, which is both costly and challenging. We cannot be certain that we will be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective as of December 31, 2006 (or if our auditors are unable to attest that our management's report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

        Failure to comply with the new rules may make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

New accounting pronouncements may require us to change the way in which we account for our operational or business activities.

        The Financial Accounting Standards Board, FASB, and other bodies that have jurisdiction over the form and content of our accounts are constantly discussing proposals designed to ensure that companies best display relevant and transparent information relating to their respective businesses. The effect of the pronouncements of FASB and other bodies may have the effect of requiring us to account for revenues and/or expenses in a different manner than at present. In particular, in fiscal 2006, FASB will require us to expense the fair value of stock options, resulting in increased expenses in our income statement and a reduction of our net income and earnings per share. The impact of applying a fair value method of accounting for stock options on a pro-forma basis in accordance with SFAS No. 123 is disclosed in Note 2 to the audited consolidated financial statements.

We could suffer uninsured losses.

        Although we maintain general liability insurance, claims could exceed the coverage obtained or might not be covered by our insurance. While we typically obtain representations from our technology and content providers and contractual partners concerning the ownership of licensed technology and informational content and obtain indemnification to cover any breach of these representations, we still may not receive accurate representations or adequate compensation for any breach of these representations. We may have to pay a substantial amount of money for claims that are not covered by insurance or indemnification or for claims where the existing scope or adequacy of insurance or indemnification is disputed or insufficient.

Current world events and economic trends may have a negative impact on our sales.

        Our sales are subject to risks arising from adverse changes in domestic and global economic conditions and fluctuations in consumer confidence and spending. As a result, our sales may decline as a result of factors beyond our control, such as war and terrorism. These events include ongoing armed conflicts and retaliatory terrorist attacks. Any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the global markets and economy. If any of the foregoing events occur, our sales may decline and our business may be adversely affected.

Our quarterly and annual operating results may fluctuate and our future revenues and profitability are uncertain.

        Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. Our quarterly and annual operating results may be adversely affected by a wide variety of factors, including:

  •
  our ability to maintain revenue growth at current levels or anticipate a decline in revenue from any of our services;

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  our ability to identify and develop new technologies or services and to commercialize those technologies into new services in a timely manner;

  •
  the mix of our services sold during the quarter or year;

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  our ability to make appropriate decisions which will position us to achieve further growth;

  •
  changes in our pricing policies or those of our competitors and other competitive pressures on selling prices;

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  our ability to identify, hire, train, motivate and retain highly qualified personnel, and to achieve targeted productivity levels;

  •
  market acceptance of Internet services generally and of new and enhanced versions of our services in particular;

  •
  our ability to establish and maintain a competitive advantage;

  •
  the continued development of our global distribution channel and our ability to compete in multiple countries successfully as part of our sales and marketing strategy;

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  the number and significance of service enhancements and new service and technology announcements by our competitors;

  •
  our ability to identify, develop, deliver, and introduce in a timely manner new and enhanced versions of our current service offerings that anticipate market demand and address customer needs;

  •
  changes in foreign currency exchange rates and issues relating to the conversion to the Canadian dollar;

  •
  foreign, federal or state regulation affecting our business;

  •
  our ability to continue to attract users to our website;

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  our ability to attract software developers to participate in our Author Resource Center;

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  our ability to continue to attract advertisers to place content on our website

  •
  interruptions in our services;

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  seasonality of the markets and businesses of our customers;

  •
  news relating to our industry as a whole;

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  our ability to enforce our intellectual property rights;

  •
  our ability to manage internet fraud and information theft; and

  •
  changes in methods used for the accounting of stock options.

        Our operating expenses may increase. We base our operating expense budgets on expected revenue trends that are more difficult to predict in periods of economic uncertainty. We intend to continue our efforts to control discretionary spending; however, we will continue to selectively incur expenditures in areas that we believe will strengthen our position in the marketplace. If we do not meet revenue goals, we may not be able to meet reduced operating expense levels and our operating results will suffer. It is possible that in one or more future quarters, our operating results may be below our expectations and the expectations of public market analysts and investors. In that event, the price of our shares of common stock may fall.

Risks Related To the Internet and Our Technology

Our business could be materially harmed if the administration and operation of the Internet no longer rely upon the existing domain system.

        The domain registration industry continues to develop and adapt to changing technology. This development may include changes in the administration or operation of the Internet, including the creation and institution of alternate systems for directing Internet traffic without the use of the existing domain system. Some of our competitors have begun registering domains with extensions that rely on such alternate systems. These competitors are not subject to ICANN accreditation requirements and restrictions. Other competitors have attempted to introduce naming systems that use keywords rather than traditional domains. The widespread acceptance of any alternative systems could eliminate the need to register a domain to establish an online presence and could materially adversely affect our business, financial condition and results of operations.

If Internet usage does not grow or if the Internet does not continue to expand as a medium for commerce, our business may suffer.

        Our success depends upon the continued development and acceptance of the Internet as a widely used medium for commerce and communication. Rapid growth in the uses of, and interest in, the Internet is a relatively recent phenomenon and its continued growth cannot be assured. A number of factors could prevent continued growth, development and acceptance, including:

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  the unwillingness of companies and consumers to shift their purchasing from traditional vendors to online vendors;

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  the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

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  security and authentication issues may create concerns with respect to the transmission over the Internet of confidential information; and

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  privacy concerns, including those related to the ability of websites to gather user information without the user's knowledge or consent, may impact consumers' willingness to interact online.

        Any of these issues could slow the growth of the Internet, which could limit our growth and revenues.

We may be unable to respond to the rapid technological changes in the industry, and our attempts to respond may require significant capital expenditures.

        The Internet and electronic commerce are characterized by rapid technological change. Sudden changes in user and customer requirements and preferences, the frequent introduction of new applications and services embodying new technologies and the emergence of new industry standards and practices could make our applications, services and systems obsolete. The emerging nature of applications and services in the Internet application and services industry and their rapid evolution will require that we continually improve the performance, features and reliability of our applications and services. Our success will depend, in part, on our ability:

  •
  to develop and license new applications, services and technologies that address the increasingly sophisticated and varied needs of our current and prospective customers; and

  •
  to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

        The development of applications and services and other proprietary technology involves significant technological and business risks and requires substantial expenditures and lead-time. We may be unable to use new technologies effectively or adapt our internally developed technology and transaction-processing systems to customer requirements or emerging industry standards. Updating technology internally and licensing new technology from third parties may require us to incur significant additional capital expenditures.

We could experience system failures and capacity constraints which would cause interruptions in our services and ultimately cause us to lose customers.

        Our ability to maintain our computer hardware and software and telecommunications equipment in working order and to reasonably protect them from error and interruption is critical to our success. Failures and interruptions of, and the slowing of response times on, these systems could be caused by:

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  an increase in the traffic on our websites that outstrips our system capacity;

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  natural disasters, power losses, telecommunications failures, break-ins and similar events;

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  computer viruses and electronic break-ins;

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  errors, defects and bugs in software;

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  failure or inability to upgrade technical infrastructure to handle unexpected surges in customer levels and increases in customers' usage of bandwidth;

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  failure of third-party bandwidth providers to maintain the services they supply to us; and

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  failure of infrastructure providers such as electricity providers.

        Our website has experienced slower response times because of increased traffic and has occasionally suffered failures of the computer hardware and software and telecommunications systems that we use to deliver our sites to customers. Substantial or persistent system failures could result in:

  •
  loss of customers;

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  loss of or delay in revenue; and

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  failure to attract new customers or achieve market acceptance.

Our systems face security risks, and any compromise of the security of these systems could result in liability for damages and in lost customers.

        Our security systems may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate customer or proprietary information or cause interruptions in Internet operations. Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service because of the accidental or intentional actions of Internet users, current and former employees or others. We may need to expend significant capital and other resources to protect against the threat of security breaches or alleviate problems caused by breaches. Unauthorized persons may be able to circumvent the measures that are implemented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our websites and the web pages that deliver our content services. Repeated or substantial interruptions could result in the loss of customers and reduced revenues.

        Users might circumvent the measures we take to protect customers' private and confidential information, such as credit card numbers. Security breaches could damage our reputation and expose us to litigation and possible liability, including claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims and for other misuses of personal information, including for unauthorized marketing purposes. We may also incur significant costs to protect against security breaches or to alleviate problems caused by these breaches. In addition, the Federal Trade

Commission in the United States and state agencies have investigated various Internet companies regarding their use of personal information. The federal government has enacted legislation protecting the privacy of consumers' nonpublic personal information. We cannot guarantee that our current information-collection procedures and disclosure policies will be found to be in compliance with existing or future laws or regulations. Our failure to comply with existing laws, including those of foreign countries, the adoption of new laws or regulations regarding the use of personal information that require us to change the way we conduct business or an investigation of our privacy practices, could increase the costs of operating our business.

Lack of consumer confidence in the security of on-line financial transactions could negatively impact our business.

        Consumers may not adopt online services if they are not confident that financial transactions over the Internet can be undertaken securely and confidentially. Although there is security technology currently available for online transactions, many Internet users may not use the Internet for commercial transactions because of security concerns. These concerns may be heightened by well-publicized security breaches of any Internet-related service, which could deter consumers from using our services provided by our solution. If consumers do not have confidence in the security for online services transactions that the current technologies provide, our revenue will not increase and may decrease.

We may be accused of intellectual property infringement of the technology we have employed to support both our back end platform and the products and services we offer to and through our Service Providers and may be sued for damages caused by actual use of the platforms or products and services and we may be required to pay substantial damage awards.

        We seek to ensure that we have licensed or otherwise secured the necessary rights to use and offer for use all intellectual property relating to our platforms and the services we offer Service Providers through the platforms. Despite our efforts, we may be sued by third parties claiming rights in and to the technology we employ or by third parties who claim to have suffered as a result of any use, or inability to use, the platforms, products and services. If we are sued, defense of any such claims may require the resources of both our time and money. If a third-party is successful in its assertions, we may be required to pay damages that may have a material impact on our financial resources.

Governmental and Regulatory Risks

Governmental and regulatory policies or claims concerning the domain registration system, and industry reactions to those policies or claims, may cause instability in the industry and disrupt our domain registration business.

        Before 1999, Network Solutions managed the domain registration system for the .com, .net and .org domains on an exclusive basis under a cooperative agreement with the U.S. government. In November 1998, the U.S. Department of Commerce authorized ICANN to oversee key aspects of the domain registration system. ICANN has been subject to strict scrutiny by the public and by the government in the United States. For example, in the United States, Congress has held hearings to evaluate ICANN's selection process for new top level domains. In addition, ICANN faces significant questions regarding its financial viability and efficacy as a private sector entity. ICANN may continue to evolve both its long term structure and mission to address perceived shortcomings such as a lack of accountability to the public and a failure to maintain a diverse representation of interests on its board of directors. We continue to face the risks that:

  •
  the U.S. or any other government may reassess its decision to introduce competition into, or ICANN's role in overseeing, the domain registration market;

  •
  the Internet community or the U.S. Department of Commerce or U.S. Congress may refuse to recognize ICANN's authority or support its policies, which could create instability in the domain registration system;

  •
  ICANN may lose any one of the several claims pending against it in both the U.S. and international courts, in which case its credibility may suffer and its policies may be discredited;

  •
  ICANN may attempt to impose additional fees on registrars if it fails to obtain funding sufficient to run its operations;

  •
  the terms of the registrar accreditation process could change in ways that are disadvantageous to us; and

  •
  international regulatory bodies, such as the International Telecommunications Union or the European Union, may gain increased influence over the management and regulation of the domain registration system, leading to increased regulation in areas such as taxation and privacy.

        In addition, ICANN has established policies and practices for itself and the companies it accredits to act as domain registries and registrars. Some of ICANN's policies and practices, and the policies and practices adopted by registries and registrars, could be found to conflict with the laws of one or more jurisdictions.

        If any of these events occur, they could create instability in the domain registration system. These events could also disrupt or suspend portions of our domain registration solution, which would result in reduced revenue.

We may be subject to government regulation that may be costly and may interfere with our ability to conduct business.

        Although transmission of our websites primarily originates in Canada and the United States, the Internet is global in nature. Governments of foreign countries might try to regulate our transmissions or prosecute us for violations of their laws. Because of the increasing popularity and use of the Internet, federal, state and foreign governments may adopt laws or regulations in the future concerning commercial online services and the Internet, with respect to:

  •
  user privacy;

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  children;

  •
  copyrights and other intellectual property rights and infringement;

  •
  domains;

  •
  pricing;

  •
  content regulation;

  •
  defamation;

  •
  taxation; and

  •
  the characteristics and quality of products and services.

        Laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. Laws and regulations such as those listed above or others, if enacted, could expose us to substantial liability and increase our costs of compliance and doing business.

Risks Related to this Offering

We do not intend to declare dividends on our common stock in the foreseeable future.

        We anticipate that for the foreseeable future, our earnings, if any, will be retained for use in the business and that no cash dividends will be paid on our common stock. Declaration of dividends on our common stock will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions. See "Market Price and Dividend Policy".

We are controlled by a limited number of principal shareholders, which may limit your ability to influence corporate matters.

        As of June 30, 2005, our five principal shareholders beneficially own approximately 57.6% of our shares of common stock. These shareholders could control the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also could prevent or cause a change in control. The interests of these shareholders may conflict with the interests of our other shareholders.

        Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

        After the completion of this offering, as a result of the sale of the shares of common stock by us and by the selling shareholders, our four remaining principal shareholders will have their aggregate holdings reduced to 23.6% of the outstanding shares of common stock.

Purchasers of shares of common stock offered in this offering will suffer an immediate dilution due to this offering.

        Purchasers of the shares of common stock offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the shares of common stock from the initial public offering price. Additional dilution is likely to occur upon the exercise of outstanding stock options.

Our shares of common stock have been delisted, and investors may find it more difficult to sell our common stock.

        Our shares of common stock were delisted from the Nasdaq SmallCap market in June 2001. Our shares of common stock are now quoted on the OTC Bulletin Board maintained by Nasdaq. The fact that our shares of common stock are not currently listed is likely to make trading shares of our common stock more difficult for broker-dealers, shareholders and investors, potentially leading to further declines in share price. It may also make it more difficult for us to raise additional capital. An investor may find it more difficult to sell our shares of common stock or to obtain accurate quotations of the share price of our common stock. We have made an application to list our common stock on the Toronto Stock Exchange and the American Stock Exchange. Conditional listing approval has not yet been obtained from the Toronto Stock Exchange or the American Stock Exchange and there can be no assurance that our shares of common stock will be listed on the Toronto Stock Exchange, the American Stock Exchange or on any other exchange.

        We are also subject to an SEC rule concerning the trading of so-called penny stocks. Under this rule, broker-dealers who sell securities governed by the rule to persons who are not established customers or accredited investors must make a special suitability determination and must receive the purchaser's written consent to the transaction prior to the sale. This rule may deter broker-dealers from recommending or selling our common stock, which may negatively affect the liquidity of our common stock.

Our share price is highly volatile, which may make it difficult for shareholders to sell their shares of common stock when they want to, at an attractive price.

        Our share price has varied recently and the price of our common stock may decrease in the future, regardless of our operating performance. Investors may be unable to resell their common stock following periods of volatility because of the market's adverse reaction to this volatility.

        The following factors may contribute to this volatility:

  •
  actual or anticipated variations in our quarterly operating results;

  •
  interruptions in our services;

  •
  seasonality of the markets and businesses of our customers;

  •
  announcements of new technologies or new services by our company or our competitors;

  •
  our ability to accurately select appropriate business models and strategies;

  •
  the impact that terrorist acts or military action may have on global economic conditions and the impact that this will have on our customers or business;

  •
  the operating and stock price performance of other companies that investors may view as comparable to us;

  •
  news relating to our industry as a whole; and

  •
  news relating to trends in our markets.

        The stock market in general, and the market for Internet-related companies in particular, including our company, has experienced extreme volatility. This volatility often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may cause the price of our shares of common stock to drop, regardless of our performance.

Future sales of shares of common stock by our existing shareholders could cause our share price to fall.

        If our shareholders sell substantial amounts of shares of common stock in the public market, the market price of the shares of common stock could fall. The perception among investors that these sales will occur could also produce this effect.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements.

        These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and projections of the future, about which we cannot be certain or even relatively certain. Many factors affect our ability to achieve our objectives and to successfully develop and commercialize our services including:

  •
  Our ability to successfully complete this offering and become listed on the American and Toronto Stock Exchanges;

  •
  Our ability to continue to generate sufficient working capital to meet our operating requirements;

  •
  Our ability to maintain a good working relationship with our vendors and customers;

  •
  The ability of vendors to continue to supply our needs;

  •
  Actions by our competitors;

  •
  Our ability to achieve gross profit margins at which we can be profitable;

  •
  Our ability to attract and retain qualified personnel in our business;

  •
  Our ability to effectively manage our business;

  •
  Our ability to obtain and maintain approvals from regulatory authorities on regulatory issues; and

  •
  Pending or new litigation.

        In addition, you should refer to the "Risk Factors" section of this prospectus for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all.

        You should read this prospectus completely. In some cases, you can identify forward-looking statements by the following words: "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of these terms or other comparable terminology. We may not update these forward-looking statements, even though our situation may change in the future.

        We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

        We estimate that the net proceeds from our sale of 8,176,173 shares of our common stock in this offering will be approximately $6.6 million, or approximately $7.8 million if the underwriters exercise their over-allotment option to purchase an additional 1,226,426 shares of common stock in full, assuming an offering price of $1.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of 21,823,827 shares of common stock by the selling shareholders. The selling shareholders will receive net proceeds of approximately $20.5 million assuming an offering price of $1.00 per share and after deducting the estimated underwriting discounts and commissions. The selling shareholders will not pay for the expenses of the offering.

        We intend to use the net proceeds of this offering approximately as follows:

  •
  $4.0 million to finance future acquisitions, investment or licensing arrangements in businesses or services with technologies complementary to our business;

  •
  $0.3 million to expand international sales and marketing initiatives;

  •
  $1.0 million to advance new and existing service offerings; and

  •
  $1.3 million for general corporate purposes, including working capital needs.

        Any net proceeds to us from the sale of shares of our common stock upon any exercise of the over-allotment option will be used for general corporate purposes, including working capital needs, expanding international sales and marketing intiatives and to advance new and existing service offerings.

        Our potential use of net proceeds for future acquisitions, investment or licensing arrangements is focused on companies with technologies that are complementary to our business and may include companies that will expand the functionality of our service offerings or broaden our relationships with Service Providers. Although we periodically evaluate acquisitions, investments and licensing arrangements, at this time, we do not have any commitments or agreements with respect to any specific transaction. To the extent that we identify and proceed with an acquisition or investment opportunity in the future, this may result in a use of funds that materially affects the allocation of the net proceeds of this offering received by us.

        While we currently anticipate that we will use the net proceeds of this offering as set forth above, we may re-allocate the net proceeds after giving consideration to our growth strategy relative to market and other conditions in effect at that time. Pending the uses described above, we intend to invest the net proceeds in short- to medium-term, interest-bearing, investment-grade securities.

MARKET PRICE AND DIVIDEND POLICY

Market Price of Common Stock

        Our common stock trades on the OTC Bulletin Board maintained by Nasdaq under the symbol "TCOW." On July 6, 2005, the last reported trade of our common stock on the OTC Bulletin Board was $1.00 per share. The following table sets forth the range of high and low sales prices for our common stock and the volume of shares traded for the periods indicated.

	High	Low	Volume
2005
First Quarter	$1.32	$0.68	28,043,910
Second Quarter	1.02	0.78	7,486,080
Third Quarter (through July 6, 2005)	1.02	0.98	1,159,470
2004
First Quarter	$0.76	$0.41	10,479,240
Second Quarter	0.86	0.54	7,735,030
Third Quarter	0.63	0.45	2,683,410
Fourth Quarter	0.79	0.47	9,069,890
2003
First Quarter	$0.32	$0.20	2,186,700
Second Quarter	0.35	0.23	5,254,400
Third Quarter	0.40	0.26	7,155,400
Fourth Quarter	0.55	0.27	9,849,870

        As of June 30, 2005, we had 281 shareholders of record, which excludes shareholders whose shares are held in nominee or "street" name by brokers.

Dividend Policy

        We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and expand our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors our board of directors may deem relevant.

CONSOLIDATED CAPITALIZATION

        The following table sets forth our consolidated capitalization as at the dates indicated after giving effect to this offering. The table should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

        The as adjusted capitalization as of March 31, 2005 reflects:

  •
  our sale of 8,176,173 shares of common stock in this offering at an assumed offering price of $1.00 per share and after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us;

  •
  the release in April 2005 of 780,837 shares of common stock that were previously in escrow pursuant to the Stock Purchase Agreement between Tucows Inc., Boardtown Corporation and the shareholders of Boardtown named therein, dated April 20, 2004, as amended; and

  •
  our issuance of 14,363 shares of common stock pursuant to option exercises between March 31, 2005 and June 30, 2005.

		As at March 31, 2005
	As at December 31, 2004
		Actual	As Adjusted
	(unaudited)	(unaudited)	(unaudited)
	(in thousands of U.S. dollars except share amounts)
Cash and cash equivalents	$13,915	$15,007	$21,653

Stockholders' equity
Share capital common stock	$9,541	$9,722	$17,069
	(66,817,250 shares of common stock)	(67,297,465 shares of common stock)	(76,268,838 shares of common stock)
Additional paid in capital	50,062	50,062	50,062
Deficit	(52,146)	(51,703)	(51,703)

Total stockholders' equity	$7,457	$8,081	$15,428

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other financial data included in this prospectus.

        We have derived the statement of operations information for the years ended December 31, 2004, 2003 and 2002 and the balance sheet information as of December 31, 2004 and 2003 from our audited consolidated financial statements which are included in the prospectus. We have derived the statement of operations information for the years ended December 31, 2001 and 2000 and the balance sheet information as of December 31, 2002, 2001 and 2000 from our audited consolidated financial statements which are not included in this prospectus. We have derived the statement of operations information for the three months ended March 31, 2005 and 2004 and the balance sheet data as of March 31, 2005 from our unaudited consolidated financial statements which are included in this prospectus. Our unaudited consolidated financial statements include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of those statements. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for any future period.

Consolidated Statement of Operations Data

	Three months ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)		(audited)
	(in thousands of U.S. Dollars, except share and per share data)
Net revenues	$11,802	$10,175	$44,717	$37,195	$37,046	$31,590	$14,440
Cost of revenues	7,221	6,446	27,566	22,990	23,108	21,106	7,785

Gross profit	4,581	3,729	17,151	14,205	13,938	10,484	6,655
Operating expenses:
Sales and marketing	1,352	1,221	5,068	3,850	3,771	6,380	11,121
Technical operations and development	1,323	1,011	4,549	3,935	3,726	5,053	4,132
General and administrative	1,391	1,073	4,108	3,998	4,523	4,013	4,704
Depreciation of property and equipment	242	313	1,119	1,490	2,676	3,203	1,701
Loss on write-off of property and equipment						130	—
Amortization of intangible assets	59	—	158	—	222	3,657	11,617
Write-down of intangible assets						1,325	11,325

Total operating expenses	4,367	3,618	15,002	13,273	14,918	23,761	44,600

Income (loss) from operations	214	111	2,149	932	(980)	(13,277)	(37,945)
Other income (expenses)
Interest income, net	77	38	201	131	102	(136)	215
Gain on disposal of Electric Library subscription assets	—	—	—	—	1,847	—	—
Gain on disposal of Liberty Registry Management Services Inc.	—	—	—	1,000	1,955	—	—
Loss on disposal of Eklektix Inc.	—	—	—	—	(44)	—	—
Write down of investment in bigchalk.com	—	—	—	—	(1,013)	—	—

Total other income (expenses)	77	38	201	1,131	2,847	(136)	215

Income (loss) before provision for income taxes	291	149	2,350	2,063	1,867	(13,413)	(37,730)
Provision for (recovery of) income taxes	(152)	—	(3,150)	—	—	—	—

Net income (loss) for the period	$443	$149	$5,500	$2,063	$1,867	$(13,413)	$(37,730)

Basic and diluted income (loss) per common share	$0.01	$0.00	$0.08	$0.03	$0.03	$(0.24)	$(8.79)

Shares used in computing basic income (loss) per common share	66,883,487	64,690,887	66,079,104	64,626,429	64,626,429	56,152,735	4,291,500

Shares used in computing diluted income (loss) per common share	71,604,368	66,989,744	68,051,579	64,725,929	64,626,429	56,152,735	4,291,500

Consolidated Balance Sheet Data

	As at March 31,	As at December 31,
	2005	2004	2003	2002	2001	2000
	(unaudited)	(audited)
	(in thousands of U.S. Dollars)
Cash and cash equivalents (including restricted cash)	$15,007	$14,375	$13,045	$9,782	$4,814	$2,170
Working capital (deficit)	4,903	4,033	2,202	(1,066)	(6,947)	(9,730)
Total assets	49,558	47,304	35,336	28,853	25,589	22,526
Deferred revenue	35,756	33,251	28,589	24,361	22,714	15,808
Long-term obligations, net of current portion	—	—	—	—	52	—
Stockholders' equity (deficiency)	8,081	7,457	866	(1,360)	(3,390)	(1,697)
Total liabilities and stockholders' equity (deficiency)	49,558	47,304	35,336	28,853	25,589	22,526

Consolidated Cash Flow Data

	Three months ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)		(audited)
	(in thousands of U.S. Dollars)
Cash provided by (used in) operating activities	$655	$567	$4,668	$3,220	$3,438	$(6,064)	$(454)
Cash provided by (used in) financing activities (note 1)	181	153	726	—	(111)	3,000	5,308
Cash provided by (used in) investing activities (note 1)	256	24	(4,392)	848	703	5,708	(4,353)

Note 1: Excludes non-cash investing and financing activities

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis is set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We provide Internet services and downloadable software to end-users through a distribution network of more than 6,000 Service Providers in over 100 countries. We are an accredited registrar with ICANN as well as 13 other national registries, and we generate revenue primarily through the provision of domain registration and other Internet services to Service Providers who offer such services to their own customers.

Net Revenues

        We generate net revenues primarily through the provision of domain registration and ancillary services. Additional revenue is generated from advertising and other services. We also generated net revenues from subscription fees associated with our search and reference services, Electric Library and Encyclopedia.com, until we sold the assets associated with such services in August 2002.

  Domain registration and ancillary services

        We generate revenues from the provision of Internet services on both a wholesale and retail basis. To date, the majority of net revenues has been derived from the sale of services provided as an accredited domain registrar. As of March 31, 2005, we offered registration services for gTLDs, .com, .net, .org, .info, .name and .biz and ccTLDs .at, .be, .ca, ..cc, .ch, .cn, .de, .fr, .it, .nl, .uk, .tv and .us.

        We receive revenues for each domain registration or ancillary service processed through our system by Service Providers.

        With respect to the sale of domain registrations, we earn registration fees in connection with each new, renewed and transferred-in registration and from providing provisioning services to Service Providers and registrars on a monthly basis. Domain registrations are generally purchased for terms of one to ten years. Payments for the full term of all services, or billed revenue, are received at the time of activation of service and where appropriate are recorded as deferred revenue and are recognized as earned ratably over the term of provision of service. This accounting treatment reasonably approximates a recognition pattern that corresponds with the provision of the services during the quarters and the year.

        Ancillary services currently consist of digital certificates, billing, provisioning and customer care software solutions, email and anti-spam services, blogware and website building tools which are used by our Service Providers to create bundles of Internet services for their end-users. We earn fees when an ancillary service is activated. Ancillary services are generally purchased for terms of one month to three years. Payments for domain registrations and ancillary services are for the full term of all services at the time of activation of service and where appropriate are recorded as deferred revenue and are recognized as earned ratably over the term of provision of service. This accounting treatment reasonably approximates a recognition pattern that corresponds with the provision of the services during the quarters and the year.

        On a retail basis, we offer Internet services directly to end-users through our Domain Direct division. These services include domain registration, email, blogware, hosting and website creation. Depending on the service offered, Domain Direct receives standard fees for its services that are published on its website. In addition, Domain Direct offers referral commissions based on a percentage of net registration revenues to participants in its affiliate program.

  Advertising and other revenue

        We also generate advertising and other revenue through our online libraries of shareware, freeware and online services presented at our website, www.tucows.com. Advertising revenue is generated from third-party advertisers and from software developers who rely on us as a primary source of distribution. Software developers use our Author Resource Center, or ARC, to submit their products for inclusion in our software libraries and to purchase promotional placement of their software in the library categories, as well as purchase other promotional services on a cost-per-click through or flat rate basis. Software developers are able to promote their software through advertising services including keyword search placements, banners, promotional placements, expedited reviews and premium data services. Revenue is also generated from companies who contract with us to provide them with co-branded content. Advertising and other revenue is recognized ratably over the period in which it is presented. We have in the past also entered into barter transactions, which are a component of advertising revenues. Barter transactions are the exchange of advertising space on our website for reciprocal space or traffic on other websites. Revenues and expenses are recognized from advertising barter transactions when the value of the advertising surrendered is determinable based on our historical practice of receiving cash for similar advertising. We did not undertake any barter transactions during the three months ended March 31, 2005 or in the years ended December 31, 2004 or 2003, and recognized barter revenue of approximately $51,000 for the year ended December 31, 2002.

Critical Accounting Policies

        The following is a discussion of our critical accounting policies and methods. Critical accounting policies are defined as those that are both important to the portrayal of our financial condition and results of operations and are reflective of significant judgments and uncertainties made by management that may result in materially different results under different assumptions and conditions. Note 2 of the notes to the audited consolidated financial statements for the year ended December 31, 2004 includes a more complete description of the significant accounting policies and methods used in the preparation of our consolidated financial statements.

        The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate the application of these estimates, including those related to the recoverability of investments, product development costs, revenue recognition and deferred revenue and accounting for income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual amounts could differ significantly from these estimates.

  Revenue recognition policy

        We earn revenues from:

  •
  Domain registration fees on both a wholesale and retail basis and ancillary services; and

  •
  Advertising and other revenue.

        With respect to the sale of domain registrations, we earn registration fees in connection with each new, renewed and transferred-in registration and from providing provisioning services to Service Providers and registrars on a monthly basis. Domain registrations are generally purchased for terms of one to ten years. Payments for the full term of all services, or billed revenue, are received at the time of activation of service and where appropriate are recorded as deferred revenue and are recognized as earned ratably over the term of provision of service. This accounting treatment reasonably approximates a recognition pattern that corresponds with the provision of the services during the quarters and the year.

        We also generate advertising and other revenue through our online libraries of shareware, freeware and online services presented at our website, www.tucows.com. Advertising and other revenue is recognized ratably over the period in which it is presented. To the extent that the minimum number of impressions we guarantee to customers is not met, we defer recognition of the corresponding revenues until the guaranteed impressions are achieved.

        Changes to contractual relationships in the future could impact the amounts and timing of revenue recognition.

        In those cases where payment is not received at the time of sale, additional conditions for recognition of revenue apply. The conditions are (i) that the collection of sales proceeds is reasonably assured and (ii) that we have no further performance obligations. We record expected refunds, rebates and credit card charge-backs as a reduction of revenues at the time of the sale based on historical experiences and current expectations. Should these expectations not be met, adjustments will be required in future periods.

        We establish reserves for possible uncollectible accounts receivable and other contingent liabilities which may arise in the normal course of business. Historically, credit losses have been within our expectations and the reserves we have established have been appropriate. However, we have, on occasion, experienced issues which have led to accounts receivable not being fully collected. Should these issues occur more frequently, additional reserves may be required.

  Product development costs

        We account for the costs of computer software developed or obtained for internal use in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1: Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, as more fully described in Note 2 to our audited consolidated financial statements for the year ended December 31, 2004. Our policy on capitalizing internally developed software costs determines the timing of its recognition of certain development costs. In addition, this policy determines whether the cost is classified as development expense or depreciation of property and equipment. Management reassesses these judgments on an ongoing basis. Changes in management's assessment could impact the recognition of development costs in our accounts.

  Valuation of long-lived assets

        Our business acquisitions typically result in goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment expense that we may incur. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. In addition to annual evaluation of the carrying value of goodwill, we review our identifiable intangibles, long-lived assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that we consider important that could trigger an impairment review include the following:

  •
  a significant underperformance relative to expected historical or projected future operating results;

  •
  a significant change in the manner of our use of the acquired asset or the strategy for our overall business; or

  •
  a significant negative industry or economic trend.

        When we determine that the carrying value of intangibles, long-lived assets or goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow model using a discount rate determined by management to be commensurate with the risk inherent in our current business model. Management will base its estimates in preparing the discounted cash flows on historical experience and on various other assumptions, including current market trends and developments, ongoing customer developments and general economic factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates under different assumptions or conditions.

  Accounting for income taxes

        We account for income taxes under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109. Under the asset and liability method, we recognize deferred tax assets or liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities. We record a valuation allowance to reduce the net deferred tax assets when it is more likely than not that the benefit from the deferred tax assets will not be realized. In assessing the need for a valuation allowance, historical and future levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies are considered. In the event that it is determined that the deferred tax assets to be realized in the future would be in excess of the net recorded amount, an adjustment to the deferred tax asset valuation allowance would be recorded. This adjustment would increase income in the period such determination was made. Likewise, should it be determined that all or part of a recorded net deferred tax asset would not be realized in the future, an adjustment to increase the deferred tax asset valuation allowance would be charged to income in the period such determination would be made.

        On a periodic basis, we evaluate the probability that our deferred tax asset balance will be recovered to assess its realizability. To the extent we believe it is more likely than not that some portion of our deferred tax assets will not be realized, we will increase the valuation allowance against the deferred tax assets. Realization of our deferred tax assets is dependent primarily upon future taxable income. Our judgments regarding future profitability may change due to future market conditions, changes in U.S. or international tax laws and other factors. These changes, if any, may require possible material adjustments to these deferred tax assets, resulting in a reduction in net income or an increase in net loss in the period when such determinations are made.

  Accounting for stock-based employee compensation

        We account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and comply with the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," or SFAS 123. Under APB Opinion No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference between the deemed fair value of our common stock and the exercise price on the date of grant. The determination of the volatility, expected term and other assumptions used to determine the fair value of stock options granted under SFAS 123 for footnote disclosure purposes involves subjective judgment and the consideration of a variety of factors, including our historical stock price and option exercise activity to date.

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," or SFAS 123R, which requires companies to expense the fair value of employee stock options and other forms of share-based compensation. Accordingly, SFAS 123R eliminates the use of the intrinsic value method to account for share-based compensation transactions as provided under APB Opinion No. 25. Under SFAS 123R, we are required to determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. We currently use the Black-Scholes option-pricing model to value options for pro-forma financial statement disclosure purposes. The use of a different model to value options may result in a different fair value than the use of the Black-Scholes option-pricing model. We are required to adopt SFAS 123R in the first quarter of fiscal 2006. We are evaluating the requirements of SFAS 123R to assess what impact its adoption will have on our financial position and results of operations.

Results of operations for the three months ended March 31, 2005 as compared to the three months ended March 31, 2004

Net revenues

	Three months ended March 31,
	2005	2004
Net revenues	$11,801,706	$10,174,909
Increase over prior period	$1,626,797
Increase—percentage	16%

        Total net revenues for the three months ended March 31, 2005 increased to $11.8 million from $10.2 million for the three months ended March 31, 2004.

        During the three months ended March 31, 2005, no customer accounted for more than 10% of billed revenue, and one customer accounted for 11% of accounts receivable at March 31, 2005. Subsequent to the quarter end, these amounts were fully collected.

Domain and ancillary services

        Net revenues from domain and ancillary services for the three months ended March 31, 2005 increased by $1.2 million, or 12.7%, to $10.8 million from $9.6 million for the three months ended March 31, 2004, primarily as a result of increased volumes from new and existing customers, as well as the additional revenue earned as a result of the April 2004 acquisition of Boardtown Corporation.

        During the three months ended March 31, 2005, the number of domains we processed increased by approximately 100,000 to approximately 1.1 million new, renewed and transferred-in domain registrations, compared to the three months ended March 31, 2004. This increase was due primarily to our continuing to compete aggressively to attract new clients and retain existing customers to protect our current market share and improve our competitive position. These actions have resulted in our average selling price declining, which has partially offset the impact of the increased transaction volume on our revenue and profitability. We may face continued pricing pressure in order to remain competitive, which would adversely impact our revenues and profitability.

        While we anticipate that the number of new, renewed and transferred-in domain registrations will incrementally increase, the volatility in the market could affect the growth of domains under our management. During the three months ended March 31, 2005, the total number of domains under our management increased by approximately 100,000 to approximately 4.5 million.

        Deferred revenue from domain registrations and ancillary services at March 31, 2005 increased to approximately $35.8 million from approximately $31.4 million at March 31, 2004.

Advertising and other revenue

        Advertising and other revenue for the three months ended March 31, 2005 increased by approximately $400,000, or 72%, to approximately $981,000 compared to approximately $571,000 for the three months ended March 31, 2004. The increase was predominantly the result of growth in advertising revenue from third-party advertisers.

Cost of revenues

        Cost of revenues includes the costs associated with providing domain registration and ancillary services, advertising and other revenue and network costs.

        Cost of revenues for domain registrations represents the amortization of registry fees on a basis consistent with the recognition of revenues from our customers, namely ratably over the term of provision of the service. Registry fees, the primary component of cost of revenues, are paid in full when the domain is registered, and are recorded as prepaid domain registry fees. Costs of revenues for ancillary services consist of fees paid to third-party service providers and are recognized ratably over the periods in which the services are provided. We have minimal direct cost of revenues associated with our advertising and other revenues. Therefore, the gross profit margin on advertising revenue is approximately 100% and, accordingly, any increase or decrease in advertising and other revenue represents an increase or a reduction of our gross profit of the same amount. Network costs include personnel and related expenses, including bandwidth and co-location expenses to support the supply of products and services. Bandwidth and co-location expenses are composed primarily of communication and provisioning costs related to the management and support of our network.

	Three months ended March 31,
	2005	2004
Cost of revenues	$7,221,205	$6,445,415
Increase over prior period	$775,790
Increase—percentage	12%
Percentage of revenues	61%	63%

        Cost of revenues for the three months ended March 31, 2005 increased by approximately $800,000, or 12%, to $7.2 million from $6.4 million for the three months ended March 31, 2004. The increase was primarily the result of higher costs attributable to higher volumes of domain registrations and ancillary services, and as a result of the change in nature of the ICANN accreditation fee.

        Registry fees, the primary component of cost of revenues, are paid in full when the domain is registered. Registry fees are recorded as prepaid domain registry fees and are recognized ratably over the term of provision of the service. Ancillary service costs and ICANN accreditation transaction fees are generally paid either monthly or quarterly. Services provided over periods longer than one month are recognized ratably over the term of provision of the service. Effective November 1, 2004, ICANN's members voted to change the basis whereby registrars pay their variable accreditation fee to a transaction based fee of $0.25 per domain year registered. As this fee is now being charged as a transaction fee, we are no longer expensing this fee to sales and marketing, but are allocating it to cost of goods sold and are recognizing it ratably over the term of provision of the service. We anticipate that cost of revenues will continue to increase in absolute dollars primarily as a result of continued growth in domain registration and ancillary services.

        Prepaid domain registration and ancillary services fees at March 31, 2005 increased by approximately $3.7 million, to approximately $24.1 million from approximately $20.4 million at March 31, 2004.

        Cost of revenues of downloadable software distribution services includes the costs of network operations. These costs remained relatively flat at approximately $317,000, primarily as a result in decreased bandwidth costs. This decrease in bandwidth costs was offset in part by an increase in people costs primarily as a result of increased hours of operation. The cost of network operations is comprised primarily of communication costs, equipment maintenance, and employee and related costs directly associated with the management and maintenance of the network. We expect communication costs to increase as our network expands geographically and network activity increases.

Sales and marketing

        Sales and marketing expenses consist primarily of personnel costs. These costs include commissions and related expenses of our sales, product management, public relations, call center, support and marketing personnel. Other sales and marketing expenses include customer acquisition costs, advertising and other promotional costs.

	Three months ended March 31,
	2005	2004
Sales and marketing	$1,352,454	$1,220,534
Increase over prior period	$131,920
Increase—percentage	11%
Percentage of revenues	11%	12%

        Sales and marketing expenses during the three months ended March 31, 2005 increased by approximately $132,000, or 11%, to approximately $1.4 million compared to approximately $1.2 million during the three months ended March 31, 2004.

        The increase was primarily the result of increased people costs, including contractors, of approximately $270,000, related to ongoing initiatives to improve customer service and expand our sales reach. Also included in the increase in sales and marketing expenses is an increase of approximately $70,000 primarily related to travel incurred as a result of efforts to extend our sales reach.

        The increase was partly offset by a decrease in ICANN fees of approximately $144,000, which, effective November 2004, is included under cost of goods sold (as discussed under cost of revenues above), a decrease in marketing expenses of approximately $44,000 and a decrease in stock-based compensation of approximately $20,000, which was fully expensed by the end of March 2004.

        We believe that sales and marketing expenses will continue to increase, in absolute dollars, as we adjust our marketing programs and sales strategies to meet future opportunities in the marketplace.

Technical operations and development

        Technical operations and development expenses consist primarily of personnel costs and related expenses required to support the development of new or enhanced service offerings and the maintenance and upgrading of existing infrastructure. This includes expenses incurred in the research, design and development of technology that we use to register domain and to supply ancillary services, as well as expenses to distribute our downloadable software services. Editorial costs relating to the rating and review of the software content libraries are included in technical operations and development. In accordance with the American Institute of Certified Public Accountants Statement of Position 98-1: Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, costs incurred during the application development stage only are capitalized and primarily include personnel costs for employees directly related to the development project. All other costs incurred are expensed as incurred.

	Three months ended March 31,
	2005	2004
Technical operations and development	$1,322,785	$1,011,422
Increase over prior period	$311,363
Increase—percentage	31%
Percentage of revenues	11%	10%

        Technical operations and development expenses for the three months ended March 31, 2005 increased approximately $311,000, or 31%, to approximately $1.3 million from approximately $1.0 million for the three months ended March 31, 2004.

        The increase was primarily the result of people related costs including contract and outside service costs, which increased by approximately $347,000 and reflects our ongoing commitment to enhance and extend our OpenSRS platform.

        This increase was primarily offset by an increase of approximately $44,000 in the level of capitalization of personnel costs for employees directly related to the application development stage of development projects.

        We expect technical operations and development expenses to increase slightly, in absolute dollars, going forward as our business continues to grow and as we further develop our applications and services.

General and administrative

        General and administrative expenses consist primarily of compensation and related costs for managerial and administrative personnel, fees for professional services, public listing expenses, rent and other general corporate expenses.

	Three months ended March 31,
	2005	2004
General and administrative	$1,390,762	$1,073,072
Increase over prior period	$317,690
Increase—percentage	30%
Percentage of revenues	12%	11%

        General and administrative expenses for the three months ended March 31, 2005 increased by approximately $318,000, or 30%, to $1.4 million from $1.1 million for the three months ended March 31, 2004.

        The increase in general and administrative expenses generally reflects the more sophisticated infrastructure needed to support the constantly evolving needs we experience as the size and scope of our business continues to grow. This resulted in increases in people related costs including contract and outside service costs, facility costs, provision for doubtful accounts, public listing expenses, investor and public relations expenses, telephone and supplies totaling approximately $164,000, and an increase in professional fees of approximately $192,000. The increase in professional fees is primarily attributable to a proposed reorganization that was anticipated by management to have resulted at that time in a more efficient cross-border corporate structure. We also recorded a slightly higher foreign exchange loss of approximately $67,000 for the three months ended March 31, 2005 compared to approximately $41,000 for the three months ended March 31, 2004, reflecting the continued strengthening in the Canadian dollar.

        These increases were partially offset by reductions in business and state taxes, directors and officer's liability insurance, travel and other miscellaneous expenses of approximately $64,000 during the three months ended March 31, 2005 compared to the three months ended March 31, 2004.

        We expect general and administrative expenses to continue to increase, in absolute dollars, as our business continues to grow and the impact of a higher Canadian dollar, more fully described in the risk factors above, is recognized.

Depreciation of property and equipment

        Property and equipment is depreciated on a straight-line basis over the estimated useful life of the assets.

	Three months ended March 31,
	2005	2004
Depreciation of property and equipment	$241,873	$312,986
Decrease over prior period	$(71,113)
Decrease—percentage	(23)%
Percentage of revenues	2%	3%

        The decrease in depreciation for the three months ended March 31, 2005 compared to the corresponding period in 2004 was primarily due to certain of our older computer software being fully depreciated. We do however expect that depreciation of property and equipment will increase, in absolute dollars, as we continue to enhance and add functionality to our service offerings.

Amortization of intangible assets

        Amortization of intangible assets consists of amounts arising in connection with the acquisition of Boardtown Corporation in April 2004. The technology, brand and customer relationships purchased are amortized on a straight-line basis over seven years, while the non-competition agreements entered into with the former owners of Boardtown Corporation are amortized on a straight-line basis over three years.

	Three months ended March 31,
	2005	2004
Amortization of intangible assets	$59,040	$—

Other income

	Three months ended March 31,
	2005	2004
Other income, net	$77,248	$37,633

        Other income includes net interest income of approximately $77,000 for the three month period ended March 31, 2005 and approximately $38,000 for the three month period ended March 31, 2004.

Income taxes

        In preparing our financial statements, we make estimates of our current tax obligations and temporary differences resulting from differences in reporting items for financial statement and tax purposes. We recognize deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Valuation allowances based on management's judgment are established when appropriate to reduce the carrying value of deferred tax assets to the amounts expected to be realized.

	Three months ended March 31,
	2005	2004
Provision for (recovery of) income taxes	$(151,975)	$—

        We operate in various tax jurisdictions, and accordingly, our income is subject to varying rates of tax. Losses incurred in one jurisdiction cannot be used to offset income taxes payable in another. No provision for income taxes was recorded for the three months ended March 31, 2005 and 2004 because we had net operating losses to offset against our operating income. Our ability to use income tax loss carryforwards and future income tax deductions is dependant upon our operations in the tax jurisdictions in which such losses or deductions arise.

        We are entitled to certain Canadian investment tax credits for qualifying research and development activities performed in Canada. During the three months ended March 31, 2005, we recorded a tax recovery, net of Canadian provincial taxes otherwise payable, in the amount of approximately $152,000, representing the actual investment tax credit payment received from the Canadian authorities with respect to research and development undertaken in 2001, 2002 and 2003.

Results of operations for the year ended December 31, 2004 compared to December 31, 2003

Net revenues

	2004	2003
Net revenues	$44,717,155	$37,194,747
Increase over prior year	$7,522,408
Increase—percentage	20%

        Total net revenues for the year ended December 31, 2004 increased to $44.7 million from $37.2 million for the year ended December 31, 2003.

        During the year ended December 31, 2004, no customer accounted for more than 10% of billed revenue, and two customers accounted for 27% of accounts receivable at December 31, 2004. Subsequent to the fiscal year end, these amounts were fully collected.

Domain and ancillary services

        Net revenues from domain and ancillary services for the year ended December 31, 2004 increased by $6.4 million, or 18.2%, to $41.5 million from $35.1 million for the year ended December 31, 2003, primarily as a result of increased volumes from new and existing customers, as well as the additional revenue earned as a result of the April 2004 acquisition of Boardtown Corporation.

        During the year ended December 31, 2004, the number of domains we processed increased by approximately 570,000 to approximately 3.7 million new, renewed and transferred-in domain registrations, compared to the year ended December 31, 2003. This increase was due primarily to our continuing to compete aggressively to attract new clients and retain existing customers to protect our current market share and improve our competitive position. These actions have resulted in our average selling price declining, which has partially offset the impact of the increased transaction volume on our revenue and profitability. We may face continued pricing pressure in order to remain competitive, which would adversely impact our revenues and profitability. The renewal rate for domain registrations increased to approximately 65% for the year ended December 31, 2004 compared to approximately 60% for the year ended December 31, 2003.

        During the year ended December 31, 2004, the total number of domains under our management increased by approximately 600,000 to approximately 4.4 million.

        Deferred revenue from domain registrations and ancillary services at December 31, 2004 increased to approximately $33.2 million from approximately $28.6 million at December 31, 2003. During the year, one of our Service Providers become an accredited registrar and transferred the domains under our accreditation account to its own account. The impact of the transfer of these domains, which included a large number of multiple year registrations, is that we have no future obligations in connection with these domains. As a result, we recognized all the deferred revenue previously recorded relating to these domains of approximately $1.1 million as revenue during the year. During 2005, we expect more of our high volume Service Providers will not want to incur the costs and complexities of building their own in-house systems, and will explore if they can derive more value from our service bureau model by becoming accredited registrars and moving onto our OpenHRS platform. We will thus continue to earn a monthly provisioning fee, as these customers will continue to use our OpenHRS platform.

Advertising and other revenue

        Advertising and other revenue for the year ended December 31, 2004 increased by approximately $1.2 million, or 57%, to approximately $3.2 million compared to approximately $2.0 million for the year ended December 31, 2003. The increase was predominantly the result of growth in syndicated advertising revenue.

Cost of revenues

	2004	2003
Cost of revenues	$27,566,066	$22,990,227
Increase over prior year	$4,575,839
Increase—percentage	20%

        Cost of revenues for the year ended December 31, 2004 increased by approximately $4.6 million, or 20%, to $27.6 million from $23.0 million for the year ended December 31, 2003. The increase was primarily the result of higher costs of approximately $4.1 million attributable to higher volumes of domain registrations, and to a smaller extent as a result of the change in nature of the ICANN accreditation fee, which is described above in the March 31 comparison of cost of revenues. In addition, cost of goods increased as a result of increased volumes of digital certificates and other ancillary services costs. We anticipate that cost of revenues will continue to increase in absolute dollars primarily as a result of continued growth in domain registration and ancillary services.

        Prepaid domain registration and ancillary services fees at December 31, 2004 increased to approximately $22.1 million from approximately $18.3 million at December 31, 2003. During the year, one of our Service Providers become an accredited registrar and transferred the domains under our accreditation account to its own account. The impact of the transfer of these domains, which included a large number of multiple year registrations, is that we have no future obligations in connection with these domains. As a result, we recognized all the prepaid cost of revenues previously recorded relating to these domain of approximately $800,000 as cost of revenue during the year. During 2005, we expect more of our high volume Service Providers to begin exploring if they can derive more value from our service bureau model by becoming accredited registrars and moving onto our OpenHRS platform. If this happens, it is likely to have a negative effect on our growth in prepaid domain and ancillary service fees as, on a relative basis, we will be earning more of our revenue on a monthly basis.

        Cost of revenues of downloadable software distribution services includes the costs of network operations. These costs decreased by approximately $73,000 to approximately $1.2 million, primarily as a result in decreased bandwidth costs. This decrease in bandwidth costs was offset in part by an increase in people costs primarily as a result of increased hours of operation and incentive compensation for senior managers paid under the 2004 at risk incentive compensation plan, or the At Risk Plan.

Sales and marketing

	2004	2003
Sales and marketing	$5,067,841	$3,850,081
Increase over prior year	$1,217,760
Increase—percentage	32%
Percentage of revenues	11%	10%

        Sales and marketing expenses during the year ended December 31, 2004 increased by approximately $1.2 million, or 32%, to approximately $5.1 million compared to approximately $3.9 million during the year ended December 31, 2003.

        The increase was primarily the result of increased people costs, including contractors, of approximately $1.1 million, related to ongoing initiatives to improve customer service and expand our sales reach. Since we exceeded the performance thresholds established by the compensation committee for the at risk portion of the fiscal 2004 incentive compensation plan, included in the increase in personnel costs is an amount of approximately $198,000 for senior managers and executive officers under this plan. Also included in the increase in sales and marketing expenses is an increase of approximately $107,000 primarily related to travel incurred as a result of efforts to extend our sales reach and increased ICANN fees of approximately $125,000, reflecting the larger levy imposed on us as a result of increases in the ICANN budget and the increased number of domains we have under management.

        The increase was partly offset by a decrease in stock-based compensation of approximately $93,000 for the year ended December 31, 2004. This decrease resulted from the stock-based compensation being fully expensed by the end of March 2004.

Technical operations and development

	2004	2003
Technical operations and development expenses	$4,549,368	$3,935,061
Increase over prior year	$614,307
Increase—percentage	16%
Percentage of revenues	10%	11%

        Technical operations and development expenses for the year ended December 31, 2004 increased approximately $614,000, or 16%, to approximately $4.5 million from approximately $3.9 million for the year ended December 31, 2003.

        The increase was primarily the result of people related costs, including contract and outside service costs, which increased by approximately $506,000. Included in this increase in personnel costs was an amount of approximately $101,000 that was paid to senior managers and executive officers in 2004 under our fiscal 2004 At Risk Plan. In addition, the increase in technical operations and development expenses includes an increase of approximately $70,000, representing stock-based compensation incurred as a result of a change to the terms of the options granted to one of our former officers.

        These increases were offset by cost decreases, primarily comprised of a decrease in bandwidth and travel expenses of approximately $35,000 and by a decrease of approximately $73,000 in the level of expenditure for capitalized research and development to approximately $338,000 for the year ended December 31, 2004 from approximately $411,000 for the year ended December 31, 2003. The decrease was a result of the maturing of our product offerings.

General and administrative

	2004	2003
General and administrative	$4,107,981	$3,998,073
Increase over prior year	$109,908
Increase—percentage	3%
Percentage of revenues	9%	11%

        General and administrative expenses for the year ended December 31, 2004 increased by approximately $110,000, or 3%, to $4.1 million from $4.0 million for the year ended December 31, 2003.

        The increase resulted from an increase in people related costs, including contract and outside service costs of approximately $435,000. Included in this increase in people costs was an amount of approximately $353,000 that was paid to senior managers and executive officers in 2004 under the At Risk Plan. In addition, there was an increase in credit card processing, bad debts, Directors and Officers liability insurance, investor and public relations expenses and miscellaneous fees of approximately $191,000. We also recorded a lower foreign exchange gain of approximately $432,000 for the year ended December 31, 2004 compared to approximately $1.1 million for the year ended December 31, 2003. The gain from foreign exchange arose primarily as a result of the effect of the foreign exchange forward contracts that we entered into to mitigate the impact of exchange rate fluctuations on our Canadian dollar exposure. We entered into these forward exchange contracts as part of our policy to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. As a substantial portion of our fixed expenses continue to be incurred in Canadian dollars, our financial results will remain subject to fluctuations in the foreign exchange on translation of our Canadian dollar results into U.S. dollars, our functional currency. We will therefore continue to regularly assess if we should enter into additional forward exchange contracts to offset the risk associated with the effects of Canadian dollar to U.S. dollar transaction exposures. We do not use forward contracts for trading or speculative purposes.

        These increases were offset in part by a decrease in professional fees of approximately $942,000, predominantly as a result of incurring costs for advice obtained in connection with the evaluation of strategic alternatives and the protection of our intellectual property in the year ended December 31, 2003. In addition, facility costs, public listing, stock based compensation and other miscellaneous expenses during the year ended December 31, 2004 decreased by approximately $193,000 compared to the year ended December 31, 2003.

Depreciation of property and equipment

	2004	2003
Depreciation of property and equipment	$1,118,734	$1,489,570
Decrease over prior year	$(370,836)
Decrease—percentage	(25)%
Percentage of revenues	3%	4%

        The decrease in depreciation was primarily due to certain of our older computer software being fully depreciated.

Amortization of intangible assets

	2004	2003
Amortization of intangible assets	$157,760	$—

Other income (expenses)

	2004	2003
Other income (expenses), net	$200,501	$1,131,703

        Other income includes net interest income of approximately $201,000 for the year ended December 31, 2004 and approximately $132,000 for the year ended December 31, 2003.

        In connection with the sale of our back-end registry management services assets in March 2002, we were entitled to earn contingent consideration of up to $1.0 million, based on each domain registered or renewed in the.org registry. During the year ended December 31, 2003, we earned and received the full $1.0 million of contingent consideration.

Income taxes

	2004	2003
Income taxes (recovery)	$(3,150,432)	$—

        As of December 31, 2004, we had recognized deferred tax assets, net of valuation allowances, of $3.0 million compared to zero as of December 31, 2003. The principal components of our gross deferred tax asset of $18.9 million primarily consist of accumulated operating loss carry forwards of $5.9 million, deferred revenue previously included in income for tax purposes of $3.6 million and amortization not yet recognized for tax purposes on acquired intangible assets purchased on the Tucows Interactive transaction of $9.5 million. Based on our assessment of factors such as historical levels of income, expectations and risks associated with estimates of future taxable income, the character of the income tax assets and ongoing tax planning strategies, we assessed that a valuation allowance of $15.9 million was required at December 31, 2004 as compared to $19.3 million at December 31, 2003.

        We are entitled to certain Canadian investment tax credits for qualifying research and development activities performed in Canada. During 2004, we recorded a tax recovery in the amount of approximately $150,000, representing the actual investment tax credit payment received from the Canadian authorities with respect to research and development undertaken in 2000.

Results of operations for the year ended December 31, 2003 compared to December 31, 2002

Net revenues

	2003	2002
Net revenues	$37,194,747	$37,046,375
Increase over prior year	$148,372
Increase—percentage	0%

        Total net revenues for the year ended December 31, 2003 increased to $37.2 million from $37.0 million for the year ended December 31, 2002.

        During the year ended December 31, 2003, no customer accounted for more than 10% of billed revenue, and one customer accounted for 19% of accounts receivable at December 31, 2003. Subsequent to the fiscal year end, this amount was fully collected.

Domain and ancillary services

        Net revenues from domain and ancillary services for the year ended December 31, 2003 increased by $2.7 million, or 8.3%, to $35.1 million from $32.4 million for the year ended December 31, 2002 (after removing the effect of net revenue of approximately $0.5 million from back-end registry management services provided to the info registry that was disposed of in March 2002).

        During the year ended December 31, 2003, the number of domains we processed increased by approximately 330,000 to approximately 3.2 million new, renewed and transferred-in domain registrations, compared to the year ended December 31, 2002. This increase was primarily the result of increased volumes from new and existing customers. The renewal rate for domain registrations increased to 60% for the year ended December 31, 2003 compared to 55% for the year ended December 31, 2002.

        During the year ended December 31, 2003, the total number of domains under our management increased by approximately 400,000 to approximately 3.8 million.

        Deferred revenue from domain registrations and ancillary services at December 31, 2003 increased to $28.6 million from $24.4 million at December 31, 2002.

Advertising and other revenue

        Advertising and other revenue for the year ended December 31, 2003 increased by approximately $300,000, or 18%, to $2.0 million compared to $1.7 million for the year ended December 31, 2002. The increase was predominantly the result of growth in revenue from our ARC.

Electric Library subscription revenue

        The increase in revenues for the year ended December 31, 2003 was partially offset by a reduction in subscription fee revenue of approximately $2.4 million, resulting from the sale of our search and reference services, Electric Library and Encyclopedia.com, in August 2002.

Cost of revenues

	2003	2002
Cost of revenues	$22,990,227	$23,107,871
Decrease over prior year	$(117,644)
Decrease—percentage	(1)%

        Cost of revenues for the year ended December 31, 2003 decreased by approximately $118,000, or 1%, to $23.0 million from $23.1 million for the year ended December 31, 2002. The decrease was primarily the result of lower costs of approximately $1.9 million attributable to Electric Library subscription services and back-end registry services no longer being incurred during fiscal 2003, as these assets were disposed of during 2002. The decrease was offset by the increase in cost of revenues from increased volumes of domain registered and digital certificates sold during the year.

        Until the sale of our back-end registry management services business to Afilias in March 2002, we were responsible for the payment of certain agreements with third-party suppliers for services and technical support, including web-hosting required to operate the.info registry. Under these agreements, we were committed to monthly payments ranging from approximately $97,000 to approximately $335,000. This accounted for approximately $962,000 in payments from January 1, 2002 to March 2002, after which these contractual obligations were assumed by Afilias as part of the sale.

        In August 2002, we sold all the assets and certain liabilities associated with our search and reference services, Electric Library and Encyclopedia.com, to Alacritude, LLC. The principal element of cost associated with the delivery of these services prior to the sale was the royalty and license fees on end-user revenues paid to bigchalk.com. This amounted to approximately $972,000 in payments for the year ended December 31, 2002. Bigchalk.com was the sole source of content, hardware, software and related costs with respect to the delivery of the Electric Library products.

Sales and marketing

	2003	2002
Sales and marketing	$3,850,081	$3,770,913
Increase over prior year	$79,168
Increase—percentage	2%
Percentage of revenues	10%	10%

        Sales and marketing expenses during the year ended December 31, 2003 increased by approximately $79,000, or 2%, to $3.9 million compared to $3.8 million during the year ended December 31, 2002. The increase was the result of increased costs of approximately $528,000 related to ongoing initiatives to improve customer service and expand our sales reach. This increase was offset by reduced costs of approximately $290,000 primarily related to media advertising and other promotional activities, and approximately $335,000 in sales and marketing costs, incurred in 2002, attributable to Electric Library subscription services and back-end registry services that were sold during 2002. The decrease was offset by an increase in fees to ICANN of approximately $176,000, reflecting the larger levy imposed on us as a result of increases in the ICANN budget.

Technical operations and development

	2003	2002
Technical operations and development expenses	$3,935,061	$3,725,966
Increase over prior year	$209,095
Increase—percentage	6%
Percentage of revenues	11%	10%

        Technical operations and development expenses for the year ended December 31, 2003 increased approximately $209,000, or 6%, to $3.9 million from $3.7 million for the year ended December 31, 2002. The increase was primarily the result of people related costs, including contract and outside service costs, which increased by approximately $567,000, and travel and other costs, which increased by approximately $21,000. These increases were offset by costs of approximately $500,000 no longer being incurred for the Electric Library subscription services assets that were sold in August 2002.

        This increase was further achieved by a decrease of approximately $121,000 in the level of expenditure for capitalized research and development, which decreased from approximately $532,000 for the year ended December 31, 2002 to approximately $411,000 for the year ended December 31, 2003 as a result of the maturing of our product offerings.

General and administrative

	2003	2002
General and administrative	$3,998,073	$4,523,314
Decrease over prior year	$(525,241)
Decrease—percentage	(12)%
Percentage of revenues	11%	12%

        General and administrative expenses for the year ended December 31, 2003 decreased by approximately $525,000, or 12%, to $4.0 million from $4.5 million for the year ended December 31, 2002. The decrease was primarily the result of a larger gain on foreign exchange contracts in 2003 of approximately $1.4 million. The forward foreign exchange contracts were purchased in June 2002 and expired semi-monthly to December 2003. In addition, we did not incur expenses of approximately $584,000 pertaining to our Electric Library subscription services and back-end registry services assets, including payroll costs, credit card processing fees and facilities costs, during the year ended December 31, 2003 as a result of the disposal of these assets during 2002. Finally, bad debts recovered and lower consulting and investor relations' expenditures reduced general and administrative expenses by approximately $120,000 in 2003 compared to the previous year.

        These decreases were offset by increases in professional fees of approximately $916,000, including approximately $567,000 related to the evaluation of strategic alternatives, $100,000 related to directors and officers' liability insurance and increases in payroll, credit card processing fees and facilities costs of approximately $290,000. Finally, as a result of a refund of approximately $197,000 received for state taxes during the year ended December 31, 2002, net state tax expense increased by approximately $265,000.

Depreciation of property and equipment

	2003	2002
Depreciation of property and equipment	$1,489,570	$2,675,836
Decrease over prior year	$(1,186,266)
Decrease—percentage	(44)%
Percentage of revenues	4%	7%

        The decrease in depreciation was primarily due to certain of our older computer software being fully depreciated, as well as Electric Library subscription services and back-end registry services assets being disposed of during 2002.

Amortization of intangible assets

	2003	2002
Amortization of intangible assets	$—	$222,222
Decrease over prior year	$(222,222)
Decrease—percentage	(100)%
Percentage of revenues	—%	1%

        Intangible assets were fully amortized during 2002.

Other income (expenses)

	2003	2002
Other income (expenses), net	$1,131,703	$2,846,578

        In connection with the sale of our back-end registry management services assets in March 2002, we were entitled to earn contingent consideration of up to $1.0 million, based on each domain registered or renewed in the.org registry. During the year ended December 31, 2003, we earned and received the full $1.0 million of contingent consideration.

        During the year ended December 31, 2002, other income includes a gain of approximately $1.8 million that we recorded in connection with the sale of all of the assets and certain liabilities associated with our search and reference services, Electric Library and Encyclopedia.com, in August 2002. It also includes a gain of approximately $2.0 million that we recorded in connection with the disposition of our back-end registry services business to Afilias in March 2002.

        These gains during 2002 were offset by our loss on the sale of Eklektix of approximately $44,000 and the loss of approximately $1.0 million that we recorded on the write down of our investment in bigchalk.com in June 2002. Until December 31, 2002, we held an 11% interest in bigchalk.com, a privately held company. We recorded a write down of our investment based on our review of the carrying value of this investment and our conclusion that an other than temporary decline in the value of the investment had occurred. The carrying value of this investment at December 31, 2002 was zero.

        Other income includes net interest income of approximately $132,000 for the year ended December 31, 2003 and approximately $102,000 for the year ended December 31, 2002.

Income taxes

        No provision for income taxes has been recorded for the years ending December 31, 2003 and 2002 as our level of historical taxable income and net operating losses of approximately $15 million make it unlikely that we will reach a taxable position in the near future.

Quarterly results

        The following tables summarize selected unaudited quarterly financial data for the past nine quarters:

Tucows Inc.
Quarterly Results of Operations
(Dollar amounts in U.S. dollars)

	Three months ended
	March 31, 2005	December 31, 2004(1)	September 30, 2004	June 30, 2004	March 31, 2004
Net revenues	$11,801,706	$11,521,955	$12,381,326	$10,638,965	$10,174,909
Gross profit	4,580,501	4,614,179	4,726,851	4,080,565	3,729,494
Income from operations	213,587	800,760	613,710	623,455	111,480
Net income for the period	442,810	3,864,976	820,691	665,558	149,113
Basic and diluted income per share	$0.01	$0.06	$0.01	$0.01	$—
Shares used in computing basic income per common share	66,883,487	66,817,250	66,800,369	65,991,867	64,690,887
Shares used in computing diluted income per common share	71,604,368	68,893,918	68,477,632	72,370,411	66,989,744

(1)
The results for the three months ended December 31, 2004 include a non-cash income tax benefit of $3.0 million or $0.04 per share, resulting from the reduction in our deferred tax asset valuation allowance.

	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Net revenues	$9,714,774	$9,315,760	$9,167,299	$8,996,914
Gross profit	3,791,720	3,507,952	3,484,577	3,420,271
Income from operations	388,531	13,388	(88,405)	618,221
Net income for the period	425,850	179,386	577,919	880,283
Basic and diluted income per share	$0.01	$—	$0.01	$0.01
Shares used in computing basic income per common share	64,626,429	64,626,429	64,626,429	64,626,429
Shares used in computing diluted income per common share	70,858,586	64,726,663	64,674,737	64,626,429

Liquidity and capital resources

        At March 31, 2005, our principal source of liquidity was cash and cash equivalents of approximately $15.0 million compared to approximately $13.9 million at December 31, 2004.

        Net cash provided by operating activities was approximately $655,000 for the three months ended March 31, 2005, compared to approximately $567,000 for the three months ended March 31, 2004. Net cash provided by operating activities was approximately $4.7 million for the year ended December 31, 2004, compared to approximately $3.2 million for the year ended December 31, 2003 and approximately $3.4 million for the year ended December 31, 2002. Net cash provided by operating activities for these periods resulted primarily from net income and increases in deferred revenue and accreditation fees payable (representing cash received in advance of provision of the services). These increases were partially offset by an increase in prepaid domain name registry fees and, for the year ended December 31, 2004, a decrease in accruals, primarily as a result of annual bonus payments and payment of other annual accruals.

        Net cash provided by investing activities was approximately $256,000 for the three months ended March 31, 2005. This was primarily as a result of a decrease in restricted cash of approximately $460,000 as a result of a release to us of all margin security against forward exchange contracts, which had fully matured by March 31, 2005. This was offset by our purchasing of property and equipment, principally computers and related software of approximately $201,000 during the three months ended March 31, 2005 to meet our operational needs.

        Net cash used in investing activities was approximately $4.4 million for the year ended December 31, 2004. This was primarily as a result of $3.0 million for the acquisition of Boardtown Corporation in April 2004, $1.0 million for the purchase of property and equipment, principally computers and related software, to meet our operational needs and a net increase of $328,000 in restricted cash, of which $178,000 was the result of an increase in margin security against forward exchange contracts intended to mitigate the risk of exchange rate fluctuations of a portion of our Canadian dollar exposure and the remaining $150,000 was used as security against letters of credit to support our obligations to a registry. These letters of credit expired in November 2004, and in January 2005, the $150,000 was released and became unrestricted because the security obligation was no longer required by the registry.

        Net cash provided by investing activities was approximately $848,000 for the year ended December 31, 2003, primarily as a result of approximately $1.0 million received as contingent consideration based on each name registered or renewed in the.org registry, as well as the release of approximately $805,000 of our cash and cash equivalents that had been pledged equivalents as margin security against forward exchange contracts purchased in June 2002 to hedge a portion of our Canadian dollar exposure. These proceeds were partially offset by net cash used for the purchase of property and equipment of approximately $957,000 in 2003. For the year ended December 31, 2002, net cash provided by investing activities was approximately $703,000. This was primarily the result of approximately $1.6 million received on the sale of the Electric Library and Encyclopedia.com assets in August 2002 and approximately $939,000 received on the disposition of the back-end registry management services business in March 2002. These proceeds were partially offset by net cash used for the purchase of property and equipment of approximately $845,000 and the pledging of approximately $938,000 of our cash and cash equivalents as margin security against forward exchange contracts purchased in June 2002 to hedge a portion of our Canadian dollar exposure.

        Net cash provided by financing activities was approximately $181,000 for the three months ended March 31, 2005 and approximately $726,000 for the year ended December 31, 2004, representing proceeds received on the exercise of stock options under our employee stock purchase plan.

        Based on our operations, we believe that our cash flow from operations will be adequate to meet our anticipated requirements for working capital and capital expenditures for at least the next 12 months. In addition, this offering of common stock will provide additional funding. We may choose to raise additional funds or seek other financing arrangements to facilitate more rapid expansion to develop new or enhance existing products or services, to respond to competitive pressures or to acquire or invest in complementary businesses, technologies, services or products.

        If additional financing is required, we may not be able to raise it on acceptable terms, or at all, and additional financing may be dilutive to existing investors. We may also evaluate potential acquisitions of other businesses, products and technologies. To complete potential acquisitions, we may issue additional securities or need additional equity or debt financing and any additional financing may be dilutive to existing investors. There are currently no material understandings, commitments or agreements about any acquisition of other businesses.

Commitments and Contingencies:

        In connection with the acquisition of the outstanding capital stock of Boardtown Corporation on April 27, 2004 we transferred $1.75 million of the purchase price into an escrow account which is being held in escrow until the determination of whether certain performance milestones at various contractual dates between April 2005 and April 2007 were achieved.

        The escrow funds consist of $1.0 million in cash and $750,000 in the form of 1,069,644 shares of common stock (based upon the price of our shares at the time of the transaction). These shares have not been included in the determination of diluted earnings per common share. The first $750,000 paid out of the escrow account to the former shareholders of Boardtown Corporation is to be in shares of our common stock. Pursuant to the acquisition agreement, the performance milestones relating to the net cash flow from existing operations, the hosted billing solution and the hosted help desk solution were assessed as of April 27, 2005. The performance milestones relating to converting potential support customers was assessed as of April 30, 2005.

        In April 2005, we came to an agreement with the former shareholders of Boardtown that they had met their obligation with regard to the hosted billing solution milestone, had not met their obligation with regard to the net cash flow from operations milestone and had partially met their obligation with regard to converting potential support customers. With regard to the hosted help desk solution milestone, we came to an agreement with the former shareholders of Boardtown that the determination of whether this milestone was achieved should be deferred until July 31, 2005 without penalty. Accordingly, the escrow agent was instructed to release an aggregate of 780,837 shares of common stock to the former shareholders of Boardtown in satisfaction of the hosted billing solution milestone and the conversion of the potential support customers. In addition, the escrow agent was instructed to amend the terms of the escrow agreement to reflect the revised performance date for the hosted help desk solution milestone to July 31, 2005 and, since the net cash flow from existing operations criteria was not met, the escrow agent was instructed to repay $400,000 to us. The impact of the release of funds and issuance of shares of our common stock out of escrow will be recorded as additional goodwill of $701,363.

Off Balance Sheet Arrangements and Contractual Obligations

        We have not entered into any off balance sheet financial arrangements and have not established any special purpose entities as of December 31, 2004, nor have we guaranteed any debt or commitment of other entities. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. A summary of our contractual obligations and commercial commitments as of December 31, 2004 is presented in the table below. Purchase obligations include amounts committed under legally enforceable contracts or purchase orders.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$2,134,000	$206,000	$651,000	$616,000	$661,000
Purchase obligations	434,000	364,000	70,000	—	—

Total	$2,568,000	$570,000	$721,000	$616,000	$661,000

Income Taxes

        We incurred net operating losses for the period from inception to December 31, 2004, and consequently did not pay federal, state or foreign income taxes. As of December 31, 2004, we had federal net operating loss carryforwards of approximately $15.5 million. Pursuant to Section 382 of the Internal Revenue Code of 1986, the annual utilization of a company's net operating loss carryforwards may be limited if the company experiences a change in ownership of more than 50% within a three-year period. As a result of this offering and our previous equity offerings, we may experience such an ownership change. However, we have not performed a detailed analysis of any ownership change. Accordingly, our net operating loss carryforwards available to offset future federal taxable income arising before such ownership changes may be limited. For financial reporting purposes, we have recorded a valuation allowance of $4.95 million to partially offset the deferred tax asset related to these carryforwards because realization of the full benefit of these carryforwards is uncertain.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We develop products in Canada and sell these products in North America and Europe. Our sales are primarily made in U.S. dollars, while a major portion of our expenses are incurred in Canadian dollars. Our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Our interest income is sensitive to changes in the general level of Canadian and U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Based on the nature of our short-term investments, we have concluded that there is no material interest rate risk exposure as at March 31, 2005.

        Although we have a functional currency of U.S. dollars, a substantial portion of our fixed expenses are incurred in Canadian dollars. Our policy with respect to foreign currency exposure is to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. Accordingly, we have entered into foreign exchange forward contracts from time to time to mitigate the exchange rate risk on portions of our Canadian dollar exposure.

        Such foreign exchange forward contracts have not been treated as hedges for accounting purposes as we have not complied with the documentation requirements as outlined in Statement of Financial Accounting Standard No. 133, "Accounting for Derivative instruments and Hedging Activities." We have accounted for the fair value of the derivative instruments within the consolidated balance sheet as a derivative financial asset or liability and the corresponding change in fair value is recorded in the consolidated statement of operations. We have no other freestanding or embedded derivative instruments.

        The impact of the fair value adjustment on unrealized foreign exchange forward contracts for the year ended December 31, 2004 was a net gain of approximately $89,000, and for the year ended December 31, 2003, the impact was a net gain of approximately $279,000, which is reflected on the consolidated statements of operations in general and administrative expenses. As of December 31, 2004, we had outstanding foreign currency forward contracts totaling $4.5 million, with exchange rates varying from U.S.$1.00:Cdn$1.2310 to U.S.$1.00:Cdn$1.2311.

        We have performed a sensitivity analysis model for foreign exchange exposure over the three months ended March 31, 2005. The analysis used a modeling technique that compares the U.S. dollar equivalent of all expenses incurred in Canadian dollars, at the actual exchange rate, to a hypothetical 10% adverse movement in the foreign currency exchange rates, with all other variables held constant. Foreign currency exchange rates used were based on the market rates in effect during the three months ended March 31, 2005. The sensitivity analysis indicated that a hypothetical 10% adverse movement in foreign currency exchange rates would result in a decrease in net income for the three months ended March 31, 2005 of approximately $382,000. There can be no assurances that the above projected exchange rate decrease will materialize. Fluctuations of exchange rates are beyond our control. We will continue to monitor and assess the risk associated with these exposures and may at some point in the future take actions to hedge or mitigate these risks. In April 2005, we entered into forward currency contracts that expire in May 2005. There is no assurance that any strategy will be successful in avoiding losses due to exchange fluctuations, or that the failure to manage currency risks effectively would not have a material effect on our results of operations.

BUSINESS

        We were incorporated in the Commonwealth of Pennsylvania under the Pennsylvania Business Corporation Law of 1988, as amended, on November 5, 1992 under the name Infonautics, Inc. On August 28, 2001, we completed our acquisition of Tucows Inc., a Delaware corporation, or Tucows Delaware, and we changed our name from Infonautics, Inc. to Tucows Inc. Our principal executive offices are located at 96 Mowat Avenue, Toronto, Ontario, Canada M6K 3M1 and our registered office is located at c/o CT Corporation System, 3 Gateway Center, Pittsburgh, PA 15222.

        The following chart outlines our structure and the jurisdictions of incorporation or establishment of our company and our material subsidiaries. Each corporate subsidiary is wholly-owned by its parent company as set forth below.

Overview

        We provide Internet services and downloadable software through a global distribution network of more than 6,000 Service Providers. Our Service Providers are primarily web hosting companies, ISPs and providers of other services over the Internet. These Service Providers are located in more than 100 countries. We are an accredited registrar with ICANN and generate revenue primarily through the provision of domain registration and other Internet services to Service Providers who offer such services to their own customers in a process known as wholesale distribution. We were in the first group of 34 registrars accredited by ICANN in 1999 and we believe we have established ourselves as the largest wholesale registrar. As of July 5, 2005, the number of registrars accredited by ICANN has increased to 487. ICANN maintains a list of accredited registrars at www.icann.org /registrars/accredited-list.html.

        Our goal is to strengthen our position as a supplier of Internet services to Service Providers. We believe that the market for Internet services will continue to grow and that our existing relationships provide us with an opportunity to expand our platform. We intend to expand the services we offer and increase our Service Provider relationships. Our goal is to implement this strategy while maintaining our high level of customer service and support.

        Our Service Providers typically provide their customers, the end-users of the Internet, with a critical component to enable their use of the Internet. The Service Providers have a very high level of interaction with such end-users, who are typically individuals and businesses ranging from small businesses to large corporations. When a Service Provider has secured an end-user as a customer in one area of specialty, it has an opportunity to provide this customer with additional services. We believe that end-users will first contact their current Service Providers when they seek to purchase additional services. Since 1999, we have continued to expand our network of Service Providers and the Internet services they offer. These services currently include digital certificates, billing, provisioning and customer care software solutions, email and anti-spam services, blogware and website building tools. We plan to continue to introduce additional Internet services in the future.

        We primarily distribute our services to Service Providers using our open shared reseller system platform, or OpenSRS. OpenSRS provides a back-end infrastructure, complete with interfaces that Service Providers use to provision our services either for their own use or for other end-users while acting as a wholesale distributor. We believe that this enables our Service Providers to focus on customer acquisition and retention while still being able to enhance their per customer revenue by offering additional services along with their core services.

        Although we primarily provide Internet Services for wholesale distribution by Service Providers, other registrars who do not want to incur the costs and complexities of building and maintaining their domain registration and management systems can utilize our open hosted registrar system platform, or OpenHRS. OpenHRS enables the Service Provider to provide domain registration and other services to their end-users.

        In addition to generating revenue through the provision of domain registration and other Internet services, we generate advertising and other revenue through our website, www.tucows.com, which has the primary function of providing software for download. Advertising revenue is generated from third-party advertisers and from software developers who rely on us as an important source of distribution for their shareware, freeware and online services. Software developers use our ARC to submit their products for inclusion in our libraries and to purchase promotional placement of their software in the library categories as well as other promotional services on a cost-per-click or flat rate basis. The libraries are available to end-users around the world via our own Internet facilities and via a global network of Internet service companies who elect to mirror our libraries locally. We also generate revenue from companies who contract with us to provide them with co-branded content.

Our History and Competitive Advantage

        We believe that one of our key competitive advantages is the relationship and reputation we have with our Service Providers.

        The software libraries that eventually formed the basis for our business were founded in 1993. These libraries quickly became a recognized source of shareware and freeware downloads. Software libraries of this type were created for the purpose of aggregating, organizing and offering software for download and, at that time, were made available on various closed private networks known as bulletin-board systems, or BBS. The name "Tucows" is an acronym that stands for "The Ultimate Collection of Winsock Software". Many of the early BBS operators went on to become ISPs. Since that time, we have modified our corporate structure, expanded our Service Provider base and entered new lines of business. We believe that we continue to benefit from this long history with ISPs, as it has resulted in our having an excellent understanding of the businesses of Service Providers. We believe that this enables us to be more effective in meeting the Service Providers' needs and, in our opinion, has contributed to our success in establishing and maintaining our network of Service Providers. We also believe that our goodwill is not easily replicated by other competitors, both new and existing, and will continue to give us a long-term competitive advantage.

Significant Developments Impacting Our Business

        On May 4, 1999, Tucows Delaware acquired substantially all of the assets of the software for download business from Tucows Interactive Limited. The total consideration paid for the assets was $30 million and common stock valued at $3.4 million. This transaction was completed to allow Tucows Delaware to take advantage of the opportunities that existed for downloadable software companies at that time.

        On August 28, 2001, we completed our acquisition of Tucows Delaware and changed our name from Infonautics, Inc. to Tucows Inc. The acquisition was completed by way of a merger between one of our subsidiaries and Tucows Delaware. As part of the acquisition, we issued 51,685,432 shares of our common stock to the shareholders of Tucows Delaware in exchange for all of the shares of common stock of Tucows Delaware. This acquisition was undertaken as Tucows Delaware believed that our liquid capital assets could be combined with Tucows Delaware's operating business to create a leading online supplier of technology, information and services.

        On March 25, 2002, we sold all of our shares of Liberty Registry Management Services Inc., or Liberty RMS, which was one of our wholly owned subsidiaries, along with certain technology required to provide registry services. Liberty RMS owned and operated the back-end registry services for the.info registry. We recognized a gain of approximately $2.0 million on the disposition in 2002. We were also entitled to additional contingent consideration (which was fully earned during 2003) of up to $1 million, primarily based on the buyer having been awarded the contract to be the back-end registry provider for the.org registry.

        On August 16, 2002, we sold all of the assets and certain liabilities associated with our search and references services, Electric Library and Encyclopedia.com. Total consideration received consisted of cash proceeds of approximately $1.6 million net of assumed liabilities resulting in a gain on disposition of assets in the amount of approximately $1.8 million.

        On April 27, 2004, we acquired 100% of the outstanding capital stock of Boardtown Corporation, a Mississippi company, for a total purchase price of up to $4 million, $2.25 million of which was paid in a combination of cash and shares of common stock at closing and the remaining $1.75 million of which was placed in escrow in order to secure certain representations, warranties and covenants in the acquisition agreement, the payment of which to the former shareholders of Boardtown is contingent upon the achievement of certain performance milestones at various contractual dates between April 2005 and April 2007. The $1.75 million held in escrow consists of 1,069,644 shares of common stock and $1.0 million is in cash. Pursuant to the acquisition agreement, during April 2005, the performance milestones relating to the net cash flow from existing operations, the hosted billing solution, the hosted help desk solution and the conversion of potential support customers were assessed. As a result of this assessment, 780,837 shares of common stock were released from escrow and transferred to the sellers. The determination of whether the help desk performance milestone had been achieved was deferred until July 31, 2005, without penalty, and $400,000 was returned to us as the net cash flow from operations performance milestone had not been achieved.

Industry Background and Analysis

        The following table illustrates the growth in the number of blogs established since 2000:

Source:    The Blogging Geyser study released by Perseus Development Corporation on April 8, 2005, www.perseus.com/blogsurvey/geyser

        The following table illustrates the growth in number of Internet users worldwide since 1990:

Source: Paul Budde Communication study dated April 10, 2005, www.budde.com.au.

        The Internet has emerged as a global medium that enables millions of people to share information, communicate and conduct business electronically. We believe that the growth in the number of Internet users combined with the Internet's extensive reach has created a powerful channel for conducting commerce, as well as marketing, gathering, consuming and sharing information and ideas. We believe that this growth in Internet use provides significant opportunities for organizations of all types and sizes to improve operational efficiencies and generate additional revenues through the use of Internet channels. We believe that the Internet has also given rise to additional competitive pressures due to shifting supplier and consumer demands, which have become increasingly diversified.

We believe that these pressures are leading organizations to adopt new Internet-based business models, requiring the use of a wide array of applications and services including:

  •
  access to the Internet;

  •
  domain registration;

  •
  high performance web hosting and server hosting facilities;

  •
  email and other advanced messaging or groupware applications; and

  •
  electronic commerce enabling applications.

        Providers of these applications and services are often Service Providers, which typically operate as:

  •
  ISPs, which provide end-users with access to the Internet through dial-up, high speed and dedicated subscriber line hook-ups;

  •
  web hosting companies, which offer corporate customers and individual users hosting of their website on a commercial web server at a unique domain registered to the customer;

  •
  system and network management providers, which offer high-end server hosting facilities for web based businesses and corporations;

  •
  domain registration Service Providers, which facilitate domain registrations;

  •
  telecommunications companies and cable Service Providers;

  •
  value added Service Providers of internal and external networks, which are typically consultants that assist companies with systems management, application procurement, installation, maintenance and training; and

  •
  web designers that offer services helping businesses and organizations create and maintain websites.

        Service Providers typically provide their customers, the end-users of the Internet, with a critical component to enable their use of the Internet and have a very high level of interaction with such end-user. End-users consist of individuals and businesses ranging from small businesses to large corporations. When a Service Provider has secured an end-user as a customer in one area of specialty, it has an opportunity to provide this customer with additional services. We believe that, in most cases, end-users will contact Service Providers as they are a trusted resource when they seek to learn more about, or to purchase additional, applications and services. We believe that providing a range of applications and services to end-users creates stronger relationships between Service Providers and end-users, increases the costs of switching to another Service Provider and leads to increased revenues per end-user.

        As the Internet continues to grow and the number of available applications and services and the complexity of these services continues to increase, we anticipate that the value of our role as distributor will increase. We believe Service Providers will focus primarily on customer acquisition and retention and will find it difficult to continue to identify new profitable services, negotiate supply arrangements and integrate new services into their businesses while maintaining their existing business processes and services. We therefore believe that our role in the industry will grow in importance as Service Providers seek to outsource these tasks.

        The following diagram illustrates how our OpenSRS platform facilitates the provision of services from Service Suppliers to Service Providers and end users:

Domain Registration Background

        The Internet domain registration system is comprised of two principal components: the registry and the registrars. The registry maintains the database that contains the domains registered in the TLDs and their corresponding Internet protocol addresses. Registrars act as intermediaries between the registry and end user individuals and businesses, referred to as registrants, seeking to register domains.

        The domain system is organized according to industry custom by levels, so that, for example, in the domain mybrand.com,.com is the TLD and mybrand is the second level domain. TLDs are classified as either generic, known as gTLDs, or country code, known as ccTLDs. The gTLDs that we currently support are .com, .net, .org, .info, .biz and .name and the ccTLD's are .at (Austria), .be (Belgium), .ca (Canada), .cc (Cocos (Keeling) Islands), .ch (Switzerland), .cn (China), .de (Germany), .fr (France), .it (Italy), .nl (Netherlands), .uk (United Kingdom), .tv (Tuvalu) and .us (United States).

        There are approximately 240 different ccTLDs. The Internet Assigned Numbers Authority maintains a list of these ccTLDs at www.iana.org/cctld/cctld-whois.htm. Each registry for country code domains is responsible for maintaining and operating its own database of registered domains. Some country code domains are unrestricted and allow anyone to register their domains on a first-come, first served basis. Others require that prospective registrants have a local presence in the country to be able to register domains in that country. While there have been movements directed at creating uniform domain registration rules and registrar administration guidelines, there is at present no international uniformity. This lack of uniformity increases the complexity and cost associated with being a registrar of the various ccTLDs. We choose which ccTLD's we will support based on the economic evaluation of market potential and expected costs.

        From January 1993 until April 1999, Network Solutions, which was acquired by VeriSign, Inc. in June 2000, was the sole entity authorized by the U.S. government to act as both registrar and registry for domains in the .com, .net and .org TLDs. In October 1998, the U.S. Department of Commerce called for the formation of a non-profit corporation to oversee the management of the .com, .net and

..org domains, and in November 1998 appointed ICANN in this regard. VeriSign, Inc. continues to act as the sole registry for the .com and .net domains, maintaining the files in the shared registration system for these domains and the directory databases and listing these domains and their numerical Internet protocol addresses. We became an ICANN accredited registrar in 1999 and in January 2000, we began operation as an ICANN accredited registrar and began to register domains in the .com, .net and .org domains. As of July 5, 2005, there were 487 ICANN accredited registrars.

        We were in the first group of 34 registrars accredited by ICANN in 1999 and we believe we have established ourselves as the largest wholesale registrar

        ICANN's authority is based upon voluntary compliance by registrants with its consensus policies. While these policies do not constitute law in the United States or elsewhere, they have a significant influence on the domain registration system.

Registration of Domains

        The only way to register and start using a domain name is to use the services of a registrar. To make entries into a registry database, the registrar must undergo a certification process, overseen and regulated by ICANN. Typically the registration, renewal or transfer of a domain is accomplished by using an online submission form provided by a registrar. If the application to register, renew or transfer the domain to a registrar is accepted, the end-user pays a fee to the registrar for the right to use the domain for a set period ranging between one and ten years. ICANN maintains its accreditation requirements can be found at www.icann.org/registrars/accreditation.htm. The registrar in turn pays a fee to the registry for each registered domain.

        When an end-user wants to register a domain, it must first ascertain if the domain is available and then, using the services of an accredited registrar, have that name reserved for its use in the registry.

        The process of renewing a domain name is much like registering a new one and is accomplished by the registrant paying the renewal fee that covers a specific period of time.

        If a registrant wants to transfer its domain from one accredited registrar to another, this can be done at any time prior to the domain's expiration by the registrant following the transfer process of the gaining registrar's transfer policy and paying the requisite fee for a set period, which is generally one year.

        The following diagram illustrates the domain registration process:

Growth in Domain Registrations

        The following table reflects the growth in worldwide TLD registrations:

        We believe that there are three primary growth drivers for the domain registration industry:

  •
  Trend toward online presence. We believe that businesses and individuals are increasing their use of the Internet in their operations and daily lives. Ever-smaller businesses are seeing the need for an Internet presence as it is often the first place potential customers go for information. Individuals are setting up blogs, personal webpages and personal email addresses as well as demanding other Internet services that rely on domain names for personalization and ease of navigation.

  •
  Economic expansion. We believe that the need for domain registrations is positively correlated with growth in the economy. This is consistent with the observation that new businesses and new product and service introductions require domain registrations.

  •
  International adoption. There are still many international markets in which Internet use is not as prevalent as in North America. We expect that many of these markets will continue to increase their Internet adoption to North American levels and beyond. Such growth would lead to a greater demand for domain registrations.

        The following graph illustrates our growth in domains under management by quarter:

Our Strategy

        Our strategy is to strengthen our position as a supplier of Internet services to Service Providers. We intend to:

  •
  expand Service Provider relationships;

  •
  take advantage of the greater growth rates in international Internet markets;

  •
  increase Service Providers' customer retention and customer acquisition;

  •
  expand the services we offer by broadening the network of supplier relationships;

  •
  extend the range of current services; and

  •
  continue to pursue acquisitions in a disciplined manner.

        The following chart illustrates the number of customers that have completed at least one transaction during each quarterly period since we began operation as an ICANN accredited registrar in January 2000.

Expand Service Provider relationships

        We intend to continue to leverage our knowledge of the Service Provider market and our brand and reputation to increase our market share and penetration. Our approach to attract Service Providers as customers varies depending on the size and geographic location of the Service Provider. We have account management resources dedicated to large Service Providers, European Service Providers and small Service Providers. As we broaden the services sold, we solidify our relationships, which furthers our knowledge and brand strengths.

Take advantage of greater growth rates in international Internet markets

        We believe that our business model facilitates an enhanced ability to take advantage of the significantly greater growth rates present in international Internet markets. By enabling and empowering Service Providers and relying on them to deal with the problems located close to the end-users, we remove the need for us to manage items like local language, local currency, different taxation policies, different national legislation and local methods of payments. This allows us to grow internationally through local Service Providers by supplying them with various services that they can then tailor to local circumstances.

Increase Service Providers' customer retention and customer acquisition

        We believe that by enhancing the usability and reliability of our systems and services, we can improve the end-user experience and create greater usage and end-user satisfaction, thereby positively impacting service renewal rates and new user referrals. By focusing on reducing the complexity of Internet services, we believe we can increase usage. By improving reliability, we believe that we can reduce end-user frustration and take advantage of the high costs and inertia associated with changing ISPs.

        This graph illustrates our number of first time and repeat domain renewal transactions for .com and .net TLDs:

.com and .net First Time and Repeat Domain Renewal Transactions

Source: VeriSign Inc.

Expand the services we offer by broadening the network of supplier relationships

        Our network of suppliers provides access to new services and service developments. We will continue to broaden our network of suppliers and technology alliances. We currently have a relationship with GeoTrust, Inc., or GeoTrust, for digital certificates, MXLogic, Inc. for services and software used in our email defense service and Akmin Technologies PVT Ltd. for website building tools. We expect to continue to rely on existing and new suppliers to provide new services and service developments, allowing us to maintain our focus on tailoring such services for Service Providers. We expect to continue to enter into additional supplier relationships as we expand the number of services we offer.

Extend the range of current services

        We currently provide Service Providers with domain registration services, digital certificates, billing, provisioning and customer care software solutions, email and anti-spam services, blogware and website building tools. We intend to extend each of these services:

  •
  Domain registration services for new TLDs, both gTLDs and ccTLDs. We believe that there are opportunities in the market for expiring domain names, the market for secondary domain names and the market for tools that assist in the management of domain names;

  •
  Extending our billing and provisioning software to integrate it with new products and services and offer similar functionality in a hosted model. We believe that this tighter integration will increase the ability and efficiency of its Service Providers in adding new Internet services; and

  •
  Continued evolution of our ancillary services. A key component of our long-term strategy is the development and sale of our ancillary services. Revenues from ancillary services have increased to 5% of net revenues for the 2004 fiscal year, from 2% of net revenues for the 2003 fiscal year and 1% of net revenues for the 2002 fiscal year.

Continue to pursue acquisitions in a disciplined manner

        In April 2004, we acquired and integrated Boardtown Corporation, a provider of billing, provisioning and customer-care software solutions. The acquisition enhanced our existing Service Provider solutions and added a significant number of Service Provider relationships. We intend to continue to pursue selective strategic acquisitions that will enhance the functionality of our service offerings and broaden and deepen our Service Provider relationships.

Our Solution for Service Providers

        Our solution gives Service Providers the ability to offer a broad range of Internet services to their customers. Typically, offering a broad range of disparate services results in complex business processes for the purposes of:

  •
  tracking of administration, billing and usage;

  •
  integrating information and functionality from multiple sources;

  •
  delivering content, applications and services in a robust, scalable and efficient manner;

  •
  managing the life-cycle of the subscriber and the service from provisioning through renewal and transfer;

  •
  ensuring system reliability and redundancy; and

  •
  providing cost savings over in-house solutions by relieving Service Providers of the expense of acquiring and maintaining hardware and software and the associated administrative burden.

        Our endeavor is to simplify these complex business processes by providing a solution in which the above needs are addressed outright or in which tools are provided to help the Service Provider manage these complexities. We believe that we have been successful in this endeavor and that our Service Providers are better equipped to:

  •
  focus on their customer acquisition and retention strategies thereby allowing them to provide a higher level of customer service and performance;

  •
  enhance revenue per customer through offering additional services;

  •
  avoid the costs and complexities of building in-house systems; and

  •
  avoid regulatory and other complexity in their businesses through the outsourcing of business processes.

        We believe that we can remain successful in simplifying complex business processes because our solution has been developed with the following key criteria in mind:

  •
  Reliable. Our software platform has been in operation for many years, is constantly being improved and has a demonstrated performance capability;

  •
  Scalable. We enable our Service Providers to offer domains and other easily integrated applications and services to their end-users and we believe that this allows Service Providers to benefit from not having to engage in or concern themselves with capacity planning;

  •
  Ease of Use. We allow our Service Providers to administer a variety of applications and services from easy to use interfaces;

  •
  Robust and Flexible. We enable our Service Providers to offer a variety of applications and services from a range of suppliers and give the Service Providers the ability to brand these applications and services themselves;

  •
  Ease of Innovation and Integration. We developed our platform recognizing the heterogeneity of Service Providers and their need for customized solutions. We provide multiple methods of interacting with our platform and encourage and support our Service Providers in integrating with their own in-house systems; and

  •
  Superior Customer Service. We seek to provide superior customer service by anticipating the technical requirements and business objectives. We also provide our Service Providers with technical advice to help them understand how our applications and services can be customized for their particular needs.

Barriers to Entry and Our Competitive Position

        We believe that one of the most difficult aspects of successfully launching an Internet application or service is new user adoption and that the trusted business relationship, coupled with the technical integration we have with our Service Providers, will continue to make us a desirable partner for Internet service suppliers seeking to establish or expand their user base. We have invested over ten years in building deep relationships with our Service Providers and in building a brand intended to stand for trust and reliability. We believe that one of our key competitive advantages is our relationship and reputation with our Service Providers. We believe that our understanding of the Service Provider business has enabled us to earn their trust. This trust and understanding has contributed to our success in establishing and maintaining our network of Service Providers. We believe that our accumulated goodwill is not easily replicated and will continue to give us a strong competitive advantage over the long term.

Competitive Conditions

        The market for Internet services, including domain registrations, billing software and services, digital certificates, messaging, publishing, software and content distribution, and other Internet applications and services, is rapidly evolving and is highly competitive. Our competition may be divided into groups consisting of:

  •
  other domain registrars, such as eNom, Inc. and Melbourne IT, who market wholesale private label offerings to Service Providers;

  •
  domain registrars who market domains primarily on a retail basis, such as Network Solutions, Register.com and GoDaddy, and who compete with our Service Providers for end-users;

  •
  providers of billing software and services to telecommunications companies and Service Providers, such as Portal Software and Rodopi;

  •
  providers of messaging services to Service Providers, such as Postini, Everyone.net and Critical Path;

  •
  providers of publishing services to Service Providers, such as Six Apart and CM4All; and

  •
  providers of software downloads and other open source related content, such as CNET.

        We expect to continue to experience significant competition from the companies identified above, and, as our business develops and we compete in an increasingly broad range of Internet services, we expect to encounter competition from other providers of Internet services. Service Providers, Internet portals, web hosting companies, email hosting companies, outsourced application companies, country code registries and major telecommunication firms may broaden their service offerings to include outsourced domain registrations and other Internet applications and service solutions.

        We believe that the primary competitive factors in our domain registration and downloadable software distribution businesses are:

  •
  providing superior customer service by anticipating the technical requirements and business objectives of the Service Providers and providing them with technical advice to help them understand how our applications and services can be customized for their particular needs;

  •
  providing cost savings over in-house solutions by relieving Service Providers of the expense of acquiring and maintaining hardware and software and the associated administrative burden;

  •
  providing greater functionality and access to Internet applications and services, which in turn enables Service Providers to choose the application that best suit their end-users' needs;

  •
  enabling Service Providers to better manage their relationships with their end-users;

  •
  facilitating scalability through an infrastructure designed to support millions of transactions across millions of end-users; and

  •
  our technology and infrastructure, consisting of advanced software and hardware that allows our Service Providers to provide Internet services to their customers without having to make substantial investments in their own software or hardware.

        Although we encounter pricing pressure in many markets in which we compete, we believe the effects of that pressure are mitigated by the fact that we deliver our Service Providers a high degree of value through our business support practices and financial and technical integration. We believe our status as a trusted supplier also allows us to mitigate the effects of this type of competition. We believe that the long-term relationships we have made with many of our Service Providers results in a sense of certainty that would not be available to the Service Provider through a competitor.

Customer Service

        We seek to provide superior customer service by anticipating the technical requirements and business objectives such as customizable management of renewal processes, streamlining the process of adding additional services and providing solutions for dealing with the added administrative complexity of offering multiple services of its Service Providers. We also provide our Service Providers with technical advice to help them understand how our applications and services can be customized for their particular needs. Service Providers may contact us by email or through our toll-free telephone number. An extensive library of frequently asked questions and answers is made available to all Service Providers through our website.

        Our customer service team consists of trained technicians who draw on expertise throughout our organization to provide support in many languages and for an array of unique issues. These staff members handle general inquiries, investigate the status of orders and payments and answer technical questions about our applications and services. In response to customer inquiries, customer service representatives monitor site and network operations, refer complex problems to technical teams for resolution and make recommendations for future enhancements.

        We pride ourselves on having developed a culture of customer service that pervades our entire organization. This can be attributed to the fact that we have always encouraged and provided easy means for our customers and resellers to communicate with anyone in the organization, as well as with each other. These communication avenues are monitored and utilized not only by support functions but also by our management.

        We also use our own online discussion forums to communicate with our Service Providers. These forums have been used to discuss:

  •
  suggestions or feedback on new features;

  •
  marketing promotions; and

  •
  domain policy positions.

        These forums are open to the public, which increases the level of scrutiny we face and the standard to which we are held. We believe that this, in turn, produces credibility with Service Providers. Problems that are raised are often solved by other Service Providers who have faced similar situations. This greatly increases the speed and breadth of responses the Service Provider is able to receive in a cost effective manner.

Customers

        For the three months ended March 31, 2005 and for the years ended 2004 and 2003, no single customer of ours represented more than 10% of revenues.

Products and Services

        We offer our services to our network of Service Providers and directly to end-users. Our principal applications and services fall under two broad headings: Domain Registration and Ancillary Services, and Advertising and Other Services.

Domain Registration and Ancillary Services

  Domain registration services

        Domain Registration Services encompass all of our offerings related to the provisioning of domains. We offer wholesale and retail domain registration services for numerous gTLDs and ccTLDs. Key components of our domain registration services include:

  •
  Wholesale Domain Services. Our wholesale service is designed to enable Service Providers to register domains for their end-users using our accreditation. Pricing is based on a per domain, per year charge. We impose no restrictions on the prices charged by Service Providers to their customers and offer this service through our OpenSRS Platform.

  •
  Hosted Registrar Services. Hosted Registrar Services allow ICANN accredited registrars to use our technical systems to process domain registrations with their accreditation. Hosted registrar services enable registrars to use a proven system without incurring the costs of building their own technical infrastructure. Hosted registrar services also include professional service elements, including custom development, data management and systems administration. This service is offered through our OpenHRS platform and is offered as a fee-based service.

  •
  Domain Direct. We offer retail domain registration through Domain Direct at www.domaindirect.com. These services are designed to enable consumers to establish an Internet presence using Domain Direct's control panel, which includes tools for domain registration, personalized email addresses, domain forwarding, domain marketing, blogware and web hosting that allow customers to register, develop, use and manage their websites.

  Ancillary Services

        Ancillary services include digital certificates, billing, provisioning and customer care software solutions, email and anti-spam services, blogware and website building tools. We offer these services to our Service Providers on a private label basis so that they may use their brands in selling Internet services to their end-users.

  •
  Digital Certificate Delivery. Digital certificates are required to facilitate any online transaction or exchange of sensitive information in a secure fashion. We have a partnership with GeoTrust to provide our Service Providers with the ability to sell an array of digital certificates, also known as Secure Socket Layer, or SSL, certificates. Digital certificates consist of a public key and a private key. The public key is used to encrypt information and the private key is used to decipher it, a process that is known as an SSL handshake. Digital certificates are issued using identity verification procedures and, in combination with the trusted third-party infrastructure standard in the Internet industry, are used to enable secure electronic transactions and to otherwise verify online identities. This occurs when a browser points to a secured domain; an SSL handshake authenticates the server and the client and establishes an encryption method and a unique session key. They can begin a secure session that guarantees message privacy and message integrity.

  •
  Billing Services, Billing, Provisioning and Customer Care Solutions.

  •
  Platypus Billing System, or Platypus, is a complete turn-key back-office solution for ISPs, Application Service Providers, or ASPs, web hosting companies and other companies that provide Internet services. Platypus handles billing, service provisioning, and customer account management. Web tools are provided so that customers can manage their customer accounts online.

  •
  Wombat Help Desk System is a Platypus integrated Help Desk solution that provides total accountability for customer care needs. Wombat automatically routes, tracks and maintains customer care email and phone calls for optimal service desk performance.

  •
  The Tucows Printing Service is an outsourced statement printing service offering Platypus Billing System customers statement printing, folding, stuffing and postage metering services.

  •
  Email. Our email service is a Tucows hosted service that provides email boxes that support post office protocol, or POP, Internet message access protocol, or IMAP, simple mail transfer protocol, or SMTP, and web-mail as methods of access and communication. Web-mail includes support for groupware functionality including shared calendaring, tasks, notes and email boxes. An email forwarding service is also provided.

  •
  Anti-Spam. Our email defense anti-spam service is a Tucows hosted service that provides spam, virus, content and attachment filtering, as well as Denial of Service, or DoS, attack prevention.

  •
  Blogware. Blogware is a proprietary hosted weblog content management system that makes it easy for end users to share information, photographs and other interactive content online via their website. We believe that Blogware is the only hosted blog or weblog content management system that was built exclusively for Service Providers and that takes into account their specific needs, including the ability to brand the service, to create and administer trials of the service and to manage and administer the service across their customer bases. We manage the entire Blogware service and provisioning infrastructure, as well as ongoing application development, on an outsourced basis. A description of the market space for blogs is as follows:

  •
  Blogs, a term that is an abbreviation for weblogs, we believe represents the fastest-growing segment of the webhosting market. They are a form of personal publishing and a method of individual expression and opinion on the Internet for both individuals and businesses. A blog is a website where one can post his or her information or thoughts, typically about specific areas of interest. The advantage to blogging over other forms of web publishing is that they require little training or expertise in HTML and provide the ability to produce a professional looking website that can be frequently updated with much greater ease. It is also generally quite cost efficient. Blog services are a simple path to publishing on the Internet.

    •
    The Pew Internet and American Life Project reports that the percentage of Internet users who had read blogs jumped from 17% in February 2004 to 27% in November 2004. According to the Web-based survey firm, Perseus Development Corp., the hosted blog population at the end of the first quarter of 2005 was 31.6 million, representing an increase of 50% over the 20.0 million blogs reported at the end 2004. Perseus expects the blog population to grow a further 69% to 53.4 million by the end of 2005.

    •
    Free blog services include Blogger (Google), Xanga, Diaryland, Live Journal (Six Apart) and MSN Spaces (Microsoft). These free services typically have a generic look, provide limited storage, limited upload and bandwidth and often feature online advertisements. In addition, they typically are less flexible in terms of layout. Fee based blogging services are available from companies that include Tucows and Six Apart. Some of the free blog services also offer premium services for a fee. These fee based services provide greater flexibility in look and feel, and provide special features such as security, enhanced management of digital photos, greater storage and bandwidth and superior editing tools.

  •
  Website Builder. Our website builder tool enables end-users to create a website using an easy to use template based tool. We manage the infrastructure allowing our Service Providers to present a private label product to their end-user customers without the development effort or overhead expenses that would be required to design and manage such a service on their own.

Advertising and Other Services

        Advertising and other services includes revenues attributable to our content business.

        We generate revenue directly from users of our website through selling advertising through the following channels:

  •
  Direct advertising on our website. Our website, www.tucows.com, is designed to provide customers with fast access to our extensive libraries of software and digital content and to provide them with help and information on using the Internet. We provide users with software for numerous platforms including Windows, Macintosh, Linux, personal digital assistants, mobile/cellular and online services. The main libraries contain a total of over 40,000 titles. Our staff reviews each software title and checks it for spyware and viruses. Most titles are then rated on a scale of one to five, five being the highest rating. Revenue is produced from our website through advertising and co-branding agreements. We do not generally enter into barter advertising agreements.

  •
  Pay-per-click for content and search. We offer pay-per-click advertising on both the pages of our website and included in our search results. When a user performs a search of our site, the user is presented with paid search results along with results directly from our website. Every time a user selects one of the paid-search results, we are paid a portion of the revenue collected by the search result provider. The search result provider is paid on a per-click basis by the advertiser.

  •
  Tucows' Author Resource Center. ARC provides software developers who rely on us as a primary source of distribution with the tools to manage and promote their software on our website through advertising services, including keyword search placements, banners, promotional placements, expedited reviews and premium data services to our large, technologically sophisticated audience. The advertising sales business model is based on both the cost charged to send a message to 1,000 receivers, or a cost-per-thousand, variable, and the cost charged when a user clicks on the advertisement, or a cost-per-click through, variable.

Technology and Infrastructure

        We employ advanced software and hardware, combining internal expertise with industry standard technology to create a proprietary platform for the offering of our services. Our provisioning infrastrucutre is a technical infrastructure that allows our Service Providers to provide Internet services to their customers without having to make substantial investments in their own software or hardware. In 2000, our provisioning infrastructure was used primarily to provide domain registration services. Since then, a number of significant enhancements and architectural changes have been made to the infrastructure and its capabilities have been extended to the provisioning of additional Internet services as previously discussed.

        The key components of our provisioning infrastructure are as follows:

  •
  Our OpenSRS Platform. This platform acts as an interface between our Service Providers, the Service Providers' customers, third-party suppliers and our administration. Service Providers use the platform to provision services and recall and edit data with respect to already- provisioned services. To the extent permitted by the Service Providers' business and technical infrastructure, the Service Providers' customers can use the platform directly to manage their Internet services in an automated fashion. This includes the ability to add, delete, change and transfer domains. Third-party suppliers may have their services added to the Tucows OpenSRS platform at our discretion and only after a business evaluation has taken place. Our administrative staff use the OpenSRS platform to support Service Providers and their customers by accessing and, if appropriate, editing data about the provisioned services.

    Service Providers and end-users communicate with OpenSRS by any of the following means:

    •
    Web Interfaces. Our OpenSRS Platform has web interfaces that allow Service Providers, end-users and our employees to access the OpenSRS platform from anywhere, at any time, in a secure fashion. The web interfaces, while unbranded, cannot be branded or otherwise customized.

    •
    Application Programming Interfaces, or APIs. Our OpenSRS Platform has been designed to be rich in APIs. The APIs allow Service Providers to write software or web-based applications that perform at least substantially the same functions as would otherwise be available through the web interfaces, and often times with greater functionality. This in essence is how Service Providers "brand" or "private-label" our services. The existence of APIs empower Service Providers to write their own applications and fully integrate the provisioning of our Services with the other services they provide on their website. APIs also enable the Service Providers to create a web interface for their customers in which the management of our services is seamlessly integrated with the management of services that they provide.

    •
    Open Source Client Code. For Service Providers that do not want to write their own software or web-based applications using the APIs, we provide a set of written instructions, or Client Code, that Service Providers can install on their web servers to enable them to provision our services to their customers. Use of the Client Code is an efficient means of provisioning our services and the fact that it is open source gives the Service Provider flexibility in integrating and customizing the environment in which the services are provisioned and managed. Use of either the APIs or the Client Code for the provisioning of services allows the Service Provider to fully preserve their brand.

  •
  Our OpenHRS Platform. We provide a hosted application to registrars that allows them to register domains using their own accreditation. This hosted application has been built using OpenSRS technology and is desirable for registrars because it relieves them of the burden of developing and maintaining their own domain registration infrastructure. Further, the OpenSRS infrastructure, upon which OpenHRS has been built, has already been tested through use in high demand, real-world environments. This is a fee-based service, whereas OpenSRS is a transaction-based service.

Downloadable Software Distribution Network Architecture

        We manage an extensive network for distributing software and other digital content using proprietary software and standard hardware. The key elements of the accelerated content delivery network include main hubs owned by us and servers owned by Service Providers located at their facilities. Bandwidth and update times are minimized by utilizing mirroring software that sends compressed and incremental updates to our local Service Providers and affiliates, which results in Service Providers' mirror sites being able to keep their libraries more current and provide customers with fresher content. As of March 31, 2005, our network reached over 800 active mirror sites in over 60 countries.

Intellectual Property

        We believe that we are well positioned in the content services and domain registration markets in part due to our highly recognized "Tucows" brand. Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our brand name and technology. We rely on a combination of trademark, trade secret and copyright laws, as well as contractual restrictions, to protect our intellectual property rights. These legal protections cannot guarantee protection of our intellectual property. Despite precautions, third parties could obtain and use our intellectual property without authorization. The validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving, and the laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States and Canada.

        We have registered the Tucows trademark in the United States and Canada and will seek to register additional service marks and trademarks as appropriate.

        We seek to limit disclosure of our intellectual property by requiring all employees and consultants with access to our proprietary information to execute confidentiality, non-disclosure and work-for-hire agreements with us. All of our employees are required to execute confidentiality and non-use agreements, which provide that any rights they may have in copyrightable works or patentable technologies accrue to us. Before entering into discussions with potential content providers and network partners about our business and technologies, we require these parties to enter into a non-disclosure agreement. If these discussions result in a license or other business relationship, we also generally require that the agreement containing the parties' rights and obligations include provisions for the protection of our intellectual property rights.

        Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are or will be made available. We also expect to license proprietary rights such as trademarks or copyrighted material to network partners during planned national and international expansion.

Seasonality

        During the summer months and certain other times of the year, such as major holidays, Internet usage often declines. As a result, our websites may experience reduced user traffic. For example, our experience shows that new user registrations and site usage declines during the summer months and around the year-end holidays. Seasonality may also affect advertising and affiliate performance that could affect the performance of our websites. These seasonal effects could cause fluctuations in our financial results as well as our performance statistics reported and measured by leading Internet audience measurement services such as Media Metrix, Inc.

Employees

        As of March 31, 2005, we had approximately 160 full time employees. None of our employees are currently represented by a labor union. We consider our relations with our employees to be good.

Facilities

        We own no real property. Our principal administrative, engineering, marketing and sales office totals approximately 27,000 square feet and is located in Toronto, Ontario, under a lease that expires on December 31, 2011. We also maintain offices of approximately 5,000 square feet in Flint, Michigan, under a lease that expires in August 2007, and approximately 4,000 square feet in Starkville, Mississippi, under a lease that expires in April 2006.

        Under our lease for the Toronto premises, we must pay annual basic rent, payable in equal monthly installments, at rates starting at Cdn.$12.00 per square foot, increasing by Cdn$0.50 per square foot per annum to an amount of Cdn.$15.00 per square foot in the year ending December 31, 2011.

        We have the option of renewing for an additional term of 5 years on the same terms, with the exception of the rent. We are in good standing under the lease agreement.

        Substantially all of our computer and communications hardware is located at our facilities or at server hosting facilities in Toronto, Ontario.

Legal Proceedings

        We are involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in our opinion, will harm our business. We cannot assure that we will prevail in any litigation. Regardless of the outcome, any litigation may require us to incur significant litigation expense and may result in significant diversion of our attention.

MANAGEMENT

Executive Officers and Directors

        The name, age and position of our executive officers and directors as of June 30, 2005 are set forth in the table below. All of our directors serve until the 2006 annual meeting of shareholders. The executive officers are elected or appointed by our board of directors to serve until the election or appointment and qualification of their successors or their earlier death, resignation or removal.

Name	Age	Position(s)
Elliot Noss Toronto, Ontario	42	President, Chief Executive Officer and Director
Michael Cooperman Thornhill, Ontario	54	Chief Financial Officer
David Woroch Toronto, Ontario	42	Vice President, Sales
Stanley Stern(1)(2) Lawrence, New York	48	Chairman of the Board of Directors
Eugene Fiume Aurora, Ontario	47	Director
Erez Gissin Ramat Hasharon, Israel	46	Director
Alan Lipton Sunrise, Florida	54	Director
Lloyd Morrisett(1)(2) Irvington, New York	75	Director
Jeffrey Schwartz(1)(2) Toronto, Ontario	42	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

        Elliot Noss has served as our President, Chief Executive Officer since May 1999. From April 1997 to May 1999, he served as Vice President of corporate services for Tucows Interactive Limited, which was acquired by us in May 1999. From May 1999 until completion of the merger in August 2001, Mr. Noss served as President and Chief Executive Officer of Tucows Delaware. Mr. Noss has served as one of our directors since August 2001.

        Michael Cooperman has served as our Chief Financial Officer since January 2000. From October 1997 to September 1999, Mr. Cooperman was the Chief Executive Officer of Archer Enterprise Systems Inc., a developer of sales force automation software. Mr. Cooperman has eight years of experience as a director and officer of public companies, namely SoftQuad International Inc. and Delrina Corporation.

        David Woroch has served as our Vice President—Sales since July 2001. From March 2000 to July 2001, Mr. Woroch served as our Director of Sales for North America. Before joining us, Mr. Woroch spent 13 years at IBM Canada in a variety of roles including sales, marketing, finance and strategic planning.

        Stanley Stern was elected as the Chairman of our board of directors on August 29, 2001. He has been a managing director and head of investment banking with Oppenheimer & Co. Inc. since

April 2004. From February 2002 to March 2004, Mr. Stern served as a managing director and head of investment banking with C.E. Unterberg, Towbin, an investment banking firm. From January 2000 to February 2002, Mr. Stern served as managing director of STI Ventures Advisory USA Inc. and as a member of the board of directors and the investment committee of STI Ventures, a venture capital company focusing on the high technology market. From 1990 until joining STI Ventures, Mr. Stern served as a managing director of CIBC Oppenheimer, a financial services company.

        Eugene Fiume was elected as a director on June 1, 2005. Since 1995, Mr. Fiume has served as a professor in the Department of Computer Science at the University of Toronto, where he also directs the Dynamic Graphics Project. From 1998 until 2004, he also served as Chair of the Department of Computer Science at the University of Toronto. Mr. Fiume's board positions include the Scientific Advisory Board of GMD Germany (1995-2001), Max-Planck Center for Visual Computing and Communication (2004 to present), TrueSpectra, Inc. (1996-2000) and Communications and Information Technology Ontario (CITO) (1997-2002). Mr. Fiume has sat on the advisory boards of iCORE (March 2005 to present), CastleHill Ventures (1999 to present), PlateSpin (2001-2003), BitFlash (2001-2004), OctigaBay Systems (2001-2004), NGRAIN Corporation (2003 to present) and the Executive Advisory Board of the IBM Lab in Toronto (1998-2004). Mr. Fiume also works with venture capital companies and small or medium sized enterprises, or SMEs, on due diligence and strategy and technology transfer projects.

        Erez Gissin was elected as a director on August 29, 2001. He has been the Chief Executive Officer of IP Planet Network Ltd., an Israeli satellite communication operator providing Internet backbone connectivity and solutions to ISPs since July 2000. From July 1995 to July 2000, Mr. Gissin was Vice President, Business Development of Eurocom Communications Ltd., a holding company that owns stock in several telecommunications services, equipment and Internet companies in Israel and elsewhere. Mr. Gissin is also a director of Partner Communications Ltd.

        Alan Lipton was elected as one of our directors on August 29, 2001. Since 1999, he has served as President and Chief Executive Officer of Diamond.com, a leading source for certified diamonds, fine jewelry and brand-name watches on the Internet. From 1995 until November 1999, Mr. Lipton operated the Lipton Foundation, a private foundation that contributes to various charitable organizations.

        Lloyd Morrisett has served as one of our directors beginning in February 1994 and served as chairman of the board of directors beginning in March 1998 until our August 2001 merger with Tucows Delaware. He is the co-founder of the Children's Television Workshop—now Sesame Workshop—and served from 1969 to 1998 as President of The Markle Foundation, a charitable organization.

        Jeffrey Schwartz was elected as one of our directors on June 1, 2005. He was originally Vice President of the Juvenile Division of Dorel Industries, a position he held until 1989, when the company's Canadian divisions were merged and he became Vice-President, Finance of the company. Mr. Schwartz held the position of Vice-President, Finance from 1989 until 2003. In 2003, he became the Executive Vice-President and Chief Financial Officer.

Summary Compensation Table

        The following table sets forth for the years ended December 31, 2004, 2003 and 2002 information about the compensation for our Chief Executive Officer and certain other executive officers who served during the year ended December 31, 2004 and who earned over $100,000 or more for during the year. The individuals listed in the following table are referred to as the named executive officers in this prospectus. All dollar amounts below are shown in U.S. dollars. If necessary, amounts that were paid in Canadian dollars were converted into U.S. dollars based upon the exchange rate of 1.2960 Canadian dollars for each U.S. dollar, which represents the average Bank of Canada exchange rate for the 2004 fiscal year.

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1)			Bonus		Securities Underlying Options Granted/SARs Granted (#)		All other Compensation(2)
Elliot Noss President and Chief Executive Officer	2004 2003 2002	$ $ $	154,321 142,430 95,481		$ $ $	68,673 179,945 154,872	200,000 1,964,761 60,000	(4)	$ $ $	6,944 6,409 5,729	(3) (3) (3)
Michael Cooperman Chief Financial Officer	2004 2003 2002	$ $ $	144,676 133,528 95,481		$ $ $	53,096 127,421 116,130	150,000 720,225 50,000	(5)	$ $ $	6,867 4,914 4,392	(3) (3) (3)
Supriyo Sen(6) Chief Technology Officer	2004 2003 2002	$ $ $	196,613 133,528 119,351		$ $ $	64,755 129,646 116,130	477,040 50,000	(7)	$ $ $	3,241 3,917 —	(3) (3)
David Woroch Vice President, Sales	2004 2003 2002	$ $ $	173,534 128,650 113,049	(8) (8) (8)	$ $ $	20,942 5,008 —	60,000 30,000 62,915	(9)	$ $ $	— — —
Forest Garrison(10) Vice President, Product Management	2004 2003 2002	$ $ $	86,806 — —		$ $ $	19,170 — —	40,000 — —		$ $ $	— — —

(1)
Salary includes regular salary and commissions as well as severance payments.

(2)
We provide the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules.

(3)
Represents automobile allowances and Registered Retirement Savings Plan matching benefits.

(4)
Includes 1,888,261 replacement options granted on August 6, 2003.

(5)
Includes 643,725 replacement options granted on August 6, 2003.

(6)
Mr. Sen ceased to be an officer of the company as of June 30, 2004.

(7)
Includes 400,540 replacement options granted on August 6, 2003.

(8)
Mr. Woroch's salary included commissions amounting to $63,349 for 2004, $31,620 for 2003 and $31,891 for 2002.

(9)
Includes 42,915 replacement options granted on July 1, 2002.

(10)
Mr. Garrison became an officer of the company as of April 1, 2004 and ceased to be an officer of the company as of January 5, 2005.

Option Grants in Last Fiscal Year

        The following table describes stock options granted to the named executive officers during the 2004 fiscal year.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2004(1)
			Exercise or Base Price Per Share(2)
Name				Expiration Date
					5%	10%
Elliot Noss	200,000	13.9%	$0.58	08/10/2014	$72,952	$184,874
Michael Cooperman	150,000	10.4%	$0.58	08/10/2014	$54,714	$138,656
Supriyo Sen	—	—	—	—	—	—
David Woroch	60,000	4.2%	$0.58	08/10/2014	$21,886	$55,462
Forest Garrison	40,000	2.8%	$0.58	08/10/2014	$14,590	$36,975

(1)
Based on 1,439,250 options granted to all employees during the 2004 fiscal year.

(2)
Under the Plan, all options granted have an exercise price equal to the fair market value of the shares of common stock at the date of grant.

(3)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. Our actual stock price appreciation over the option term will likely differ from these assumed annual rates. Unless the market price of the shares of common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth, as to the named executive officers, information with respect to the total number of shares of common stock underlying unexercised options held at the end of the 2004 fiscal year.

			Number of Shares of common stock Underlying Unexercised Options at Year End
	Number of Shares of Common Stock Acquired on Exercise				Value of Unexercised In-The-Money Options at Year End(1)
Name		Value realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Elliot Noss	—	$—	1,945,536	279,223	$581,379	$40,614
Michael Cooperman	—	$—	699,429	220,795	$207,970	$33,863
Supriyo Sen	—	$—	439,557	87,482	$130,008	$25,369
David Woroch	—	$—	64,996	87,918	$13,604	$13,421
Forest Garrison	—	$—	—	40,000	$—	$3,600

(1)
Based on the closing price per common share on the OTC Bulletin Board on December 31, 2004 of $0.67, minus the exercise price per share, multiplied by the number of shares of common stock underlying the option.

        In March 2005, Supriyo Sen exercised options to purchase 34,371, 400,540 and 30,281 shares of common stock at exercise prices of $0.44, $0.37 and $0.36 per share, respectively.

OPTIONS TO PURCHASE SECURITIES

Outstanding Options

        The following table sets out, as at June 30, 2005, information regarding outstanding options granted under our Amended and Restated 1996 Equity Compensation Plan, or the Plan. Options are subject to a term not exceeding 10 years from the date of the grant.

Category	Aggregate Number of Option Holders	Shares of common stock Under Options Granted	Exercise Price	Expiry Dates
All executive officers and past executive officers of Tucows	4	3,450,062	$0.36 to $0.58	May 2009 to August 2014
All directors and past directors of Tucows who are not also executive officers	9	590,270	$0.27 to $5.94	August 2006 to May 2015
All other employees and past employees of Tucows	143	2,580,722	$0.26 to $2.21	May 2009 to June 2015
All consultants	9	287,874	$0.37 to $4.84	January 2009 to February 2015
All other persons	—	—	—	—
Total	165	6,908,928	$0.26 to $5.94	August 2006 to June 2015

Amended and Restated 1996 Equity Compensation Plan

        The Plan was established to provide our employees, consultants, directors and officers with the opportunity to receive grants of stock options, stock appreciation rights, restricted stock and performance units. The Plan was approved by the board of directors in 1996 and is administered by the compensation committee of the board of directors.

        A maximum of 11,500,000 shares of common stock may be issued or transferred under the Plan representing approximately 17% of our outstanding shares of common stock. The maximum aggregate of shares of common stock that may be subject to grants of stock options or stock appreciation rights made under the Plan to any one individual in any calendar year is 250,000.

        Pursuant to the merger with Tucows Delaware that occurred in August 2001, the rights and obligations relating to outstanding options under Tucows Delaware's stock option plan have been assigned to and assumed by the Plan. However, any terms or conditions of the Tucows Delaware plan that are more beneficial to holders of options granted under such plan remain unaffected by the Plan.

        We do not grant, as a matter of practice, long term incentives other than stock options to our executives or other employees except that, on April 2, 2001, we offered each holder of our employee stock options a grant of restricted stock in exchange for all of their outstanding option grants. An aggregate of 366,390 restricted shares were issued as a result of this exchange.

Administration of the Plan

        The Plan is administered by the compensation committee of our board of directors. The compensation committee can, in accordance with the terms of the Plan, determine the persons to whom grants may be made, the type, size and other terms and conditions of each grant, including vesting schedules and the acceleration of vesting and any other matters arising under the Plan.

Grants

        Grants under the Plan may consist of:

  •
  options intended to qualify as incentive stock options, or ISOs, under section 422 of the United States Internal Revenue Code;

  •
  non-qualified stock options that are not intended to qualify as ISOs;

  •
  restricted stock;

  •
  stock appreciation rights; or

  •
  performance units.

Eligibility For Participation

        Grants may be made to employees, including officers and directors, of our company or our subsidiaries and to independent contractors or consultants to our company or our subsidiaries. Non-employee directors are entitled only to formula grants of non-qualified stock options. Independent contractors are not eligible to receive ISOs.

Options

        The exercise price of any ISO granted under the Plan must not be less than the fair market value of the underlying shares of common stock (the fair market value being the last reported sale price if the shares of common stock are traded on a public market) on the date of the grant, except that the exercise price of an ISO granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock or the stock of our subsidiaries may not be less than 110% of the fair market value of the underlying shares of common stock on the date of the grant. The exercise price of a non-qualified stock option may be greater than, equal to or less than the fair market value of the underlying shares of common stock on the date of the grant.

        The compensation committee determines the term of each option, except that the exercise period may not exceed ten years from the date of the grant and, for an ISO granted to any employee who owns more than 10% of the total voting power of all of our outstanding stock or that of our subsidiaries, the exercise period may not exceed five years from the date of the grant.

        A participant may pay the exercise price:

  •
  in cash;

  •
  with approval of the committee, by delivering shares of common stock owned by the participant and having a fair market value on the date of exercise equal to the exercise price; or

  •
  by a combination of cash and delivery of shares of common stock.

Non-Employee Directors

        Non-employee directors are entitled to receive non-qualified stock options in formula grants under the Plan. According to the formula grants:

  •
  Each non-employee director who first became or becomes a member of the board of directors after the effective date of the Plan received or will receive a grant of 15,000 shares of common stock on the date he became or becomes a member of the board of directors, at an exercise price equal to the fair market value on the date of the grant.

  •
  On each date on which we hold our annual meeting of shareholders, each non-employee director in office immediately before and after the annual election of directors receives a grant of a non-qualified stock option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value on the date of the grant.

  •
  The term of each option is five years.

  •
  Each option is fully exercisable upon the date of the grant.

Restricted Stock

        The compensation committee may issue or transfer shares of common stock to an employee or a consultant under a restricted stock grant on the terms the committee deems appropriate. Restricted stock grants may be issued either for cash consideration, or no cash consideration, at the discretion of the committee. The period of years during which the restricted stock grants will continue to be subject to restrictions shall be designated in the grant instrument, and referred to as the restriction period. If the grantee's employment or service with the company terminates during the restriction period, or if certain other conditions are not met, the restricted stock grant will terminate, and the stocks must be immediately returned to us.

        During the restriction period, the grantee may only assign, transfer, pledge or otherwise dispose of the shares under the restricted stock grant to a successor grantee. The shares under the restricted stock grant carry the right to vote and receive dividends. All restrictions on the restricted stock grants lapse at the end of the restriction period and upon the satisfaction of any conditions imposed by the committee, or upon a change of control, unless determined otherwise by the committee.

Stock Appreciation Rights

        The committee may grant stock appreciation rights alone or in tandem with any stock option under the Plan. The base price of the stock appreciation right will be the greater of:

  •
  the exercise price of the related stock option; or

  •
  the fair market value of a common share on the date of the grant.

        Upon exercise, the participant will receive the amount by which the fair market value of the shares of common stock on the date of exercise exceeds the base price. The participant may elect to have the appreciation paid in cash or in shares of common stock, subject to committee approval. To the extent that a participant exercises a tandem stock appreciation right, the related option terminates. Similarly, on exercise of a stock option, any related stock appreciation right terminates.

Performance Units

        The compensation committee may grant performance unit awards payable in cash or shares of common stock at the end of a specified performance period under the Plan. The compensation committee will determine the length of the performance period, the maximum payment value of an award and the required performance goals. Payment will be contingent upon achieving the performance goals by the end of the performance period. The measure of a performance unit may, in the compensation committee's discretion, be equal to the fair market value of a common share. The performance goals will consist of specified annual levels of one or more performance criteria determined by the compensation committee, such as:

  •
  earnings per share;

  •
  balance sheet measurements;

  •
  cash return on assets;

  •
  shareholder return; or

  •
  return on capital.

Amendment and Termination of the Plan

        Our board of directors may amend or terminate the Plan at any time, except that the board of directors may not amend the Plan, without shareholder approval, to:

  •
  increase the aggregate number of shares of common stock for which grants may be made;

  •
  modify the requirements for eligibility for participation in the plan; or

  •
  make any amendment that requires shareholder approval under section 162(m) of the United States Internal Revenue Code.

        The Plan will terminate on the date immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the board of directors or extended by the board of directors with the approval of our shareholders.

Board Committees

        Our board of directors has two committees, an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and a compensation committee.

        The audit committee members are Stanley Stern, Lloyd Morrisett and Jeffrey Schwartz.

        The audit committee's purposes are:

  •
  oversee our accounting and financial reporting processes and the audits of our financial statements and our compliance with legal and regulatory requirements;

  •
  to interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors' qualifications and independence; and

  •
  to prepare the report required by the rules of the SEC to be included in our annual proxy statement.

        All of the members of our audit committee are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' ("NASD") listing standards. In addition, our board of directors has determined that Stanley Stern is an "audit committee financial expert," as defined by the rules of the SEC.

        The compensation committee members are Stanley Stern, Lloyd Morrisett and Jeffrey Schwartz.

        This committee evaluates our compensation policies and provides a general review of our compensation plans to ensure that they meet corporate objectives. The responsibilities of the compensation committee also include administering our equity compensation plan.

Director compensation

        Directors who are employees receive no additional or special compensation for serving as directors. Under the terms of the Plan, formula grants of non-qualified stock options are made to non-employee directors and members of committees of the board of directors as described below. The following summarizes the equity compensation for directors:

  •
  on the date each non-employee director becomes a director, he or she is granted options to purchase 15,000 shares of common stock;

  •
  on the date each director becomes a member of a committee of the board of directors, he or she is granted options to purchase 10,000 shares of common stock with respect to each committee on which he or she is a member;

  •
  on each date on which the annual meeting of shareholders is held, each non-employee director in office immediately before and after the annual election of directors will receive an automatic grant of options to purchase 5,000 shares of common stock; and

  •
  on each date on which the annual meeting of shareholders is held, each member of a committee of the board of directors in office immediately before and after the annual election of directors will receive an automatic grant of options to purchase 5,000 shares of common stock.

        All options granted under the formula grants are immediately exercisable, have an exercise price equal to the fair market value on the date of the grant and have a five-year term.

        Effective as of January 1, 2004, non-employee directors who serve as members of the audit committee receive an annual fee of $12,000 and non-employee directors who serve on the compensation committee receive an annual fee of $6,000. In addition, non-employee directors receive a fee of $3,000 for each meeting attended in person. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or its committees.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee of our board of directors during the 2004 fiscal year were Mr. Stern, Dr. Morrisett, and until his resignation in February 2004, Mr. Young. None of the members of our compensation committee or audit committee has ever been an officer or employee of Tucows or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Employment and change-in-control arrangements

        Effective January 2003, we entered into new employment agreements with Messrs. Noss and Cooperman. Mr. Noss' employment agreement provides for an annual base salary of Cdn.$200,000 and the other executives' employment agreements provide for annual base salaries of Cdn.$187,500. Under the employment agreements, each of the executive officers are also eligible to receive an annual bonus payable at our board of director's sole discretion. Each of the new employment agreements provides for an annual review of the executives' compensation by the compensation committee of our board of directors. Each of these agreements is for an indefinite term.

        All of the employment agreements are subject to termination by Tucows due to:

  •
  the death or disability of the executive;

  •
  for cause; or

  •
  without cause.

        If we terminate Mr. Noss without cause, he is entitled to receive 12 months of compensation plus one month of compensation for each year of service, to a maximum of 18 months of compensation. If we terminate any of the other executives without cause, they are entitled to receive six months of compensation plus one month of compensation for each year of service. For purposes of the employment agreements, "cause" is defined to mean the executive's conviction (or plea of guilty or nolo contendere) for committing an act of fraud, embezzlement, theft or other act constituting a felony or willful failure, or an executive's refusal to, perform the duties and responsibilities of his position, which failure or refusal is not cured within 30 days of receiving a written notice thereof from our board of directors.

        Under the employment agreements, each of the foregoing executives is also entitled to the change in control benefits described in the following paragraph if:

  •
  the executive resigns with or without good reason (as defined below) within the 30-day period immediately following the date that is six months after the effective date of the change in control (as defined below);

  •
  within 18 months after a change in control and executive's employment is terminated either:

  •
  without cause; or

  •
  by resignation for good reason.

        If an executive's employment is terminated following a change in control under the circumstances described in the preceding paragraph, the executive is entitled to receive a lump sum payment based upon the fair market value of Tucows on the effective date of the change in control as determined by the board of directors in the exercise of good faith and reasonable judgment taking into account, among other things, the nature of the change in control and the amount and type of consideration, if any, paid in connection with the change in control. Depending on the fair market value of Tucows, the lump sum payments range from $375,000 to $2 million in the case of Mr. Noss and from $187,500 to $1 million in the case of Mr. Cooperman. In addition to the lump sum payments, all stock options held by the executive officers will be immediately and fully vested and exercisable as of the date of termination.

        A change in control is generally defined as:

  •
  the acquisition of 50% or more of the issued and outstanding shares of common stock;

  •
  a change in the majority of the members of board of directors unless approved by the incumbent directors (other than as a result of a contested election); and

  •
  certain reorganizations, mergers, consolidations, liquidations, or dissolutions, unless certain requirements are met regarding continuing ownership of the outstanding shares of common stock.

        Good reason is defined to include the occurrence of one or more of the following:

  •
  the executive's position, management responsibilities or working conditions are diminished from those in effect immediately prior to the change in control, or he is assigned duties inconsistent with his position;

  •
  the executive is required to be based at a location in excess of 30 miles from his principal job location or office immediately prior to the change in control;

  •
  the executive's base compensation is reduced, or the executive's compensation and benefits taken as a whole are materially reduced, from those in effect immediately prior to the change in control; or

  •
  we fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations to the executive under his employment agreement.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2005 and on an as adjusted basis to reflect the sale of the common stock offered in this offering by:

  •
  each of the selling shareholders;

  •
  all persons known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of June 30, 2005 through the exercise of any warrant, stock option or other right. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

        The information in the table below with respect to each selling shareholder has been obtained from that selling shareholder. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below as offering shares, as well as the pledgees, donees, assignees, transferees, successors and others who may hold any of the selling shareholders' interest. Unless otherwise described below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise described below, the selling shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer within the meaning of Rule 405 of the Securities Act of 1933, as amended, or the Securities Act.

        The following table assumes that the selling shareholders will sell all of the shares of our common stock offered by them in this offering. However, the selling shareholders may offer all or some portion of our shares of common stock. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling shareholders upon termination of sales pursuant to this prospectus. In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

        We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

        As of June 30, 2005, there were 68,092,665 shares of our common stock outstanding. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over shares owned by them.

	Shares of Common Stock Beneficially Owned Prior to the Offering				Shares of Common Stock Beneficially Owned After the Offering
Shareholders	Number of Shares Beneficially Owned(1)		Percent of Class	Number of Shares Being Offered	Number of Shares Beneficially Owned(1)		Percent of Class
Selling Shareholders:
STI Ventures N.V. Hullenbergweg, 379 New Line 1101 CR, Amsterdam Zuid-Oost, The Netherlands	17,545,836	(2)	25.8%	17,545,836	—		—
Parman Holding Corp. c/o Onyx Financial Advisors SA 25, Voie de Traz, Chambre 1101 Port France, Batiment Aerogare Fret 1211 Geneva 5 Switzerland	7,405,620	(3)	10.9%	3,702,810	3,702,810	(3)	4.9%
Scorpio (BSG) Ltd. Herzlia Business Park 85 Medinat Hayehudim Street 13th Floor Harzlyiah Pituah, 46140 Israel	575,181	(4)	*	575,181	—		—
Executive Officers and Directors:
Michael Cooperman	847,134	(5)	1.2%	—	847,134	(5)	1.1%
Eugene Fiume	15,000	(6)	*	—	15,000	(6)	*
Forest Garrison(7)	—		—	—	—		—
Erez Gissin	35,000	(8)	*	—	35,000	(8)	*
Alan Lipton	35,000	(8)	*	—	35,000	(8)	*
Lloyd Morrisett	135,000	(9)	*	—	135,000	(9)	*
Elliot Noss	2,377,359	(10)	3.4%	—	2,377,359	(10)	3%
Jeffrey Schwartz	35,000	(8)	*	—	35,000	(8)	*
Supriyo Sen(11)	—		—	—	—
Stanley Stern	376,900	(12)	*	—	376,900	(12)	*
David Woroch	180,755	(13)	*	—	180,755	(13)	*
All directors and executive officers as a group (9 people)	4,037,148	(14)	5.7%	—	4,037,148	(14)	5.1%
Other 5% Shareholders:
Eurocom Communications Ltd. 2 Dov Friedman Street Ramot-Gan, Israel	5,597,112	(15)	8.2%	—	5,597,112	(15)	7.3%
Diker GP, LLC 745 Fifth Avenue, Suite 1409 New York, New York 10151	5,174,950	(16)	7.6%	—	5,174,950	(16)	6.8%
Hapoalim Nechasim (Menayot) Ltd. 50 Rothschild Boulevard Tel Aviv, Israel	3,492,112	(17)	5.1%	—	3,492,112	(17)	4.6%

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)
Our calculation of the percentage of shares beneficially owned before this offering is based on the 68,092,665 shares of our common stock outstanding as of June 30, 2005. For purposes of calculating the percentage of shares beneficially owned after this offering, the number of shares of common stock deemed outstanding after this offering assumes our issuance of 8,176,173 shares of common stock in this offering.

(2)
STI Ventures N.V. is held by three principal shareholders, Softbank Europe Ventures, Comverse Technology Inc. and Pacific Capital Group, Inc., who share voting and investment control over the securities owned by STI Ventures N.V.

(3)
A Lichtenstein Foundation held for the benefit of Benyamin Steinmetz is the owner of Parman Holding Corp. Mark Bonnant, Peter Goop and Rothschild Trust (Guernsey) Ltd., being the foundation council members of the Liechtenstein Foundation have voting and investment control over the securities owned by Parman Holding Corp.

(4)
Benyamin Steinmetz has voting and investment control over the securities owned by Scorpio (BSG) Ltd.

(5)
Includes currently exercisable options to purchase 756,419 shares of common stock.

(6)
Represents currently exercisable options to purchase 15,000 shares of common stock.

(7)
Mr. Garrison became an officer of the company effective April 1, 2004 and ceased to be an officer of the company effective January 5, 2005.

(8)
Represents currently exercisable options to purchase 35,000 shares of common stock.

(9)
These shares of common stock are owned jointly by Dr. Morrisett and his wife and include currently exercisable options to purchase 85,000 shares of common stock.

(10)
Includes an aggregate of 86,869 shares of common stock owned by two separate family trusts of which Mr. Noss is the trustee. Also includes currently exercisable options to purchase 2,021,162 shares of common stock.

(11)
Mr. Sen ceased to be an officer of the company effective June 30, 2004.

(12)
Includes currently exercisable options to purchase 238,050 shares of common stock.

(13)
Includes currently exercisable options to purchase 87,705 shares of common stock.

(14)
Includes currently exercisable options to purchase an aggregate of 3,308,336 shares of common stock.

(15)
As disclosed on Schedule 13G filed with the SEC on February 14, 2002. Shaul Elovitch, the Chairman and President of Eurocom Communications Ltd., has voting and investment control over the securities owned by Eurocom Communications Ltd.

(16)
As disclosed on Schedule 13G filed with the SEC on February 14, 2005. Includes 4,112,028 shares of common stock held by Diker Micro-Value Fund, LP, a Delaware limited partnership, or the Partnership. The Schedule 13G was filed by each of the following Reporting Persons: (i) the Partnership with respect to shares of common stock directly owned by it; (ii) Diker GP, LLC, a Delaware limited liability company, or Diker GP, as the general partner of the Partnership, with respect to the shares of common stock owned by the Partnership; (iii) Diker Management, LLC, a Delaware limited liability company, or Diker Management, as the investment manager of the Partnership and investment adviser of separately managed accounts, or the Managed Accounts, with respect to shares of common stock held by the Partnership and the Managed Accounts; and (iv) Charles M. Diker and Mark N. Diker, each a citizen of the United States, and the managing members of each of Diker GP and Diker Management, with respect to the shares of common stock subject to the control of Diker GP and Diker Management. As the sole general partner of Diker Funds, Diker GP, has the power to vote and dispose of the shares of common stock owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares of common stock. Pursuant to investment advisory agreements, Diker Management serves as the investment manager of the Managed Accounts and investment manager of the Diker Funds. Accordingly, Diker Management may be deemed the beneficial owner of shares of common stock held by the Diker Funds and the Managed Accounts. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management, and in that capacity direct their operations. Therefore, Charles M. Diker and Mark N. Diker may be beneficial owners of shares of common stock beneficially owned by Diker GP and Diker Management. The Reporting Persons disclaim all beneficial ownership, however, as affiliates of a Registered Investment Adviser, and in any case disclaim beneficial ownership except to the extent of their pecuniary interest in the shares of common stock. The Reporting Persons have elected to file a Schedule 13G nonetheless.

(17)
As disclosed on Schedule 13G filed with the SEC on February 19, 2004.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

        The following summary describes the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the common stock applicable to non-U.S. holders, as defined below. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as currently in effect, changes to any of which may affect the tax consequences described herein. This summary applies only to non-U.S. holders that will hold the common stock as a capital asset within the meaning of Section 1221 of the Code.

        This summary does not purport to be a complete analysis of all the potential tax consequences that may be material to a non-U.S. holder based on his or her particular tax situation. This summary does not address tax consequences applicable to special classes of holders, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities and persons that hold the common stock as part of a "straddle," "hedge," "conversion transaction" or other integrated investment. This summary does not address tax consequences applicable to non-U.S. holders that may be subject to special tax rules, such as "controlled foreign corporations," "passive foreign investment companies," certain former citizens and long-term residents of the United States or corporations who accumulate earnings to avoid U.S. federal income tax. This summary does not address the tax treatment of partnerships or persons who hold their interests through partnerships or other pass-through entities. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock. This summary does not consider the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws.

        When we refer to a non-U.S. holder, we mean a beneficial owner of common stock that for U.S. federal income tax purposes is other than:

  •
  a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that is subject to the primary supervision of a U.S. court and to the control of one or more U.S. persons, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of Distributions and Dispositions

Distributions on Common Stock

        We do not anticipate making distributions with respect to our common stock in the foreseeable future. If distributions were made with respect to our common stock, however, such distributions would generally be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeded our current and accumulated earnings and profits would first be applied to reduce the non-U.S. holder's basis in its common stock, and, to the extent such portion exceeded the non-U.S. holder's basis, the excess would be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "Dispositions of Common Stock."

        Generally, dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:

  •
  Dividends effectively connected with a trade or business of a non-U.S. holder within the United States generally will not be subject to withholding if the non-U.S. holder complies with applicable Internal Revenue Service, or the IRS, certification requirements and generally will be subject to U.S. federal income tax on a net income basis at regular rates. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

  •
  The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder generally will be required to satisfy applicable certification and other requirements. A non-U.S. holder of common stock eligible for a reduced rate of U.S. withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions of Common Stock

        Generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of such holder's shares of common stock unless:

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

  •
  such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and is attributable to a U.S. permanent establishment maintained by the non-U.S. holder; or

  •
  we are or have been a "U.S. real property holding corporation," or USRPHC, for U.S. federal income tax purposes and, assuming that our common stock is deemed to be "regularly traded on an established securities market," the non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period that such shares were held, more than five percent of our common stock.

        An individual non-U.S. holder described in the first bullet point above will be subject to tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty) on the gain derived from the sale, which may be offset against U.S.-source capital losses. A non-U.S. holder described in the second bullet point above will be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% (or such lower rate as may be prescribed by an applicable treaty). We do not believe we currently are, and we do not currently anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a U.S. real property interest with respect to a non-U.S. holder only if such holder actually or constructively holds more than 5% of such common stock at any time during the applicable period specified in the Code.

Information Reporting and Backup Withholding

Information Reporting

        We must report annually to the IRS and to each non-U.S. holder the entire amount of any distribution irrespective of any estimate of the portion of the distribution that represents a taxable dividend paid to such holder and the tax withheld with respect to such distribution. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        The payment of proceeds from the sale of common stock by a broker to a non-U.S. holder is generally not subject to information reporting if:

  •
  the beneficial owner of the common stock certifies its non-U.S. status under penalties of perjury, or otherwise establishes an exemption; or

  •
  the sale of the common stock is effected outside the United States by a foreign office, unless the broker is:

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  a U.S. person as defined in the Code;

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  a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

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  a controlled foreign corporation for U.S. federal income tax purposes; or

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  a foreign partnership, if, at any time during its tax year, one or more of its partners are U.S. persons as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Backup Withholding

        Dividends paid to a non-U.S. holder of common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The payment of proceeds from a disposition of common stock effected by a non-U.S. holder outside the United States by or through a foreign office of a broker generally will not be subject to backup withholding. Payment of the proceeds from a disposition by a non-U.S. holder of common stock made by or through the U.S. office of a broker is generally not subject to backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we, our paying agent or the broker has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

        The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Potential investors should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the common stock, including the tax consequences under U.S. federal, state, local, foreign and other tax laws, including gift and estate tax laws, and the possible effects of changes in federal or other tax laws.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation and the bylaws. Copies of these documents have been filed with the Securities and Exchange Commission and are exhibits to our registration statement, of which this prospectus forms a part.

        Our authorized capital stock consists of 250,000,000 shares of common stock, no par value per share, and 1,250,000 shares of preferred stock, no par value per share, all of which shares of preferred stock are undesignated.

Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, and will be entitled to receive dividends and other distributions when and if declared by our board of directors, subject to the rights of the holders of shares of any series of preferred stock. If we are liquidated, subject to the rights, if any, of the holders of any outstanding shares of preferred stock, the holders of shares of our common stock will be entitled to share, ratably according to the number of shares of common stock held by them, in our remaining assets available for distribution to our stock. The holders of shares of our common stock will not have preemptive rights to purchase or subscribe for any stock or any other of our securities.

        Our outstanding shares of common stock are and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Under the terms of our articles of incorporation, our board of directors is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Our board of directors has the full authority to fix by resolution full, limited, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of preferred stock. This authority is subject to the limitation that no shares of preferred stock may have more than one vote per share with respect to any matter on which shares of preferred stock vote together with shares of our common stock.

        The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Options

        As of June 30, 2005, options to purchase 6,908,928 shares were outstanding at a weighted average exercise price of $0.51 per share, of which options to purchase 5,074,264 shares were exercisable. As of that date, an additional 736,090 shares were available for issuance under our Amended and Restated 1996 Equity Compensation Plan.

Registration Rights

        Holders of approximately 24,951,456 shares of our common stock have the right to require us to register the sales of their shares under the Securities Act of 1933, under the terms of a registration rights agreement between us and the holders of these shares. Under the registration rights agreement, the shareholders have the following registration rights:

  •
  an unlimited number of demand registration rights that the holders may exercise not more than twice during any twelve-month period, provided that the holders must request registration of shares having a value of at least $10 million;

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  an unlimited number of demand registration rights for registration on Form S-3 that the holders may exercise not more than twice during any twelve-month period, provided that the holders must request registration of shares having a minimum aggregate offering price of $250,000; and

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  an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register.

        We must bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate on August 28, 2005.

Certain Anti-Takeover Provisions

  Pennsylvania Control-Share Acquisitions Law

        The Pennsylvania Business Corporation Law, or PBCL, has several anti-takeover provisions which apply to registered corporations. A registered corporation is generally a corporation that has a class or series of shares entitled to vote in the election of directors registered under the Securities Exchange Act of 1934.

        We are a registered corporation, however, we have elected to opt-out of substantially all of the anti-takeover provisions of the PBCL, specifically Subchapters 25E, G, H and Section 2538 of Subchapter 25D. These provisions do not apply to us.

        We are subject to the provisions of Subchapter 25F of the PBCL prohibiting business combination transactions with a person that becomes a beneficial owner of shares representing 20% or more of the voting power in an election of our directors unless:

  •
  the business combination or the acquisition of the 20% interest is approved by our board of directors before the 20% interest is acquired;

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  the person beneficially owns at least 80% of the outstanding shares and the business combination is approved by a majority vote of the disinterested shareholders, and satisfies minimum price and other conditions prescribed in the PBCL;

  •
  the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or

  •
  the business combination is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired, and satisfies minimum price and other conditions prescribed in the PBCL.

        A "business combination" includes mergers, consolidations, asset sales, share exchanges, divisions of a registered corporation or any subsidiary thereof and other transactions resulting in a disproportionate financial benefit to an interested shareholder.

        The above description of Subchapter 25F of the PBCL merely summarizes the material anti-takeover provisions applicable to us that are contained in the PBCL, but are not a complete discussion of those provisions. These provisions may discourage purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

  Section 1715 of the Pennsylvania Business Corporation Law

        The PBCL contains other provisions applicable to us that may have an anti-takeover effect. For instance, under section 1715 of the PBCL, our directors are not required to consider the interests of the shareholders as being dominant or controlling in considering our best interests. Our directors may consider, to the extent they consider appropriate, such factors as:

  •
  the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors and upon communities in which we have offices or other establishments;

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  our short-term and long-term interests, including benefits that may accrue to us from our long term plans and the possibility that these interests may be best served by our continued independence;

  •
  the resources, intent and conduct of any person seeking to acquire control of us; and

  •
  all other pertinent factors.

        Section 1715 further provides that any act of our board of directors, a committee of the board of directors or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

        Section 1715 may discourage purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Limitation of Liability and Indemnification of Directors and Officers

        Section 1741 of the Pennsylvania corporate Law, the PBCL, empowers a corporation to indemnify any officer or director acting in his or her capacity as a representative of the corporation who was or is a party or is threatened to be made a party to any action or proceeding against expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding whether the action was instituted by a third-party or arose by or in the right of the corporation. The PBCL limits the ability of a corporation to indemnify its officers and directors for conduct constituting willful misconduct or recklessness, or acts in violation of criminal statute.

        Our bylaws provide that our directors and officers shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his office under Chapter 5, Subchapter B of the PBCL and Section 1721 of the PBCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Further, the bylaws provide that indemnification shall not apply to the responsibility or liability of a director or officer pursuant to any criminal statute or for the payment of taxes.

        Our bylaws provide for the indemnification, to the full extent not prohibited by law, each director or officer (or his or her heir, executor or administrator) who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit, or proceeding, against all expenses, liability and loss (including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval)), actually or reasonably incurred or paid by such person in connection therewith. In the case of a proceeding initiated by the person seeking the indemnification, indemnification will only be granted if such proceeding was authorized by the board of directors. The bylaws provide for the advancement of expenses, but only upon the receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if and to the extent it shall ultimately be determined that he or she is not entitled to be indemnified.

        Further, our bylaws provide that the board of directors may authorize us to purchase and maintain directors' and officers' liability insurance, insuring against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director and/or officer to the extent authorized by law.

Transfer Agent and Registrar

        The transfer agent for our common stock is StockTrans, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of common stock, including shares issued upon exercise of options and warrants, in the public market, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

        Upon completion of this offering, we will have 76,268,838 outstanding shares of common stock (77,495,264 shares if the over-allotment option is exercised in full). All of the 30,000,000 shares (31,226,426 shares if the over-allotment option is exercised in full) to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, approximately 730,000 shares of common stock will be "restricted securities" under Rule 144.

        Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

Rule 144

        In general, under Rule 144, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 763,000 shares immediately after this offering; and

  •
  the average weekly trading volume of the common stock on the OTC Bulletin Board or the American Stock Exchange, as the case may be, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Shares of our common stock eligible for sale under Rule 144(k) may be sold at any time before or after the completion of this offering. In general, under Rule 144(k), a person may sell shares of common stock acquired from us, without regard to the manner of sale, the availability of public information or volume, if:

  •
  the person is not our affiliate and has not been our affiliate at any time during the three months preceding such a sale; and

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  the person has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate.

Lock-up Arrangements

        We expect that we and our officers and directors will agree that, for a period of 90 days from the date of closing of this offering, we and they will not, without the prior written consent of the underwriters, sell, transfer, assign, exchange or otherwise dispose of, directly or indirectly (including without limitation hedge or enter into any derivative or other arrangement having similar economic effect) any of our common stock or any securities convertible or exchangeable for our common stock. We expect that certain of our shareholders (including the selling shareholders) will agree to similar restrictions for a period of 90 days from the effective date of this registration statement in accordance with the registration rights argeement with such shareholders. The underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Registration Rights

        Holders of approximately 25,000,000 shares of our common stock have the right to require us to register the sales of their shares under the Securities Act of 1933, under the terms of a registration rights agreement between us and the holders of these shares. These registration rights terminate on August 28, 2005.

Stock Options

        As of June 30, 2005, we had outstanding options to purchase 6,908,928 shares of common stock. On July 11, 2003, we filed a registration statement on Form S-8 under the Securities Act to register the 1,150,000 shares of common stock available for issuance under our Amended and Restated 1996 Equity Compensation Plan.

PLAN OF DISTRIBUTION

        We and the selling shareholders have entered into an underwriting agreement with the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we and the selling shareholders have agreed to sell to those underwriters on the closing date, being August     , 2005, or any later date as may be agreed upon in writing by the parties, but no later than                        , 2005, the number of shares set forth opposite each underwriter's name at the price of $      per share, payable in cash to us or the selling shareholders as applicable, against delivery.

Underwriter	Number of shares
Desjardins Securities Inc.
BMO Nesbitt Burns Inc.
CIBC World Markets Inc.
Clarus Securities Inc.

Total	30,000,000

        The offering is being made concurrently in the United States and in each of the provinces of Canada. The shares will be offered in the United States through Desjardins Securities International Inc., CIBC World Markets Corp. and Harris Nesbitt Corp. The shares will be offered in each of the provinces of Canada through Desjardins Securities Inc., BMO Nesbitt Burns Inc., CIBC World Markets Corp. and Clarus Securities Inc.

        The obligations of the underwriters under the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated in certain stated circumstances and upon the occurrence of certain stated events. The underwriting agreement moreover provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters however are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares under the underwriting agreement.

        The underwriters propose to offer shares directly to the public at the public offering price set forth on the cover page of this prospectus. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms. The underwriters have advised us and the selling shareholders that the underwriters do not intend to sell any shares of our common stock to discretionary accounts.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,226,426 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering, or for market stabilization purposes, if any.

        We have also agreed to issue the underwriters compensation options to purchase 572,332 shares of common stock (658,182 if the over-allotment option is exercised in full) at an exercise price equal to the offering price per share set forth on the cover of this propectus and exercisable for 24 months after the date of this prospectus.

        We have agreed to pay the reasonable fees and expenses of the underwriters incurred in connection with the offering, in an amount up to Cdn.$40,000, and the legal fees of the underwriters, in an amount up to Cdn.$210,000.

        We expect that we and our officers and directors will agree that, for a period of 90 days from the date of closing of this offering, we and they will not, without the prior written consent of the underwriters, sell, transfer, assign, exchange or otherwise dispose of, directly or indirectly (including without limitation hedge or enter into any derivative or other arrangement having similar economic effect) any of our common stock or any securities convertible or exchangeable for our common stock. We expect that certain of our shareholders (including the selling shareholders) will agree to similar restrictions for a period of 90 days from the effective date of this registration statement in accordance with the registration rights argeement with such shareholders. The underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

        We and the selling shareholders expect to deliver the common stock against payment for the shares on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the sixth business day following the date of the pricing of the common stock. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade common stock on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the common stock initially will settle on                        , 2005, to specify alternative settlement arrangements to prevent a failed settlement.

        The offering price for the shares was determined by negotiations among us, the selling shareholders and the underwriters. Among the factors considered in determining the initial public offering price were the trading price of our common stock on the OTC Bulletin Board, our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of other publicly traded companies considered comparable to us. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the offering price.

        We have applied to list our common stock on the American Stock Exchange under the symbol "TCX" and on the Toronto Stock Exchange under the symbol "TC." Conditional listing approval has not yet been obtained from the Toronto Stock Exchange or the American Stock Exchange and there can be no assurance that our shares of common stock will be listed on the Toronto Stock Exchange, the American Stock Exchange or on any other exchange. The listing of our common stock on the Toronto Stock Exchange and the American Stock Exchange is a condition of closing of this offering under the underwriting agreement.

        The following table shows the underwriting discounts and commissions that we and the selling shareholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' options to purchase additional shares of common stock.

	Paid by Tucows		Paid by Selling Shareholders
Full Exercise
	No Exercise		No Exercise
Per Share	$	$	$
TOTAL	$	$	$

        In connection with this offering the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Toronto Stock Exchange or American Stock Exchange, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Pursuant to policy statements of certain securities regulators, the underwriters may not, throughout the period of distribution, bid for or purchase shares of common stock. The policy statements allow certain exceptions to the foregoing prohibitions. The underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the shares of common stock. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Market Regulation Services Inc., relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with the offering, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the shares of common stock at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        We estimate that our portion of the total expenses of this offering will be $1,045,000.

        Other than in connection with this offering, the underwriters have not performed investment banking or advisory services for us.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        Certain legal matters relating to Canadian law will be passed upon for us by Cassels Brock & Blackwell LLP. Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. In addition, certain legal matters relating to Canadian law will be passed upon for the underwriters by Stikeman Elliott LLP and certain legal matters relating to U.S. law will be passed upon for the underwriters by Hodgson, Russ LLP.

EXPERTS

        KPMG LLP, independent registered public accounting firm, have audited our consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the years ended December 31, 2004, 2003 and 2002. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on KPMG LLP's report, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock that we and the selling shareholders are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These documents are publicly available, free of charge, on our website at www.tucows.com. Our website and information it contains are not part of this prospectus.

        You may also read the registration statement and our filings with the Securities and Exchange Commission over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document that we file with the Securities and Exchange Commission at its public reference room at 450 Fifth Street, NW, Washington, DC 20549.

        You may also obtain copies of the documents we file with the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

GLOSSARY OF TECHNICAL TERMS

"ARC" is Tucows' author resource center where software publishers may utilize marketing tools to maximize sales of their products.

"API" or application programming interface is a set of definitions of the ways one piece of computer software communicates with another.piece of software.

"anti-spam" is a term used to describe software or hardware solution that is used to prevent spamming or to allow spam to enter the network or network system. Spamming is an inappropriate attempt to use a mailing list, or USENET or other networked communications facility as if it was a broadcast medium by sending the same message to a large number of people who didn't ask for it.

"ASP" is an acronym for "Application Service Provider". An ASP is an individual or a business that provides computer-based services to customers over a network.

"Blog" or "weblog" is a web page that serves as a publicly accessible personal journal.

"Blogware" is the Tucows Blog product offered by its resellers to end-users.

"Client Code" is a set of written instructions tailored to meet the needs of a Service Provider to enable it to offer Tucows services to its end-users.

"Cost-per-click through" is a phrase commonly used in online advertising and marketing circles in instances where an advertiser is charged for advertising their ad (on the advertising network or website) only when a user clicks on their advertisement.

"Cost-per-thousand" refers to the cost for an advertiser to send a message to 1000 receivers. The measure is calculated by dividing the amount of money spent for a given advertisement by the number of people exposed to it.

"ccTLD" is a country code top-level domain. It is a top-level domain used and reserved for a country or a dependent territory. These are two letters long, and most of them correspond to the ISO 3166-1 standard for country codes.

"Domain Name" is the unique Internet address of a registrant. Each domain name is followed by a suffix that indicates the TLD with which the domain name is associated.

"Digital certificate" is an digital electronic signature that provides a secure environment for the reception of information via the Internet.

"DNS" is an acronym for "domain name system' which is a system that stores information about Internet protocol addresses and domain names in a hierarchical manner. It enables Internet protocol addresses and domain names to work in association to identify each registrant site on the Internet.

"Freeware" is Shareware, or software, that can be downloaded off the Internet—for free.

"groupware" is application software that integrates work on a single project by several concurrent users at separated workstations.

"gTLD" is a top-level domain used principally by a particular class of organization. These are three or more letters long, and are named for the type of organization that they represent (for example,.com for commercial organizations). There are currently 16 gTLDs.

"ICANN" is an acronym for the Internet Corporation for Assigned Names and Numbers, a non-profit organization which has assumed the responsibility for IP address allocation and domain name system management functions. It is currently performed on a cooperative basis under the auspices of a contract with the U.S. Government.

"ISP" or Internet Service Provider is a business or organization that offers users access to the Internet and related services. Most web hosting and telecommunications companies are ISPs. They provide services such as Internet access and domain registration.

"IP address", or Internet protocol address, is the unique number assigned to a domain name that is used by computers to receive and send information through the Internet. An example of an IP address is 207.142.131.236. This number is converted by a computer to the more commonly recognized form of domain address such as www.tucows.com via the DNS.

"OpenSRS" is Tucows' technical platform whereby its reseller customers process certain of the services for which they have contracted with the company.

"Shareware" are software programs that are openly available, and can usually be downloaded online. They are often free.

"SME" means small or medium sized enterprise.

"SMTP", "POP" and "IMAP" all refer to the delivery and retrieval of email on the Internet. SMTP is the acronym for "simple mail transfer based protocol" which is the standard for email transmission over the Internet. POP is the acronym for "post office protocol," an application layer used to retrieve email from a remote server to a computer. IMAP is the acronym for "Internet message access protocol". Like POP, IMAP is an application used to retrieve email from a remote server to an individual computer.

"Registrar" is an organization accredited by ICANN or a national authority to process domain registrations. Each registrar is provided with a "tag" that provides access to a particular gTLD or ccTLD.

"Registry" for the purpose of domains refers to the institution or entity responsible for maintaining registration records.

"TLD" refers to the suffix attached to domain names. There are a limited number of predefined suffixes, and each one represents a top-level domain. TLD's are further divided into gTLD's and ccTLD's. "gTLD" stands for "generic top-level domain and is used to designate a TLD intended for use as a global resource. "ccTLD's" or country code TLD's are typically two letter TLD extensions that correspond to a country or location.

"Winsock software" is a specification that defines how Windows network software should access network services.

"Zone File" is a file that contains data describing a portion of the domain name space. Zone files contain the information needed to resolve domain names to Internet Protocol (IP) numbers.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TUCOWS INC.

Tucows Inc.

Consolidated Balance Sheets

(Dollar amounts in U.S. dollars)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,007,050	$13,914,988
Restricted cash	—	460,398
Accounts receivable, net of allowance for doubtful accounts of $55,000 as of March 31, 2005 and $25,000 as of December 31, 2004	1,262,679	1,111,082
Prepaid expenses and deposits	1,721,738	2,156,702
Prepaid domain registry and ancillary services fees, current portion	17,082,065	15,601,786
Deferred tax asset, current portion	1,000,000	1,000,000

Total current assets	36,073,532	34,244,956
Prepaid domain name registry and ancillary services fees, long-term portion	6,993,852	6,471,916
Property and equipment	976,272	1,017,237
Deferred tax asset, long-term portion	2,000,000	2,000,000
Intangible assets	1,183,200	1,242,240
Goodwill	964,467	964,467
Investment	353,737	353,737
Cash held in escrow	1,013,366	1,009,650

Total assets	$49,558,426	$47,304,203

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,526,505	$1,483,543
Accrued liabilities	1,677,947	2,688,738
Customer deposits	2,169,135	2,247,262
Deferred revenue, current portion	25,493,236	23,648,381
Accreditation fees payable, current portion	303,891	144,483

Total current liabilities	31,170,714	30,212,407
Deferred revenue, long-term portion	10,263,233	9,602,599
Accreditation fees payable, long-term portion	43,265	31,816
Stockholders' equity
Preferred stock—no par value, 1,250,000 shares authorized; none issued and outstanding	—	—
Common stock—no par value, 250,000,000 shares authorized; 67,297,465 shares issued and outstanding as of March 31, 2005 and 66,817,250 shares issued and outstanding as of December 31, 2004	9,722,300	9,541,277
Additional paid-in capital	50,061,866	50,061,866
Deficit	(51,702,952)	(52,145,762)

Total stockholders' equity	8,081,214	7,457,381

Total liabilities and stockholders' equity	$49,558,426	$47,304,203

Subsequent events (note 7)

See accompanying notes to consolidated financial statements

Tucows Inc.

Consolidated Statements of Operations

(Dollar amounts in U.S. dollars)

(unaudited)

	Three months ended March 31,
	2005	2004
Net revenues	$11,801,706	$10,174,909
Cost of revenues	7,221,205	6,445,415

Gross profit	4,580,501	3,729,494

Operating expenses:
Sales and marketing(*)	1,352,454	1,220,534
Technical operations and development	1,322,785	1,011,422
General and administrative(*)	1,390,762	1,073,072
Depreciation of property and equipment	241,873	312,986
Amortization of intangible assets	59,040	—

Total operating expenses	4,366,914	3,618,014

Income from operations	213,587	111,480
Other income:
Interest income, net	77,248	37,633

Total other income	77,248	37,633

Income before provision for income taxes	290,835	149,113
Provision for (recovery of) income taxes	(151,975)	—

Net income for the period	$442,810	$149,113

Basic and diluted earnings per share	$0.01	$0.00

Shares used in computing basic earnings per common share	66,883,487	64,690,887

Shares used in computing diluted earnings per common share	71,604,368	66,989,744

(*) Stock-based compensation has been included in operating expenses as follows:
Sales and marketing	$—	$16,834
General and administrative	$—	$3,759

See accompanying notes to consolidated financial statements

Tucows Inc.

Consolidated Statements of Stockholders' Equity

(Dollar amounts in U.S. dollars)

(Unaudited)

	Common stock
			Additional paid in capital		Total stockholders' equity
	Number	Amount		Deficit
Balances, December 31, 2004	66,817,250	$9,541,277	$50,061,866	$(52,145,762)	$7,457,381
Exercise of stock options	480,215	181,023	—	—	181,023
Net income for the period	—	—	—	442,810	442,810

Balances, March 31, 2005	67,297,465	$9,722,300	$50,061,866	$(51,702,952)	$8,081,214

Tucows Inc.

Consolidated Statements of Stockholders' Equity

(Dollar amounts in U.S. dollars)

(Unaudited)

	Common stock
			Additional paid in capital	Deferred stock-based compensation		Total stockholders' equity
	Number	Amount			Deficit
Balances, December 31, 2003	64,626,429	$8,540,687	$49,992,129	$(20,593)	$(57,646,100)	$866,123
Exercise of stock options	413,288	153,062	—	—	—	153,062
Amortization of deferred stock based compensation	—	—	—	20,593	—	20,593
Net income for the period	—	—	—	—	149,113	149,113

Balances, March 31, 2004	65,039,717	$8,693,749	$49,992,129	—	$(57,496,987)	$1,188,891

See accompanying notes to consolidated financial statements

Tucows Inc.

Consolidated Statements of Cash Flow

(Dollar amounts in U.S. dollars)

(unaudited)

	Three months ended March 31,
	2005	2004
Cash provided by (used in):
Operating activities:
Net income for the period	$442,810	$149,113
Items not involving cash:
Depreciation of property and equipment	241,873	312,986
Amortization of intangible assets	59,040	—
Loss on change in the fair value of forward contracts	107,628	18,885
Stock-based compensation	—	20,593
Change in non-cash operating working capital:
Accounts receivable	(151,597)	(62,668)
Prepaid expenses and deposits	327,336	35,120
Prepaid domain registry fees	(2,002,215)	(2,037,012)
Accounts payable	42,962	(375,449)
Accrued liabilities	(1,010,791)	(255,421)
Customer deposits	(78,127)	(46,881)
Deferred revenue	2,505,489	2,807,463
Accreditation fees payable	170,857	—

Cash provided by operating activities	655,265	566,729

Financing activities:
Proceeds received on exercise of stock options	181,023	153,062

Cash provided by financing activities	181,023	153,062

Investing activities:
Additions to property and equipment	(200,908)	(108,144)
Decrease in restricted cash—being margin security against forward exchange contracts	460,398	132,500
Increase in cash held in escrow	(3,716)	—

Cash provided by investing activities	255,774	24,356

Increase in cash and cash equivalents	1,092,062	744,147
Cash and cash equivalents, beginning of period	13,914,988	12,912,811

Cash and cash equivalents, end of period	$15,007,050	$13,656,958

See accompanying notes to consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION:

        Tucows Inc., a Pennsylvania corporation (the "Company" or "Tucows"), is a global distributor of Internet services, including domain registration, security and identity products, billing, provisioning and customer care software solutions, email services, managed Domain Name Services ("DNS"), blogware and website building tools, through its global Internet-based distribution network of ISPs, web hosting companies and other providers of Internet services to end-users.

        The accompanying unaudited interim consolidated balance sheets, and the related statements of operations, stockholders equity and cash flows reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the financial position of Tucows and its subsidiaries as at March 31, 2005 and the results of operations and cash flows for the interim periods ended March 31, 2005 and 2004.

        The accompanying interim consolidated financial statements have been prepared by the Company without audit, in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and do not include all information and notes normally provided in annual financial statements. These interim financial statements follow the same accounting policies and methods of application used in the annual financial statements, and should be read in conjunction with the audited financial statements and notes thereto of the Company for the year ended December 31, 2004. The results of operations for any interim period are not necessarily indicative of, nor are they comparable to, the results of operations for any other interim period or for the full fiscal year.

        The Company has elected to follow the intrinsic-value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock options. Under APB 25, deferred stock-based compensation is recorded at the option grant date in an amount equal to the difference between the market value of a common share and the exercise price of the option. Deferred stock-based compensation resulting from employee option grants is amortized over the vesting period of the individual options, generally four years, in accordance with the accelerated measurement method in Financial Accounting Standards Board Interpretation No. 28.

        Stock options granted to consultants and other non-employees are accounted for using the fair value method under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." Under this method, the fair value of options granted is recognized as services are performed and options are earned.

        The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

	Three months ended March 31,
	2005	2004
	(unaudited)
Net income, as reported	$442,810	$149,113
Add stock-based employee compensation expense included in reported net income, net of tax	—	20,593
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(83,287)	(184,671)

Net income (loss), pro forma	$359,523	$(14,965)

Earnings (loss) per common share, as reported	$0.01	$0.00
Earnings (loss) per common share, pro forma	$0.01	$0.00

        To determine the fair value of each option on the grant date in the three months ended March 31, 2005 and 2004 respectively, the following assumptions were used for the Company's stock option plan:

	Three months ended March 31,
	2005	2004
Volatility	128.4%	139.7%
Risk-free interest rate	3.8%	2.8%
Expected life (in years)	4.0	4.0%
Dividend yield	0%	0%
The weighted average grant date fair value for options issued, with the exercise price equal to market value on the date of grant	$0.88%	$0.52%

2. INVESTMENT:

        Investments over which the Company is unable to exercise significant influence are recorded at cost and written down only when there is evidence that a decline in value that is not temporary has occurred.

        The Company holds a 7% interest in Afilias, Limited ("Afilias"), a private company, which is a consortium of 18 domain registrars.

3. BASIC AND DILUTED EARNINGS PER COMMON SHARE:

        The Company's basic earnings per common share have been calculated by dividing net income by the weighted average number of common shares outstanding.

        The diluted earnings per common share have been calculated using the weighted average number of common shares outstanding and potentially dilutive common shares outstanding during the periods.

        Options to purchase 106,394 Common Shares were outstanding during the three months ended March 31, 2005 (three months ended March 31, 2004: 1,067,795) but were not included in the computation of diluted income per common share because the options' exercise price was greater than the average market price of the common shares. The options, which expire in years 2005 to 2014, were still outstanding at March 31, 2005.

4. SUPPLEMENTAL INFORMATION:

        The following is a summary of the Company's revenue earned from each significant revenue stream:

	Three months ended March 31,
	2005	2004
	(unaudited)
Domain and ancillary services	$10,820,331	$9,602,481
Advertising and other revenue	981,375	572,428

	$11,801,706	$10,174,909

5. COMMITMENTS AND CONTINGENCIES:

        Subsequent to March 31, 2005, as a substantial portion of Tucows fixed expenses continue to be incurred in Canadian dollars, Tucows continued its policy of entering into forward exchange contracts ("Contracts") to manage its exposure to foreign exchange rate fluctuations. With the objective of neutralizing some of the impact of foreign currency movement related to the Canadian dollar, beginning on April 25, 2005, on a semi-monthly basis U.S.$550,000 will be converted into Canadian dollars until the end of May 2005 at foreign exchange rates varying from 1.2363 to 1.2370. The notional principal of the outstanding Contracts at April 22, 2005 was $1,650,000. As margin security against these Contracts, the Company placed $82,500 into secured term deposits, which will mature on a monthly basis in line with the Contracts and will be reflected as restricted cash on the balance sheet.

        In addition, to meet its anticipated Canadian dollar expense needs for June and July 2005, on May 12, 2005 Tucows converted U.S.$2.5 million into Canadian dollars at a rate of 1.2482. Until these funds are required, they have been placed in short-term fixed interest rate bearing bankers acceptances maturing at various dates through July 26, 2005.

6. RECENT ACCOUNTING PRONOUNCEMENTS:

        In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment," which requires companies to expense the fair value of employee stock options and other forms of share-based compensation. Accordingly, SFAS 123R eliminates the use of the intrinsic value method to account for share-based compensation transactions as provided under APB Opinion No. 25. Under SFAS 123R, Tucows is required to determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. Tucows currently uses the Black-Scholes option-pricing model to value options for pro-forma financial statement disclosure purposes [in note 1.] The use of a different model to value options may result in a different fair value than the use of the Black-Scholes option-pricing model. Tucows is required to adopt SFAS 123R in the first quarter of fiscal 2006. Tucows is evaluating the requirements of SFAS 123R and anticipates that the adoption of FAS 123(R) will affect its results of operations to an extent similar to that as presented in its FAS 123 pro forma disclosure [included in note 1.]

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). In December 2003, the FASB issued FIN 46R which superseded FIN 46 and contains numerous exemptions. FIN 46R applies to financial statements of public entities that have or potentially have interests in entities considered special purpose entities for periods ended after December 15, 2003 and otherwise to interests in Variable Interest Entities, or VIEs for periods ending after March 15, 2004. VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. FIN 46R provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The adoption of FIN 46R did not have a material effect on the Company's consolidated financial statements.

7. SUBSEQUENT EVENTS:

        In connection with the acquisition of Boardtown the Company transferred $1.75 million of the purchase price payable to the former shareholders of Boardtown (the "Shareholders") into an escrow account which is being held in escrow until the determination of whether certain performance milestones at various contractual dates between April 2005 and April 2007 were achieved.

        The escrow funds consist of $750,000 in the form of 1,069,644 shares of common stock of the Company (based upon the market price of Tucows shares at the time of the transaction), which have not been included in the determination of diluted earnings per common share, and $1.0 million in cash. The first $750,000 paid out of the escrow account to the Shareholders is to be in shares of Common Stock of the Company. Pursuant to the acquisition agreement, the performance milestones relating to the net cash flow from existing operations, the hosted billing solution and the hosted help desk solution were assessed as of April 27, 2005. The performance milestone relating to converting potential support customers was assessed as of April 30, 2005.

        On April 27, 2005, the Company and the Shareholders agreed that the Shareholders had met their obligation with regard to the hosted billing solution milestone and that they had not met their obligation with regard to the net cash flow from operations milestone. With regard to the hosted help desk milestone, the Company and the Shareholders agreed that the determination of whether this milestone was achieved should be deferred until July 31, 2005 without penalty. Accordingly, the escrow agent has been instructed to release 641,783 shares of Common Stock to the Shareholders in satisfaction of the hosted billing solution milestone and to amend the terms of the escrow agreement to reflect the revised performance date for the hosted help desk solution milestone to July 31, 2005. In addition, since the net cash flow from existing operations criteria was not met, the escrow agent was instructed to release $400,000 out of escrow to the Company.

        On April 30, 2005, the Company and the Shareholders agreed that the Shareholders had partially met their obligation with regard to converting potential support customers and released an additional 139,054 Common Shares from escrow to the Shareholders.

        The Company has filed a preliminary prospectus with each of the provincial security regulatory authorities in Canada relating to an initial public offering (the "Offering") in Canada. In addition, the Company will grant the underwriters compensation options, equal to 7% of the common stock issued from treasury pursuant to the Offering, with an exercise price equal to the Offering price and exercisable for a period of 24 months after the closing of the Offering.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Tucows Inc.:

        We have audited the accompanying consolidated balance sheets of Tucows Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tucows Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP
Chartered Accountants
Toronto, Canada
February 7, 2005, except as to note 12, which is as of April 30, 2005

Tucows Inc.

Consolidated Balance Sheets

(Dollar amounts in U.S. dollars)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Current assets:
Cash and cash equivalents	$13,914,988	$12,912,811
Restricted cash (note 10(c))	460,398	132,500
Accounts receivable, net of allowance for doubtful accounts of $25,000 at December 31, 2004 and $30,000 at December 31, 2003	1,111,082	486,289
Prepaid expenses and deposits	2,156,702	2,061,948
Prepaid domain name registry and ancillary services fees, current portion	15,601,786	13,204,566
Deferred tax asset, current portion (note 9)	1,000,000	—

Total current assets	34,244,956	28,798,114
Prepaid domain name registry and ancillary services fees, long-term portion	6,471,916	5,136,194
Property and equipment (note 5)	1,017,237	1,048,400
Deferred tax asset, long-term portion (note 9)	2,000,000	—
Intangible assets (note 6)	1,242,240	—
Goodwill (note 3)	964,467	—
Investment (note 7)	353,737	353,737
Cash held in escrow (note 3)	1,009,650	—

Total assets	$47,304,203	$35,336,445

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,483,543	$1,632,294
Accrued liabilities	2,688,738	2,088,235
Customer deposits	2,247,262	2,160,601
Deferred revenue, current portion	23,648,381	20,715,191
Accreditation fees payable, current portion	144,483	—

Total current liabilities	30,212,407	26,596,321
Deferred revenue, long-term portion	9,602,599	7,874,001
Accreditation fees payable, long-term portion	31,816	—
Stockholders' equity:
Preferred stock—no par value, 1,250,000 shares authorized; none issued and outstanding	—	—
Common stock—no par value, 250,000,000 shares authorized; 66,817,250 shares issued and outstanding at December 31, 2004 and 64,626,429 shares issued and outstanding at December 31, 2003	9,541,277	8,540,687
Additional paid-in capital	50,061,866	49,992,129
Deferred stock-based compensation	—	(20,593)
Deficit	(52,145,762)	(57,646,100)

Total stockholders' equity	7,457,381	866,123

Total liabilities and stockholders' equity	$47,304,203	$35,336,445

Commitments and contingencies (note 10)
Subsequent events (note 12)

See accompanying notes to consolidated financial statements

Tucows Inc.

Consolidated Statements of Operations

(Dollar amounts in U.S. dollars)

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Net revenues (note 11)	$44,717,155	$37,194,747	$37,046,375
Cost of revenues	27,566,066	22,990,227	23,107,871

Gross profit	17,151,089	14,204,520	13,938,504

Operating expenses:
Sales and marketing(*)	5,067,841	3,850,081	3,770,913
Technical operations and development(*)	4,549,368	3,935,061	3,725,966
General and administrative(*)	4,107,981	3,998,073	4,523,314
Depreciation of property and equipment	1,118,734	1,489,570	2,675,836
Amortization of intangible assets	157,760	—	222,222

Total operating expenses	15,001,684	13,272,785	14,918,251

Income (loss) from operations	2,149,405	931,735	(979,747)
Other income (expenses)
Interest income, net	200,501	131,703	102,057
Gain on disposal of Electric Library subscription assets (note 4(b))	—	—	1,846,717
Gain on disposal of Liberty Registry Management Services Inc. (note 4(a))	—	1,000,000	1,955,443
Loss on disposal of Eklektix Inc.	—	—	(44,304)
Write down of investment in bigchalk.com (note 7)	—	—	(1,013,335)

Total other income (expenses)	200,501	1,131,703	2,846,578

Income before provision for income taxes	2,349,906	2,063,438	1,866,831
Provision for (recovery of) income taxes (note 9)	(3,150,432)	—	—

Net income for the year	$5,500,338	$2,063,438	$1,866,831

Basic and diluted income per share (note 2(o))	$0.08	$0.03	$0.03

Shares used in computing basic income per common share (note 2(o))	66,079,104	64,626,429	64,626,429

Shares used in computing diluted income per common share (note 2(o))	68,051,579	64,725,929	64,626,429

(*) Stock-based compensation has been included in operating expenses as follows:
Sales and marketing	$16,834	$109,926	$109,926
Technical operations and development	69,737	—	—
General and administrative	3,759	52,778	52,777

See accompanying notes to consolidated financial statements

Tucows Inc.

Consolidated Statements of Stockholders' Equity (Deficiency)

(Dollar amounts in U.S. dollars)

	Common stock					Total stockholders' equity (deficiency)
			Additional paid in capital	Deferred stock-based compensation
	Number	Amount			Deficit
Balances, December 31, 2001	64,626,429	$8,540,687	$49,992,129	$(346,000)	$(61,576,369)	$(3,389,553)
Amortization of deferred stock-based compensation	—	—	—	162,703	—	162,703
Net income for the year	—	—	—	—	1,866,831	1,866,831

Balances, December 31, 2002	64,626,429	8,540,687	49,992,129	(183,297)	(59,709,538)	(1,360,019)
Amortization of deferred stock-based compensation	—	—	—	162,704	—	162,704
Net income for the year	—	—	—	—	2,063,438	2,063,438

Balances, December 31, 2003	64,626,429	8,540,687	49,992,129	(20,593)	(57,646,100)	866,123
Exercise of stock options	1,834,275	726,050	—	—	—	726,050
Acquisition of Boardtown Corporation (note 3)	356,546	274,540	—	—	—	274,540
Stock based compensation (note 8)	—	—	69,737	—	—	69,737
Amortization of deferred stock-based compensation	—	—	—	20,593	—	20,593
Net income for the year	—	—	—	—	5,500,338	5,500,338

Balances, December 31, 2004	66,817,250	$9,541,277	$50,061,866	$—	$(52,145,762)	$7,457,381

See accompanying notes to consolidated financial statements

Tucows Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in U.S. dollars)

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Cash provided by (used in):
Operating activities:
Net income for the year	$5,500,338	$2,063,438	$1,866,831
Items not involving cash:
Depreciation of property and equipment	1,118,734	1,489,570	2,675,836
Amortization of intangible assets	157,760	—	222,222
Unrealized change in the fair value of forward contracts	(88,743)	(279,174)	260,289
Write-down of investment in bigchalk.com, Inc.	—	—	1,013,335
Stock-based compensation	69,737	—	—
Amortization of deferred stock-based compensation	20,593	162,704	162,703
Deferred income taxes	(3,000,000)	—	—
Gain on disposal of Electric Library subscription assets	—	—	(1,846,717)
Gain on disposal of Liberty Registry Management Services Inc.	—	(1,000,000)	(1,955,443)
Loss on write-off of Eklektix Inc.	—	—	44,304
Change in non-cash operating working capital:
Accounts receivable	(546,762)	(147,592)	306,951
Prepaid expenses and deposits	(1,333)	(91,977)	(80,273)
Prepaid domain name registry and ancillary services fees	(3,732,942)	(3,495,233)	(2,488,384)
Accounts payable	(148,751)	26,664	(15,669)
Accrued liabilities	403,404	60,112	(479,898)
Customer deposits	77,772	202,944	20,915
Deferred revenue	4,661,788	4,228,175	3,731,415
Accreditation fees payable	176,299	—	—

Cash provided by operating activities	4,667,894	3,219,631	3,438,417

Financing activities:
Proceeds received on exercise of stock options	726,050	—	—
Repayments of obligations under capital leases	—	—	(111,159)

Cash provided by financing activities	726,050	—	(111,159)

Investing activities:
Additions to property and equipment	(1,034,709)	(956,649)	(844,508)
Decrease (increase) in restricted cash—being margin security against forward exchange contracts (note 10(c))	(327,898)	805,000	(937,500)
Net proceeds on disposal of Electric Library subscription assets	—	—	1,577,129
Acquisition of Boardtown Corporation, net of cash acquired	(2,019,510)	—	—
Increase in cash held in escrow	(1,009,650)	—	—
Proceeds on disposal of Liberty Registry Management Services Inc., net of cash disposed	—	1,000,000	938,889
Proceeds on disposal of Eklektix Inc., net of cash disposed	—	—	(30,628)

Cash provided by (used in) investing activities	(4,391,767)	848,351	703,382

Increase in cash and cash equivalents	1,002,177	4,067,982	4,030,640
Cash and cash equivalents, beginning of year	12,912,811	8,844,829	4,814,189

Cash and cash equivalents, end of year	$13,914,988	$12,912,811	$8,844,829

Supplemental cash flow information:
Interest paid	$166	$383	$25,013
Supplemental disclosure of non-cash investing and financing activities:
Common stock issued on the acquisition of Boardtown Corporation	$274,540	$—	$—

See accompanying notes to consolidated financial statements

Tucows Inc.

Notes to Consolidated Financial Statements

(Dollar amounts in U.S. dollars)

1. Organization of the Company:

        The Company is a global distributor of Internet services, including domain name registration, security and identity products through digital certificates and email, through its global Internet-based distribution network of Internet Service Providers, web hosting companies and other providers of Internet services to end-users.

2. Significant accounting policies:

        These financial statements are stated in U.S. dollars, except where otherwise noted. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

  (a) Basis of consolidation

        These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

        Investments over which the Company is unable to exercise significant influence, are recorded at cost and written down only when there is evidence that a decline in value that is other than temporary has occurred.

  (b) Use of estimates

        The preparation of the Consolidated Financial Statements in accordance with U.S. GAAP necessarily requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to amounts recognized for or carrying values of revenues, bad debts, investments, goodwill, intangible assets, income taxes, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances at the time they are made. Under different assumptions or conditions, the actual results will differ, potentially materially, from those previously estimated. Many of the conditions impacting these assumptions and estimates are outside of the Company's control.

  (c) Cash and cash equivalents

        All highly liquid investments, with an original term to maturity of three months or less at the date of acquisition, are classified as cash equivalents.

  (d) Property and equipment

        Property and equipment are stated at cost, net of accumulated amortization. Amortization is provided on a straight-line basis so as to amortize the cost of depreciable assets over their estimated useful lives at the following rates:

Asset	Rate
Computer equipment	30%
Computer software	100%
Furniture and equipment	20%
Leasehold improvements	Over term of lease

        The Company reviews the carrying values of its property and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. If such assets are considered impaired, the amount of the impairment loss recognized is measured as the amount by which the carrying value of the asset exceeds the fair value of the asset, with fair value being determined based upon discounted cash flows or appraised values, depending on the nature of the asset.

  (e) Intangible assets

        Intangible assets, which represent technology, brand value, customer relationships and non-compete arrangements related to the acquisition of Boardtown Corporation in 2004, are being amortized on a straight-line basis over periods of three or seven years. The Company reviews the carrying values of its intangible assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. If such assets are considered impaired, the amount of the impairment loss recognized is measured as the amount by which the carrying value for the asset exceeds the fair value of the asset, with fair value being determined based upon discounted cash flows or appraised values, depending on the nature of the asset.

  (f) Goodwill

        Goodwill represents the excess of the purchase price over the fair values of net identifiable assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", the Company does not amortize goodwill but is required to evaluate goodwill annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Absent triggering factors during the year, the Company conducts its goodwill assessment in the fourth quarter to correspond with its measurement planning cycle. Impairment is tested at the reporting unit level by comparing the reporting unit's carrying amount to its fair value. The fair values of the reporting units are estimated using discounted cash flows based on historical experience and on various other assumptions, including current market trends and developments. To the extent a reporting unit's carrying amount exceeds its fair value, an impairment of goodwill exists. Impairment is measured by comparing the fair value of goodwill, determined in a manner similar to a purchase price allocation, to its carrying value.

  (g) Revenue recognition

        The Company's revenues are derived from domain registration fees on both a wholesale and retail basis and ancillary services and advertising and other revenue. Amounts received in advance of meeting the revenue recognition criteria described below are recorded as deferred revenue.

        The Company earns registration fees in connection with each new, renewed and transferred-in registration and from providing provisioning services to Service Providers and registrars on a monthly basis. Service has been provided in connection with registration fees once the Company has confirmed that the requested domain name has been appropriately recorded in the registry under contractual performance standards. Domain names are generally purchased for terms of one to ten years. Registration fees charged for domain registration and provisioning services are recognized on a straight-line basis over the life of the contracted term. Registration fee revenues are net of any promotional rebates as the Company has a continuing obligation to provide services to customers throughout the registration period.

        The Company also generates advertising and other revenue through its online libraries of shareware, freeware and online services presented on its website. Advertising and other revenues are recognized rateably over the period in which it is presented. To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the guaranteed impressions are achieved. The Company has also entered into barter arrangements with other Internet companies to place advertisements on each other's web sites. Revenue and expense from an advertising barter transaction is recognized only when the value of the advertising surrendered is determinable based on the Company's own historical practice of receiving cash for similar advertising. The Company recognized barter advertising of nil, nil and $51,342 during the years ended December 31, 2004, 2003 and 2002, respectively.

        In those cases where payment is not received at the time of sale, additional conditions for recognition of revenue are that the collection of sales process is reasonably assured and the Company has no further performance obligations. The Company records costs that reflect expected refunds, rebates and credit card charge-backs as a reduction of revenues at the time of the sale based on historical experiences and current expectations.

        The Company establishes reserves for possible uncollectible accounts receivable and other contingent liabilities which may arise in the normal course of business. Historically, credit losses have been within the Company's expectations and the reserves the Company has established have been appropriate. However, the Company has, on occasion, experienced issues which have led to accounts receivable not being fully collected. Should these issues occur more frequently, additional reserves may be required.

  (h) Deferred revenue

        Deferred revenue primarily relates to the unearned portion of revenues received in advance related to the unexpired term of registration fees from domain registrations and ancillary services, net of external commissions. Revenue received in advance of the provision of services from advertising and Sleuth search technology is deferred and recognized in the month that the services are provided.

  (i) Accreditation fees payable

        Accreditation fees relate to the unpaid portion of accreditation fees paid to ICANN in connection with the registration of GTLD's.

  (j) Prepaid domain name registry fees

        Prepaid domain name registry and ancillary services fees represent amounts paid to registries, and country code domain name operators for updating and maintaining the registries, as well as to suppliers of ancillary services. Domain name registry and ancillary services fees are recognized on a straight-line basis over the life of the contracted registration term.

  (k) Translation of foreign currency transactions

        The Company's functional currency is the United States dollar. Monetary assets and liabilities of the Company and of its wholly owned subsidiaries that are denominated in foreign currencies are translated into United States dollars (which is considered to be the measurement currency) at the exchange rates prevailing at the balance sheet dates. Non-monetary assets and liabilities are translated at the historical exchange rates. Transactions included in operations are translated at the average rate for the year. Foreign exchange gains (losses) amounting to $343,506, $772,027, and $(80,480) have been recorded in operating expenses in the consolidated statement of operations during the years ended December 31, 2004, 2003 and 2002, respectively.

        The Company follows Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended. SFAS 133, as amended establishes accounting and reporting standards for derivative instruments and hedging activities. The Company has not complied with the documentation standards required for its forward foreign exchange contracts to be accounted for as hedges under SFAS 133 and has, therefore, accounted for such forward foreign exchange contracts at their fair value with a gain recorded in the consolidated statement of operations of $88,743 and, $279,174 for the years ended December 31, 2004 and 2003, respectively, and a loss recorded in the consolidated statement of operations of $260,289 for the year ended December 31, 2002, equal to the change in the fair value of such contracts. The fair value of the forward foreign exchange contracts is included in prepaid expenses in the consolidated balance sheet at December 31, 2004 and December 31, 2003.

  (l) Product development costs

        Product development costs are expensed as incurred. The Company accounts for the costs of computer software developed or obtained for internal use in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal

Use". Under this SOP, costs that are incurred in the preliminary stage of software development are expensed as incurred. Costs incurred during the application and development stage are capitalized and generally include external direct costs of materials and services consumed in the development and payroll and payroll- related costs for employees who are directly associated with the development project. Costs incurred in the post implementation and operation stage are expensed as incurred. The Company capitalized $338,500, $411,200 and $532,200 during the years ended December 31, 2004, 2003 and 2002, respectively, of such costs relating to the development of internal use software. The capitalized costs of computer software developed for internal use are amortized on a straight-line basis over one year from the date the software is put into use.

  (m) Income taxes

        Under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the year that includes the enactment date. A valuation allowance is recorded if it is not "more likely than not" that some portion of or all of a deferred tax asset will be realized.

        The Company is entitled to earn investment tax credits ("ITCs"), which are credits related to specific qualifying expenditures as prescribed by Canadian Income Tax legislation. These ITCs relate primarily to research and development expenses. The ITCs are recognized once the Company has reasonable assurance that the amounts will be realized. ITCs recognized in the year ended December 31, 2004 have been recorded as a recovery of income taxes.

  (n) Stock-based compensation

        The Company has elected to follow the intrinsic-value-based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its employee stock options. Under APB 25, deferred stock-based compensation is recorded at the option grant date in an amount equal to the difference between the market value of a common share and the exercise price of the option. Deferred stock-based compensation resulting from employee option grants is amortized over the vesting period of the individual options, generally four years, in accordance with the accelerated measurement method in Financial Accounting Standards Board Interpretation No. 28.

        Stock options granted to consultants and other non-employees are accounted for using the fair value method under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"). Under this method, the fair value of options granted is recognized as services are performed and options are earned.

        The following table illustrates the effect on net income (loss) if the fair-value-based method had been applied to all outstanding and unvested awards in each year.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Net income, as reported	$5,500,338	$2,063,438	$1,866,831
Add stock-based employee compensation expense included in reported net income, net of tax	90,330	162,704	162,703
Deduct total stock-based employee compensation expense determined under fair-value-based method for all rewards, net of tax	(413,151)	(571,593)	(481,014)

Net income, pro forma	$5,177,517	$1,654,549	$1,548,520

Income per common share, as reported	$0.08	$0.03	$0.03
Income per common share, pro forma	0.08	0.03	0.02

        To determine the fair value of each option on the grant date in 2004, 2003 and 2002, the following assumptions were used for the Company's stock option plan: dividend yield of 0.0% for each year, volatility of 132.4%, 138.8%, and 157%, respectively, a weighted average risk free interest rate of 3.2%, 2.8% and 3.46%, respectively, and a weighted average expected life of options of four years for each year. The weighted average grant date fair value for options issued in 2004, 2003 and 2002, with the exercise price equal to market value on the date of grant, were $0.61, $0.37 and $0.47, respectively.

  (o) Income per common share

        Basic income per common share has been calculated on the basis of income for the year divided by the weighted average number of common shares outstanding during each year. Diluted net income per share is the same as basic income per share. Diluted income per share gives effect to all dilutive potential common shares outstanding at the end of the year had been issued, converted or exercised at the later of the beginning of the year or their date of issuance. In computing diluted income per share, the treasury stock method is used to determine the number of shares assumed to be purchased from the conversion of common stock equivalents or the proceeds of exercises of options.

        The following table reconciles the numerators and denominators of the basic and diluted earnings per common share computation:

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Numerator for basic and diluted income per common share:
Income for the year	$5,500,338	$2,063,438	$1,866,831

Denominator for basic and diluted income per common share:
Basic weighted average number of common shares outstanding	66,079,104	64,626,429	64,626,429
Effect of stock options	1,972,475	99,500	—

Diluted weighted average number of shares outstanding	68,051,579	64,725,929	64,626,429

Basic income per common share	$0.08	$0.03	$0.03

Diluted income per common share	$0.08	$0.03	$0.03

        Options to purchase 864,310 Common Shares were outstanding during 2004 (2003 : 8,554,754, 2002 : 7,660,257) but were not included in the computation of diluted income per common share because the options' exercise price was greater than the average market price of the common shares. The options which expire in years 2005 to 2014 were still outstanding at the end of 2004.

  (p) Concentration of credit risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, accounts receivable and forward foreign exchange contracts. Cash equivalents consist of deposits with, or guaranteed by, major commercial banks, the maturities of which are three months or less form the date of purchase. With respect to accounts receivable, the Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them. The counterparty to the forward foreign exchange contracts is a major commercial bank which management believes does not represent a significant credit risk. Management assesses the need for allowances for potential credit losses by considering the credit risk of specific customers, historical trends and other information. No customer accounted for more than 10% of revenue in 2004, 2003 or 2002. Two customers accounted for 27% of accounts receivable at December 31, 2004 and one customer accounted for 19% and 17% of accounts receivable at December 31, 2003 and 2002 respectively. All of these accounts receivable have been collected.

  (q) Fair values of financial assets and financial liabilities

        The carrying values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of the instruments.

  (r) Comprehensive income

        The Company follows Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement requires companies to classify items of their comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from deficit and additional paid-in capital in the equity section of the balance sheet. There was no difference between net income and comprehensive income for the years ended December 31, 2004, 2003 and 2002.

  (s) Segment reporting

        The Company follows Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company operates in one business segment.

        The Company's revenues are attributed to the country in which the contract originates, primarily Canada. Revenues from domain names issued from the Toronto, Canada location are attributed to Canada because it is impracticable to determine the country of the customer.

  (t) Recent accounting pronouncements

        In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment," which requires companies to expense the fair value of employee stock options and other forms of share-based compensation. Accordingly, SFAS 123R eliminates the use of the intrinsic value method to account for share-based compensation transactions as provided under APB Opinion No. 25. Under SFAS 123R, Tucows is required to determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. Tucows currently uses the Black-Scholes option-pricing model to value options for pro-forma financial statement disclosure purposes in note 2 (n). The use of a different model to value options may result in a different fair value than the use of the Black-Scholes option-pricing model. Tucows is required to adopt SFAS 123R in the third quarter of fiscal 2005. Tucows is evaluating the requirements of SFAS 123R and anticipates that the adoption of FAS 123(R) will affect our results of operations to an extent similar to that as presented in our FAS 123 pro forma disclosure included in note 2 (n).

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). In December 2003, the FASB issued FIN 46R which superseded FIN 46 and contains numerous exemptions. FIN 46R applies to financial statements of public entities that have or potentially have interests in entities considered special purpose entities for periods ended after December 15, 2003 and otherwise to interests in Variable Interest Entities, or VIEs for periods ending after March 15, 2004. VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. FIN 46R provides specific guidance for determining when an entity is a

VIE and who, if anyone, should consolidate the VIE. The adoption of FIN 46R did not have a material effect on the Company's consolidated financial statements.

3. Business acquisitions:

        On April 27, 2004, the Company finalized the acquisition of 100% of the outstanding capital stock of Boardtown Corporation ("Boardtown") for total purchase consideration of up to $4.0 million. The Company has paid $2.0 million of this consideration in cash and $274,540 by the issuance of 356,546 Tucows Inc. common shares. The remaining $1.75 million in consideration is being held in escrow contingent upon the achievement of certain performance milestones and to secure certain warranties, representations and covenants in the acquisition agreement. Of the remaining $1.75 million held in escrow, $750,000 is in the form of 1,069,644 Tucows Inc. common shares, which are not included in the determination of diluted earnings per common share, and $1.0 million is in cash (note 12(a)). This additional contingent consideration will be recorded when the amount becomes fixed and determinable and will be reflected as additional goodwill at that time.

        The total aggregate consideration paid at December 31, 2004 amounting to $2,321,782 is comprised of:

  •
  $2,000,000 paid in cash;

  •
  $274,540 (based on Tucows Inc.'s average share price for the two days before and two days after April 21, 2004, the date of the announcement of the transaction, of $0.77 per share for 356,546 Tucows Inc. shares); and

  •
  $47,242 of transaction costs.

        The fair value of assets acquired based on the consideration paid, is as follows:

Current assets (including cash of $27,732)		$110,440
Property and equipment		52,861
Intangible assets including:
Technology	$540,000
Brand	170,000
Customer relationships	500,000
Non-compete agreements	190,000	1,400,000

Goodwill		964,467
Current liabilities		(205,986)

		$2,321,782

        The amount assigned to intangible assets is based upon an independent appraisal. Intangible assets, excluding goodwill, are being amortized over a period of seven years on a straight-line basis, with the exception of the non-compete agreements which are being amortized over a period of three years on a straight-line basis.

        The following unaudited supplemental pro-forma information is presented to illustrate the effects of the acquisition on the historical operating results for the years ended December 31, 2004 and 2003, as if the acquisition had occurred at the beginning of the respective periods.

	Year ended December 31, 2004	Year ended December 31, 2003
	(unaudited)	(unaudited)
Net revenues	$45,122,156	$38,722,077
Net income	5,520,199	2,224,488
Pro forma basic and diluted earnings per share	$0.08	$0.03

4. Dispositions:

  a) Liberty Registry Management Services Inc. ("Liberty RMS"):

        On March 25, 2002, the Company sold all of the outstanding shares of Liberty RMS, which was a wholly owned subsidiary, and certain technology required to provide registry services, to Afilias, Limited. Liberty RMS owned and operated the back-end registry services for the.info registry. Total consideration received consisted of cash proceeds of $977,000 and a receivable of $87,000. The Company has recorded a gain on the disposition of Liberty RMS of $1,955,443. The Company was also entitled to additional contingent consideration of up to $1 million primarily based on Afilias having been awarded the back end registry provider for the.org registry. The full amount has been earned and recognized as other income during the year ended December 31, 2003.

  b) Electric Library subscription assets and Encyclopedia.com vices:

        On August 16, 2002, the Company sold all the assets and certain liabilities associated with its search and reference services, Electric Library and Encyclopedia.com, to Alacritude, LLC, an unrelated party. Total consideration received consisted of cash proceeds of $1,577,129 (including an intellectual property license fee of $100,000), net of liabilities assumed by Alacritude, LLC. This resulted in a gain on the disposition of these assets in the amount of $1,846,717.

5. Property and equipment:

        Property and equipment consist of the following:

	December 31, 2004	December 31, 2003
Computer equipment	$3,516,997	$3,140,227
Computer software	6,114,137	5,602,986
Furniture and equipment	885,112	785,706
Leasehold improvements	664,205	563,962

	11,180,451	10,092,881

Less:
Accumulated amortization	10,033,214	8,914,481
Write-down of property and equipment	130,000	130,000

	10,163,214	9,044,481

	$1,017,237	$1,048,400

6. Intangible assets:

        Intangible assets consist of technology, brand, customer relationships and non-competition agreements, which were entered into with the former owners of Boardtown. These balances are being amortized on a straight-line basis over the term of the intangible assets, being seven years, except the non-competition agreements which are being amortized on a straight-line basis over three years.

        Non-competition agreements were entered into with the former owners of the Tucows Division of Tucows Interactive Limited. These balances were being amortized on a straight-line basis over the term of the non-competition agreement, being three years and was fully amortized as of December 31, 2002.

        Acquired intangible assets consist of the following:

	Technology	Brand	Customer relationships	Non-compete agreements	Total
Acquisition of Boardtown Corporation in 2004	$540,000	$170,000	$500,000	$190,000	$1,400,000
Amortization expense	(51,320)	(16,480)	(47,800)	(42,160)	(157,760)

Net book value, December 31, 2004	$488,680	$153,520	$452,200	$147,840	$1,242,240

        The following table shows the estimated amortization expense for each of the next 5 years, assuming no further additions to acquired intangible assets are made:

Year ending December 31,
2005	$236,160
2006	236,160
2007	193,920
2008	172,800
2009	172,800
Thereafter	230,400

Total	$1,242,240

7. Investment:

        The Company holds a 7% interest in Afilias, Limited ("Afilias"), a private company, which is a consortium of 18 domain name registrars.

        Until December 31, 2002, the Company also held an 11% interest in bigchalk.com, Inc. ("bigchalk"), a private company. In 2002, the Company paid bigchalk content royalties and technical service fees for content provided to the Electric Library site which amounted to $971,586. During 2002, the Company recorded a write-down in the amount of $1,013,335 against the carrying value of its investment in bigchalk.

8. 1996 Amended and Restated Stock Option Plan:

        The Company's 1996 Stock Option Plan was established for the benefit of the employees, officers, directors and certain consultants of the Company. The maximum number of common stock which may be set aside for issuance under the Plan is 11,150,000 shares (2002 - 10,000,000), provided that the Board of directors of the Company has the right, from time to time, to increase such number subject to the approval of the stockholders of the Company when required by law or regulatory authority. Generally, options issued under the Plan vest over a four-year period.

        Details of stock option transactions are as follows:

	Year ended December 31, 2004		Year ended December 31, 2003		Year ended December 31, 2002
	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share
Outstanding, beginning of year	8,665,755	$0.69	7,660,258	$1.12	7,313,412	$1.35
Granted	1,479,250	0.61	6,315,235	0.37	1,445,363	0.47
Exercised	(1,834,275)	0.40	—	—	—	—
Forfeited	(392,735)	0.40	(5,309,738)	0.93	(867,017)	1.33
Expired	(420,409)	5.58	—	—	(231,500)	3.48

Outstanding, end of year	7,497,586	$0.49	8,665,755	$0.69	7,660,258	$1.12

Options exercisable, end of year	5,211,809	$0.48	6,826,444	$0.78	5,594,549	$1.27

        The stock options expire at various dates between June 2005 and October 2014.

        As of December 31, 2004, the exercise prices and weighted average remaining contractual life of outstanding options were as follows:

	Options outstanding			Options exercisable
Exercise price	Number outstanding	Weighted average exercise price per share	Weighted average remaining contractual life (years)	Number exercisable	Weighted average exercise price per share
$0.26 - $0.36	924,170	$0.35	8.6	349,731	$0.34
$0.37 - $0.50	4,428,855	$0.39	5.2	4,202,122	$0.38
$0.52 - $0.91	2,038,167	$0.67	8.1	553,562	$0.82
$1.87 - $5.94	106,394	$2.75	4.5	106,394	$2.75

	7,497,586			5,211,809

        The Company recorded stock-based compensation amounting to $69,737 for the year ended December 31, 2004 as a result of modification of the terms of certain options granted to a former employee (nil for the years ended December 31, 2003 and 2002). Amortization of deferred stock-based compensation amounted to $20,593 for the year ended December 31, 2004, $162,704 for the year ended December 31, 2003 and $162,703 for the year ended December 31, 2002.

9. Income taxes:

        The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the income before provision for income taxes as a result of the following:

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Income for the year before provision for income taxes	$2,349,906	$2,063,438	$1,866,831

Computed expected tax (expense) recovery	$822,000	$(722,000)	$(653,000)
Reduction in income tax recovery resulting from:
State income taxes	75,000	(62,000)	(56,000)
Permanent differences	132,000	254,000	(198,000)
ITCs recovered	(150,432)	—	—
Other	(660,000)	—	—
Impact of change in income tax rates	—	—	(1,091,000)
Change in beginning of the year balance of the valuation allowance allocated to income tax expense	(3,369,000)	530,000	1,998,000

	$(3,150,432)	$—	$—

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 2004 and 2003 are presented below:

	December 31, 2004	December 31, 2003
Deferred tax assets:
Net operating loss carried forward	$5,883,000	$5,844,000
Deferred revenue	3,649,000	2,992,000
Reserves	312,000	190,000
Capital losses	45,000	385,000
Amortization	9,025,000	9,872,000

Total gross deferred tax assets	18,914,000	19,283,000
Less valuation allowance	(15,914,000)	(19,283,000)

Net deferred tax assets	$3,000,000	$—

Deferred income tax asset, current portion	$1,000,000	$—
Deferred income tax asset, long-term portion	2,000,000	—

	$3,000,000	$—

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible. Management considers projected future taxable income, uncertainties related to the industry in which the Company operates, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is appropriate to record a valuation allowance in the amount of $15.9 million at December 31, 2004 and a full valuation allowance at December 31, 2003.

        As of December 31, 2004, the Company had approximately $15,482,000 of losses available to reduce future years' U.S. taxable income which expire on various dates between 2019 and 2021. In order to utilize tax assets, the company would have to earn taxable income of approximately $49.7 million.

10. Commitments and contingencies:

        (a)   The Company has several non-cancelable lease and purchase obligations primarily for general office facilities and equipment that expire over the next five years. Future minimum payments under these agreements are as follows:

2005	$570,000
2006	400,000
2007	321,000
2008	302,000
2009	314,000
Thereafter	661,000

        (b)   In the normal course of operations, the Company is subject to various lawsuits and other claims. The Company believes that the outcome of any of the outstanding claims would not result in a material effect on the Company's financial position.

        (c)   To manage its exposure to foreign exchange rate fluctuations, the Company has entered into a series of forward foreign exchange contracts ("Contracts") whereby amounts of $550,000 and $1,750,000 are converted into Canadian dollars on a semi-monthly basis until the end of March 2005 at an foreign exchange rates varying from 1.2310 to 1.2311. The notional principal of the outstanding Contracts at December 31, 2004 is $4.5 million. As margin security against these Contracts, the Company has placed $225,000 into secured term deposits, which mature on a monthly basis in line with the Contracts and has been reflected as restricted cash on the balance sheet, together with margin security of $85,000 released in January 2005 and $150,000 securing letters of credit that expired in November 2004 that was released in January 2005.

11. Supplemental information:

        (a)   The following is a summary of the Company's revenue earned from each significant revenue stream:

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Advertising and other revenue	$3,217,368	$2,046,860	$1,698,179
Domain name and ancillary services	41,499,787	35,147,887	32,944,811
Electric Library subscription	—	—	2,403,385

	$44,717,155	$37,194,747	$37,046,375

        (b)   Valuation and qualifying accounts:

	Balance at beginning year	Charged to (recovered) costs and expenses	Write-offs during year	Provision reversed on disposition of Electric Library assets	Balance at end of year
Allowance for doubtful accounts
2004	$30,000	$(5,000)	$—	$—	$25,000
2003	229,938	(116,000)	83,938	—	30,000
2002	276,579	112,595	22,657	136,579	229,938
Valuation allowance for deferred tax asset:
2004	$19,283,000	$(3,369,000)	$—	$—	$15,914,000
2003	19,813,000	(530,000)	—	—	19,283,000
2002	21,811,000	(1,998,000)	—	—	19,813,000

12. Subsequent events:

        In connection with the acquisition of Boardtown the Company transferred $1.75 million of the purchase price payable to the former shareholders of Boardtown (the "Shareholders") into an escrow account which is being held in escrow until the determination of whether certain performance milestones at various contractual dates between April 2005 and April 2007 were achieved.

        The escrow funds consist of $750,000 in the form of 1,069,644 shares of common stock of the Company (based upon the market price of Tucows shares at the time of the transaction), which have not been included in the determination of diluted earnings per common share, and $1.0 million in cash. The first $750,000 paid out of the escrow account to the Shareholders is to be in shares of Common Stock of the Company. Pursuant to the acquisition agreement, the performance milestones relating to the net cash flow from existing operations, the hosted billing solution and the hosted help desk solution were assessed as of April 27, 2005. The performance milestone relating to converting potential support customers was assessed as of April 30, 2005.

        On April 27, 2005, the Company and the Shareholders agreed that the Shareholders had met their obligation with regard to the hosted billing solution milestone and that they had not met their obligation with regard to the net cash flow from operations milestone. With regard to the hosted help desk milestone, the Company and the Shareholders agreed that the determination of whether this milestone was achieved should be deferred until July 31, 2005 without penalty. Accordingly, the escrow agent has been instructed to release 641,783 shares of Common Stock to the Shareholders in satisfaction of the hosted billing solution milestone and to amend the terms of the escrow agreement to reflect the revised performance date for the hosted help desk solution milestone to July 31, 2005. In addition, since the net cash flow from existing operations criteria was not met, the escrow agent was instructed to release $400,000 out of escrow to the Company.

        On April 30, 2005, the Company and the Shareholders agreed that the Shareholders had partially met their obligation with regard to converting potential support customers and released an additional 139,054 Common Shares from escrow to the Shareholders.

A copy of this amended and restated preliminary prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.

This preliminary prospectus has been filed under procedures in each of the provinces of Canada that permit certain information about these securities to be determined after the prospectus has become final and that permit the omission of that information from this prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified period of time after agreeing to purchase any of these securities. All disclosure contained in the supplemented PREP prospectus that is not contained in the base PREP prospectus will be incorporated by reference into the base PREP prospectus as of the date of the supplemented PREP prospectus.

This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority in Canada or the United States has expressed an opinion about these securities and it is an offence to claim otherwise. The Company has filed a registration statement on Form S-1 with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, with respect to these securities, see "Plan of Distribution".

AMENDED AND RESTATED PRELIMINARY BASE PREP PROSPECTUS

Initial Public Offering And Secondary Offering	July 7, 2005

TUCOWS INC.
U.S. $    •
    •    Shares of Common Stock

        This prospectus qualifies the distribution of    •    shares of common stock issued from treasury by Tucows Inc. (unless otherwise noted, the terms "we", "our", "us", "Tucows" and the "Company" refer to Tucows Inc.), a provider of Internet services and downloadable software to end-users worldwide through a global Internet distribution network, and a further    •    shares of common stock sold by STI Ventures N.V., Parman Holding Corp. and Scorpio (BSG) Ltd. (the "Selling Shareholders"), at a price of U.S.$    •    per share pursuant to an underwriting agreement dated     •    , 2005 between the Company, the Selling Shareholders and Desjardins Securities Inc., BMO Nesbitt Burns Inc., CIBC World Markets Inc. and Clarus Securities Inc. (the "Underwriters"). See "Principal and Selling Shareholders." Our shares of common stock are being offered concurrently in Canada and in the United States. The price of the shares offered hereby was determined by negotiation between us, the Selling Shareholders and the Underwriters.

        We have applied to obtain the listing of our shares of common stock on the Toronto Stock Exchange under the symbol "TC" and the American Stock Exchange under the symbol "TCX". As of the date of this amended and restated preliminary prospectus, conditional listing approval has not yet been obtained from the Toronto Stock Exchange or the American Stock Exchange and there is no assurance that our shares of common stock will be listed on the Toronto Stock Exchange, the American Stock Exchange or on any other exchange. Our shares of common stock currently trade on the Over-The-Counter bulletin board maintained by the National Association of Securities Dealers, Inc. in the United States under the symbol "TCOW". The closing price for our shares of common stock on the OTC bulletin board on July 6, 2005 was U.S.$1.00.

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PRICE: U.S.$• per Share

	Price to the Public	Underwriters' Commission(3)	Net Proceeds to Company(1)(2)	Net Proceeds to Selling Shareholders

Per Share	U.S.$•	U.S.$•	U.S.$•	U.S.$•

Total Offering of Shares	U.S.$•	U.S.$•	U.S.$•	U.S.$•

Notes:

(1)
Net proceeds were determined after deducting the estimated expenses of the Offering in the amount of U.S.$    •    which were paid or are payable by the Company. No costs of the Offering will be paid by the Selling Shareholders.

(2)
We have granted the Underwriters an over-allotment option ("Over-Allotment Option"), exercisable for a period of 30 days from the date of closing of the Offering, to purchase up to a total of    •    additional shares of common stock from Tucows on the same terms as set out above solely to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the Price to the Public, the Underwriters' Commission and the Net Proceeds to the Company will be U.S.$    •    , U.S.$    •    and U.S.$    •    , respectively. This prospectus qualifies the grant of the Over-Allotment Option and the distribution of shares of common stock to be sold upon exercise of the Over-Allotment Option. See "Plan of Distribution".

(3)
We and the Selling Shareholders will pay the Underwriters a commission representing 6% of the gross proceeds from the sale of shares of common stock issued pursuant to the Offering. We will also grant to the Underwriters compensation options ("Compensation Options") to acquire that number of shares of common stock equal to 7% of the number of shares of common stock issued from treasury and sold pursuant to the Offering. The Compensation Options are exercisable at any time for a price of U.S.$    •    per share for a period of 24 months after the closing of the Offering. This prospectus qualifies the issue of the Compensation Options and the distribution of shares of common stock issued upon exercise of the Compensation Options. See "Plan of Distribution."

        Tucows is incorporated under the laws of the Commonwealth of Pennsylvania, United States of America and the Selling Shareholders are incorporated in foreign jurisdictions. Although the Selling Shareholders and Tucows have appointed    •    ,    •    , Ontario as agent for service of process in Ontario, it may not be possible for investors to collect from these Selling Shareholders and/or Tucows, judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation.

        This Offering is being made by a U.S. issuer using a disclosure document prepared in accordance with U.S. securities laws. Purchasers should be aware that these requirements may differ from those of the Canadian provinces where this prospectus has been filed. The financial statements included in this prospectus have not been prepared in accordance with a Canadian generally accepted accounting principles and may not be comparable to financial statements of a Canadian issuer. See "Notice to Investors Regarding GAAP."

        This Offering is not being made pursuant to the Multi-jurisdictional Disclosure System provided by National Instrument 71-101.

        Investment in the securities offered hereby should be considered to be speculative due to various factors, which should be carefully reviewed by prospective investors. See "Risk Factors".

        The Underwriters, as principals, conditionally offer the shares of common stock, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on behalf of the Company by Cassels Brock & Blackwell LLP with respect to matters of Canadian law and by Morgan, Lewis & Bockius LLP with respect to matters of U.S. law and on behalf of the Underwriters by Stikeman Elliott LLP with respect to matters of Canadian law and Hodgson Russ LLP with respect to matters of U.S. law. See "Plan of Distribution".

        Subject to applicable laws and in connection with the Offering of our shares of common stock, the Underwriters may effect transactions which stabilize or maintain the market price of the shares of common stock at levels other than which might prevail on the open market. Such transactions if commenced, may be discontinued at any time. See "Plan of Distribution."

        Subscriptions for the shares of common stock will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of this Offering will take place on    •    , 2005 or on such other date as the Company, the Selling Shareholders and the Underwriters may agree upon, but not later than    •    , 2005. Certificates representing the shares of common stock will be available for delivery on or about closing.

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GENERAL MATTERS	C-4
INDUSTRY DATA AND TRADEMARKS	C-4
CURRENCY INFORMATION	C-4
NOTICE TO INVESTORS REGARDING GAAP	C-5
CONTINUOUS DISCLOSURE	C-5
ELIGIBILITY FOR INVESTMENT	C-5
CERTAIN CANADIAN INCOME TAX MATTERS	C-5
MATERIAL CONTRACTS	C-7
PRIOR SALES	C-8
ADDITIONAL INFORMATION REGARDING OUR DIRECTORS AND OTHERS	C-8
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	C-9
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	C-9
AUDITORS, TRANSFER AGENT AND REGISTRAR	C-9
LEGAL MATTERS	C-9
PURCHASERS' STATUTORY RIGHTS	C-9
RISK FACTORS FOR CANADIAN INVESTORS	C-10
UNITED STATES PROSPECTUS	C-10
AUDITORS' CONSENT	C-I
CERTIFICATE OF THE COMPANY	C-II
CERTIFICATE OF THE UNDERWRITER	C-III

GENERAL MATTERS

        Information contained on our website is not to be deemed part of this prospectus.

        Unless otherwise indicated, references in this prospectus to "Tucows" or the "Company" are references to Tucows Inc. and its subsidiaries, or where appropriate, the predecessors of such entities. Any and all opinions and estimates presented are those of Tucows' management.

INDUSTRY DATA AND TRADEMARKS

        Market data and industry forecasts used in this prospectus were obtained from various publicly available sources. The source for the market data or industry forecast has been identified on the page in which it appears in this prospectus. Although management believes that these independent sources are generally reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified. This prospectus contains certain of Tucows' product names, trade names and trademarks and those of other organizations, all of which are the property of their respective owners.

CURRENCY INFORMATION

        Unless otherwise indicated, all currency amounts in this prospectus are stated in U.S. dollars. The following table sets out: (a) the rate of exchange for one U.S. dollar in Canadian dollars in effect at the end of each of the following periods, (b) the high and low rate of exchange during those periods, and (c) the average rate of exchange for those periods, based on the Bank of Canada noon buying rates of exchange published by the Bank of Canada:

Period	High	Low	Average	End of Period
Six months ended June 30, 2005	1.2704	1.1987	1.2352	1.2256
Three months ended March 31, 2005	1.2566	1.1987	1.2263	1.2096
Year Ended December 31, 2004	1.3968	1.1774	1.3015	1.2036
Year Ended December 31, 2003	1.5796	1.2924	1.4022	1.2924
Year Ended December 31, 2002	1.6132	1.5110	1.5704	1.5796

        On July 6, 2005, the noon buying rate for one U.S. dollar in Canadian dollars published by the Bank of Canada was $1.00 = Cdn.$1.2362.

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NOTICE TO INVESTORS REGARDING GAAP

        The financial statements included in this prospectus have been prepared in accordance with United States generally accepted accounting principles, which differ in certain respects from Canadian generally accepted accounting principles.

CONTINUOUS DISCLOSURE

        Upon the filing of the final prospectus with the securities regulatory authorities in the various provinces of Canada, we will become a reporting issuer under the securities laws of such jurisdictions that provide for a reporting issuer regime. Pursuant to the rules of the securities regulatory authorities of such jurisdictions, we are generally permitted to comply with certain informational requirements applicable in the U.S. instead of the continuous disclosure requirements normally applicable in such Canadian jurisdictions.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Cassels Brock & Blackwell LLP, counsel for Tucows and Stikeman Elliott LLP, counsel to the Underwriters, if, as and when listed on a prescribed stock exchange, which includes the Toronto Stock Exchange, the shares of common stock will be qualified investments under the Income Tax Act (Canada) and the regulations thereunder (the "Tax Act") for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered, education saving plans. The foreign property limitations contained in Part XI of the Tax Act have been repealed.

CERTAIN CANADIAN INCOME TAX MATTERS

        In the opinion of Cassels Brock & Blackwell LLP counsel to the Company, and Stikeman Elliott LLP, counsel to the Underwriters, the following is a summary of the principal Canadian federal income tax considerations generally applicable to prospective purchasers of the shares of common stock offered by this prospectus who, within the meaning of the Tax Act, and at all relevant times, are or are deemed to be residents of Canada, deal with the Company at arm's length, are not affiliated with the Company, are not in a relationship with the Company, such that the Company is considered a "foreign affiliate" of such purchaser, and hold or will hold their shares of common stock as capital property. The shares of common stock will generally be considered capital property to a purchaser unless either the purchaser holds such shares of common stock in the course of carrying on a business of buying and selling securities or the purchaser has acquired the shares of common stock in a transaction or transactions considered to be an adventure in the nature of trade.

        The Tax Act contains certain provisions (the "Mark-to-Market Rules") relating to securities held by certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing. This summary does not take into account the Mark-to-Market Rules nor any proposed amendments thereto, and taxpayers that are "financial institutions" as defined for the purpose of the Mark-to-Market Rules should consult their own tax advisors.

Alternate Page for Canadian Prospectus

        This summary is based upon the current provisions of the Tax Act and regulations thereunder in force as at the date hereof, specific proposals to amend the Tax Act and regulations thereunder that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency ("CRA"). This summary assumes that the Proposed Amendments will be enacted as currently proposed although no assurance can be given in that regard. Except as otherwise indicated, this summary does not take into account or anticipate any changes in the applicable law, whether made by judicial, governmental or legislative decision or action nor does it take into account provincial or foreign tax laws or considerations, which might differ significantly from those discussed herein.

        This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in shares of common stock, and does not describe the income tax considerations relating to the deductibility of interest on money borrowed by a purchaser to acquire shares of common stock. On October 31, 2003, the Minister of Finance released draft proposals regarding the deductibility of interest and other expenses (the "October 31, 2003 Tax Proposals") for public comment. In the Canadian federal budget of February 23, 2005, the Minister of Finance announced that an alternative proposal to replace the October 31, 2003 Tax Proposals would be released for comment at an early opportunity. The October 31, 2003 Tax Proposals or the alternative proposal could, among other things, adversely affect a purchaser who has borrowed money to acquire shares of common stock pursuant to this Offering. Moreover, the income and other tax consequences of acquiring, holding and disposing of shares of common stock will vary according to the status of the purchaser, the province or provinces in which the purchaser resides or carries on business and, generally, the purchaser's own particular circumstances. Accordingly, the following summary is of a general nature only and is not intended to constitute advice to any particular purchaser. Prospective purchasers should consult their own tax advisors with respect to the income tax consequences of investing in shares of common stock, based on the purchaser's particular circumstances.

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of shares of common stock (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time such amounts arise.

Dividends on shares of common stock

        Dividends received on the shares of common stock (including any related withholding tax) by a holder will be included in computing that holder's income for tax purposes. Such dividends received by an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A holder that is a corporation generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A holder that is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on such dividends.

        Subject to certain limitations, any withholding tax paid by a holder in respect of dividends on the shares of common stock will be treated as a foreign non-business income tax that is potentially eligible for credit against the holder's Canadian federal income tax, or deductible in computing the holder's income, in the circumstances and to the extent provided in the Tax Act.

Alternate Page for Canadian Prospectus

Dispositions of shares of common stock

        A disposition or deemed disposition by a holder of a share of common stock will generally result in the holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the share of common stock are greater (or less) than the aggregate of the holder's adjusted cost base of the share of common stock and any reasonable costs of disposition. A holder's adjusted cost base of a share of common stock will generally be the amount paid therefor plus any reasonable costs of acquisition. One-half of any capital gain (a "taxable capital gain") generally must be included in the holder's income for the taxation year of the disposition, and one-half of any capital loss (an "allowable capital loss") realized in a taxation year may generally be deducted from taxable capital gains realized in the year of disposition. Allowable capital losses in excess of taxable capital gains for a particular year may be deducted from taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard. The amount of any capital loss realized by a holder that is a corporation on the disposition of shares of common stock may be reduced by the amount of any dividends received or deemed to be received by such holder subject to and in accordance with the provisions of the Tax Act. Similar rules may apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

        A capital gain realized by a holder who is an individual may give rise to a liability for alternative minimum tax. A holder that is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

Foreign Property Information Reporting

        A holder who is a "specified Canadian entity", as defined in the Tax Act, may be required to file an information return relating to any "specified foreign property" (which includes the shares of common stock) owned by such holder. Holders are advised to consult their own tax advisors.

MATERIAL CONTRACTS

        Except for agreements entered into in the ordinary course of business, the only material agreements which the Company has entered into during the two-year period prior to the date hereof or which are proposed to be entered into are the following:

  (a)
  Underwriting agreement referred to under "Plan of Distribution."

  (b)
  Lease between 707932 Ontario Limited and Tucows International Corporation, dated December 10, 1999 and extended by Extension Agreement between 707932 Ontario Limited and Tucows Inc. and Tucows.com Co. referred to under "Business—Facilities."

  (c)
  Stock purchase agreement between Boardtown Corporation and Tucows Inc. dated as of April 20, 2004 relating to the acquistion of Boardtown Corporation referred to in "Business—Significant Developments Impacting Our Business."

  (d)
  Registrar accreditation agreement effective as of June 25, 2005 between the Internet Corporation for Assigned Names and Numbers and Tucows.com Co. for the accreditation of Tucows.com Co. as a registrar for top-level domains ("TLD's").

  (e)
  Registry-registrar agreement dated as of October 4, 2001 between VeriSign, Inc. and Tucows regarding the provision of domain registration services for the .com TLD's.

        Copies of each of the foregoing agreements may be inspected during ordinary business hours at the head office of the Company located at 96 Mowat Avenue, Toronto, Ontario during the period of distribution of the shares of common stock and for a period of 30 days thereafter.

PRIOR SALES

        Between June 30, 2004 and June 30, 2005, 715,065 shares of common stock were issued by the Company at prices ranging from $0.27 and $0.52 in connection with stock option exercises under the Company's Amended and Restated 1996 Equity Compensation Plan and 780,837 shares of common stock were released from escrow to the sellers in connection with the acquisition of Boardtown Corporation. See "Business—Significant Developments Impacting Our Business".

ADDITIONAL INFORMATION REGARDING OUR DIRECTORS AND OTHERS

Corporate Cease Trade Orders or Bankruptcies

        Other than as disclosed below and elsewhere in this prospectus, to the best of our knowledge, none of our directors, officers or shareholders holding a sufficient number of our securities to affect materially our control is, or within the ten years prior to the date hereof has been, a director or officer of any other corporation that, while that person was acting in the capacity of a director or officer of that corporation, was the subject of a cease trade order or similar order or an order that denied the corporation access to any statutory exemptions for a period of more than 30 consecutive days, was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or appointed to hold the assets of that director, officer or promoter.

        Brenda Lazare, our General Counsel and Secretary, was Vice President Touring and Programming at Livent Inc., which declared bankruptcy in 1999 and was subject to a cease trade order of the Ontario Securities Commission effective February 2001.

Penalties or Sanctions

        Other than as disclosed herein, to our knowledge, none of our directors or officers, nor any shareholder holding sufficient number of our securities to materially affect our control has:

  (a)
  been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority; or

  (b)
  been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

        To our knowledge, none of our directors or officers, nor any shareholder holding sufficient our securities to affect materially our control, nor any personal holding company of any such person has, within the ten years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver-manager or trustee appointed to hold the assets of that person.

Conflicts of Interest

        To the best of our knowledge, and other than as disclosed herein, there are no known existing or potential conflicts of interest among Tucows, its directors and officers or of any proposed director or officer as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to Tucows and their duties as a director or officer of such other companies.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

        As at the date of this prospectus, no amount was owed to us or any of our subsidiaries by any director or executive officer other than in respect of amounts which would constitute routine indebtedness.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

        To our knowledge, within the three years prior to the date of this prospectus, none of directors, executive officers or principal shareholders, or any of their associates or affiliates, had any material interest, either direct or indirect, in any transaction that materially affected or will materially affect the Company or any of its subsidiaries.

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditors of the Company are KPMG LLP, Chartered Accountants, Suite 3300, Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B2.

        The transfer agent and registrar for the shares of common stock is StockTrans, Inc. at its principal offices in Armore, Pennsylvania, United States and Equity Transfer Services Inc. at its principal offices in Toronto, Ontario, Canada.

LEGAL MATTERS

        Certain legal matters relating to Canadian law will be passed upon on behalf of the Company by Cassels Brock & Blackwell LLP and on behalf of the Underwriters by Stikeman Elliott LLP. Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon by Morgan, Lewis & Bockius LLP on behalf of the Company and Hodgson Russ LLP on behalf of the Underwriters. As at the date of this prospectus, the partners and associates of each of Cassels Brock & Blackwell LLP, Morgan, Lewis & Bockius LLP, Stikeman Elliott LLP and Hodgson Russ LLP, respectively as a group, owned beneficially, directly or indirectly, less than one per cent of the outstanding shares of common stock of the Company.

PURCHASERS' STATUTORY RIGHTS

        Securities legislation in certain provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several provinces, securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus or any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by securities legislation in the purchaser's province. The purchaser should refer to any applicable provisions of applicable securities legislation for the particulars of these rights or consult with a legal adviser.

 RISK FACTORS FOR CANADIAN INVESTORS

        Tucows is incorporated under the laws of the Commonwealth of Pennsylvania, United States of America and the Selling Shareholders are incorporated or otherwise reside in foreign jurisdictions. Certain of the directors of Tucows, as well as certain of the experts named herein, may reside outside Canada. Although Tucows and the Selling Shareholders have appointed    •    , Ontario as agent for service of process in Ontario, it may not be possible for investors to effect service of process within Canada upon the experts and directors referred to above. In addition, it may not be possible for investors to collect from the Selling Shareholders, Tucows, the directors and experts referred to above, judgments obtained in courts in Canada predicated on civil liability provisions of securities legislation.

        You should also read carefully the "Risk Factors" section of the attached U.S. Prospectus before deciding to invest in shares of our common stock.

UNITED STATES PROSPECTUS

        Attached is the prospectus forming part of the Form S-1 registration statement filed with the Securities and Exchange Commission in the United States in connection with the U.S. offering, or the U.S. Prospectus. The U.S. Prospectus is deemed to form a part of this prospectus. Rights and remedies may be available to purchasers under U.S. law, however, such rights and remedies may differ from those available under Canadian law. Purchasers may wish to consult with a U.S. legal advisor for particulars of these rights.

Alternate Page for Canadian Prospectus

AUDITORS' CONSENT

        We have read the amended and restated base prep preliminary prospectus dated July 7, 2005 relating to the sale and issue of common stock of Tucows Inc. (the "Company") from treasury and sale of common stock by certain shareholders. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the use in the above-mentioned amended and restated base prep preliminary prospectus of our report to the Board of Directors of the Company on the consolidated balance sheets of the Company as at December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2004. Our report is dated February 7, 2005, (except as to note 12, which is as of April 30, 2005).

(Signed) KPMG LLP
Toronto, Canada
July 7, 2005.

C-I

Alternate Page for Canadian Prospectus

CERTIFICATE OF THE COMPANY

Dated July 7, 2005

        This prospectus, together with the documents and information incorporated herein by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces of Canada. For purposes of the Province of Québec, this prospectus will as the date of the supplemented prospectus contain no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

(Signed) Elliot Noss President and Chief Executive Officer	(Signed) Michael Cooperman Chief Financial Officer
On behalf of the Board of Directors
(Signed) Stanley Stern Director	(Signed) Lloyd Morrisett Director

C-II

Alternate Page for Canadian Prospectus

CERTIFICATE OF THE UNDERWRITERS

Dated July 7, 2005

        To the best of our knowledge, information and belief, this prospectus, together with the documents incorporated herein by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of each of the provinces of Canada. For purposes of the Province of Québec, to our knowledge, this prospectus will as of the date of the supplemented prospectus contain no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

DESJARDINS SECURITIES INC.
By: (signed) Jeffrey F. Olin

BMO NESBITT BURNS INC. By: (signed) John L. Easson	CIBC WORLD MARKETS INC. By: (signed) Kevin W. Dalton

CLARUS SECURITIES INC.

By: (signed) James E. Lorimer

C-III

TUCOWS INC.

30,000,000 Shares

Common Stock

PROSPECTUS

                        , 2005

DESJARDINS SECURITIES INTERNATIONAL INC.

CIBC WORLD MARKETS CORP.	HARRIS NESBITT CORP.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy or sell these securities in any state where the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The expenses (other than underwriting discounts and commissions) payable in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$3,676
NASD filing fee	$3,623
Printing and engraving expenses	40,000
Legal fees and expenses	543,000
Accounting fees and expenses	108,000
American Stock Exchange listing fee	67,000
Toronto Stock Exchange listing fee	96,000
Miscellaneous	183,701

Total	1,045,000

        All expenses are estimated except for the SEC and NASD fees.

Item 14. Indemnification of Directors and Officers

        Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, empowers a corporation to indemnify any officer or director acting in his or her capacity as a representative of the corporation who was or is a party or is threatened to be made a party to any action or proceeding against expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding whether the action was instituted by a third party or arose by or in the right of the corporation. The PBCL limits the ability of a corporation to indemnify its officers and directors for conduct constituting willful misconduct or recklessness, or acts in violation of criminal statute.

        Our bylaws provide that our directors and officers shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his office under Chapter 5, Subchapter B of the PBCL and Section 1721 of the PBCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Further, the bylaws provide that indemnification shall not apply to the responsibility or liability of a director or officer pursuant to any criminal statute or for the payment of taxes.

        Our bylaws provide for the indemnification, to the full extent not prohibited by law, each director or officer (or his or her heir, executor or administrator) who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed action, suit, or proceeding, against all expenses, liability and loss (including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually or reasonably incurred or paid by such person in connection therewith. In the case of a proceeding initiated by the person seeking the indemnification, indemnification will only be granted if such proceeding was authorized by the board of directors. The bylaws provide for the advancement of expenses, but only upon the receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if and to the extent it shall ultimately be determined that he or she is not entitled to be indemnified.

        Further, our bylaws provide that the board of directors may authorize us to purchase and maintain directors' and officers' liability insurance, insuring against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director and/or officer to the extent authorized by law.

Item 15. Recent Sales of Unregistered Securities

        On April 27, 2004, we acquired all of the outstanding capital stock of Boardtown Corporation. In consideration for the stock of Boardtown, we issued the four former shareholders of Boardtown an aggregate of $2 million in cash and 356,631 shares of our common stock. In addition, we placed $1 million in cash and 1,069,900 shares of our common stock into an escrow account to be released to the former shareholders if certain performance milestones were achieved. We relied on the exemption from the registration requirements of the Securities Act provided by section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement, by and among Tucows Inc., Desjardins Securities Inc. and certain shareholders of Tucows Inc. named therein.
3.1
Third Amended and Restated Articles of Incorporation of Tucows Inc. (Incorporated by reference to Exhibit 3.1 filed with Tucows' report on From 8-K, as filed with the Securities and Exchange Commission, or SEC, on September 6, 2001).
3.2
Amended and Restated Bylaws of Tucows Inc. (Incorporated by reference to Exhibit 3.2 filed with Tucows' registration statement on From S-4 (File No. 333-60306), or the Registration Statement, as filed with the SEC on May 4, 2001).
5.1*	Opinion of Morgan, Lewis & Bockius LLP.
10.1
Registration Rights Agreement, dated as of August 28, 2001, by and among Infonautics, Inc., Parman Holding Corp., Yossi Vardi, Redel Inc., Hapoalim Nechasim (Menayot) Ltd., Eurocom Communications Ltd., XDL U.S. Holdings Inc., FIBI Investment House Ltd., STI Ventures N.V. and Scorpio Communications Ltd. (Incorporated by reference to Exhibit 10.27 filed with Tucows' Post-Effective Amendment No. 1 to the Registration Statement, as filed with the SEC on October 19, 2001).
10.2
Stock Purchase Agreement, dated as of April 20, 2004, by and between Tucows Inc., Boardtown Corporation and the shareholders of Boardtown named therein (Incorporated by reference to Exhibit 2.1 filed with Tucows' report on Form 8-K, as filed with the SEC on May 11, 2004).
10.3
Amendment to Stock Purchase Agreement, dated as of May 3, 2005, by and between Tucows Inc., Boardtown Corporation and the shareholders of Boardtown named therein (Incorporated by reference to Exhibit 10.1 filed with Tucows' report on Form 8-K, as filed with the SEC on May 5, 2005).
10.4
Amended and Restated 1996 Equity Compensation Plan Agreement (Incorporated by reference to Exhibit 4.3 filed with Tucows' registration statement on Form S-8, as filed with the SEC on November 27, 2001).
10.5
Employment Agreement dated January 22, 2003 between Tucows.com Co. and Elliot Noss (Incorporated by reference to Exhibit 10.5 filed with Tucows' report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 28, 2004).
10.6
Employment Agreement dated March 11, 2003 between Tucows.com Co. and Michael Cooperman (Incorporated by reference to Exhibit 10.5 filed with Tucows' report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 28, 2004).

10.7
Employment Agreement dated March 11, 2003 between Tucows.com Co. and Supriyo Sen (Incorporated by reference to Exhibit 10.5 filed with Tucows' report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 28, 2004).
10.8
Employment Agreement dated March 11, 2003 between Tucows.com Co. and Graham Morris (Incorporated by reference to Exhibit 10.6 filed with Tucows' report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 24, 2005).
10.9
Lease between 707932 Ontario Limited and Tucows International Corporation, dated December 10, 1999 (Incorporated by reference to Exhibit 10.9 filed with Tucows' report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on April 1, 2002).
10.10
Lease extension between 707932 Ontario Limited and Tucows Inc. and Tucows.com Co, dated September 1, 2004 (Incorporated by reference to Exhibit 10.5 filed with Tucows' report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 23, 2005).
10.11
Description of Tucows Fiscal 2004 At Risk Compensation Plan (Incorporated by reference to Exhibit 10.9 filed with Tucows' report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 23, 2005).
10.12#	Registrar Accreditation Agreement, effective as of June 25, 2005, by and between the Internet Corporation for Assigned Names and Numbers and Tucows.com Co.
10.13#	Registry-Registrar Agreement, dated as of October 4, 2001, by and between VeriSign, Inc. and Tucows Inc.
21.1	Subsidiaries of the Registrants (Incorporated by reference to Exhibit 21.1 filed with Tucows' report on From 10-K for the year ended December 31, 2004, as filed with the SEC on March 24, 2005).
23.1#	Consent of KPMG LLP.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1+	Power of Attorney.

*
To be filed by amendment.

#
Filed herewith.

+
Previously filed.

  Financial Statement Schedules

        All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant also hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Province of Ontario, Canada, on July 7, 2005.

TUCOWS INC.
By	/s/ ELLIOT NOSS
Name:	Elliot Noss
Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ELLIOT NOSS Elliot Noss	President, Chief Executive Officer and Director (Principal Executive Officer)	July 7, 2005
/s/ MICHAEL COOPERMAN Michael Cooperman	Chief Financial Officer (Principal Financial and Accounting Officer)	July 7, 2005
* STANLEY STERN Stanley Stern	Director	July 7, 2005
* EUGENE FIUME Eugene Fiume	Director	July 7, 2005
* EREZ GISSIN Erez Gissin	Director	July 7, 2005
* ALAN LIPTON Alan Lipton	Director	July 7, 2005
* LLOYD MORRISETT Lloyd Morrisett	Director	July 7, 2005
* JEFFREY SCHWARTZ Jeffrey Schwartz	Director	July 7, 2005
*By:	/s/ MICHAEL COOPERMAN Power of Attorney

 EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement, by and among Tucows Inc., Desjardins Securities Inc. and certain shareholders of Tucows Inc. named therein.
3.1
Third Amended and Restated Articles of Incorporation of Tucows Inc. (Incorporated by reference to Exhibit 3.1 filed with Tucows' report on From 8-K, as filed with the Securities and Exchange Commission, or SEC, on September 6, 2001).
3.2
Amended and Restated Bylaws of Tucows Inc. (Incorporated by reference to Exhibit 3.2 filed with Tucows' registration statement on From S-4 (File No. 333-60306), or the Registration Statement, as filed with the SEC on May 4, 2001).
5.1*	Opinion of Morgan, Lewis & Bockius LLP.
10.1
Registration Rights Agreement, dated as of August 28, 2001, by and among Infonautics, Inc., Parman Holding Corp., Yossi Vardi, Redel Inc., Hapoalim Nechasim (Menayot) Ltd., Eurocom Communications Ltd., XDL U.S. Holdings Inc., FIBI Investment House Ltd., STI Ventures N.V. and Scorpio Communications Ltd. (Incorporated by reference to Exhibit 10.27 filed with Tucows' Post-Effective Amendment No. 1 to the Registration Statement, as filed with the SEC on October 19, 2001).
10.2
Stock Purchase Agreement, dated as of April 20, 2004, by and between Tucows Inc., Boardtown Corporation and the shareholders of Boardtown named therein (Incorporated by reference to Exhibit 2.1 filed with Tucows' report on Form 8-K, as filed with the SEC on May 11, 2004).
10.3
Amendment to Stock Purchase Agreement, dated as of May 3, 2005, by and between Tucows Inc., Boardtown Corporation and the shareholders of Boardtown named therein (Incorporated by reference to Exhibit 10.1 filed with Tucows' report on Form 8-K, as filed with the SEC on May 5, 2005).
10.4
Amended and Restated 1996 Equity Compensation Plan Agreement (Incorporated by reference to Exhibit 4.3 filed with Tucows' registration statement on Form S-8, as filed with the SEC on November 27, 2001).
10.5
Employment Agreement dated January 22, 2003 between Tucows.com Co. and Elliot Noss (Incorporated by reference to Exhibit 10.5 filed with Tucows' report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 28, 2004).
10.6
Employment Agreement dated March 11, 2003 between Tucows.com Co. and Michael Cooperman (Incorporated by reference to Exhibit 10.5 filed with Tucows' report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 28, 2004).
10.7
Employment Agreement dated March 11, 2003 between Tucows.com Co. and Supriyo Sen (Incorporated by reference to Exhibit 10.5 filed with Tucows' report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 28, 2004).
10.8
Employment Agreement dated March 11, 2003 between Tucows.com Co. and Graham Morris (Incorporated by reference to Exhibit 10.6 filed with Tucows' report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 24, 2005).
10.9
Lease between 707932 Ontario Limited and Tucows International Corporation, dated December 10, 1999 (Incorporated by reference to Exhibit 10.9 filed with Tucows' report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on April 1, 2002).
10.10
Lease extension between 707932 Ontario Limited and Tucows Inc. and Tucows.com Co, dated September 1, 2004 (Incorporated by reference to Exhibit 10.5 filed with Tucows' report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 23, 2005).

10.11
Description of Tucows Fiscal 2004 At Risk Compensation Plan (Incorporated by reference to Exhibit 10.9 filed with Tucows' report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 23, 2005).
10.12#	Registrar Accreditation Agreement, effective as of June 25, 2005, by and between the Internet Corporation for Assigned Names and Numbers and Tucows.com Co.
10.13#	Registry-Registrar Agreement, dated as of October 4, 2001, by and between VeriSign, Inc. and Tucows Inc.
21.1	Subsidiaries of the Registrants (Incorporated by reference to Exhibit 21.1 filed with Tucows' report on From 10-K for the year ended December 31, 2004, as filed with the SEC on March 24, 2005).
23.1#	Consent of KPMG LLP.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1+	Power of Attorney.

*
To be filed by amendment.

#
Filed herewith.

+
Previously filed.

QuickLinks

EXPLANATORY NOTE

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET PRICE AND DIVIDEND POLICY
CONSOLIDATED CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
OPTIONS TO PURCHASE SECURITIES
PRINCIPAL AND SELLING SHAREHOLDERS
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF TECHNICAL TERMS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Tucows Inc. Consolidated Balance Sheets (Dollar amounts in U.S. dollars)
Tucows Inc. Consolidated Statements of Operations (Dollar amounts in U.S. dollars) (unaudited)
Tucows Inc. Consolidated Statements of Stockholders' Equity (Dollar amounts in U.S. dollars) (Unaudited)
Tucows Inc. Consolidated Statements of Stockholders' Equity (Dollar amounts in U.S. dollars) (Unaudited)
Tucows Inc. Consolidated Statements of Cash Flow (Dollar amounts in U.S. dollars) (unaudited)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Tucows Inc. Consolidated Balance Sheets (Dollar amounts in U.S. dollars)
Tucows Inc. Consolidated Statements of Operations (Dollar amounts in U.S. dollars)
Tucows Inc. Consolidated Statements of Stockholders' Equity (Deficiency) (Dollar amounts in U.S. dollars)
Tucows Inc. Consolidated Statements of Cash Flows (Dollar amounts in U.S. dollars)
Tucows Inc. Notes to Consolidated Financial Statements (Dollar amounts in U.S. dollars)
Alternate Page for Canadian Prospectus

GENERAL MATTERS
INDUSTRY DATA AND TRADEMARKS
CURRENCY INFORMATION
NOTICE TO INVESTORS REGARDING GAAP
CONTINUOUS DISCLOSURE
ELIGIBILITY FOR INVESTMENT
CERTAIN CANADIAN INCOME TAX MATTERS
MATERIAL CONTRACTS
PRIOR SALES
ADDITIONAL INFORMATION REGARDING OUR DIRECTORS AND OTHERS
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
AUDITORS, TRANSFER AGENT AND REGISTRAR
LEGAL MATTERS
PURCHASERS' STATUTORY RIGHTS
RISK FACTORS FOR CANADIAN INVESTORS
UNITED STATES PROSPECTUS
Alternate Page for Canadian Prospectus
AUDITORS' CONSENT
Alternate Page for Canadian Prospectus
CERTIFICATE OF THE COMPANY
Alternate Page for Canadian Prospectus
CERTIFICATE OF THE UNDERWRITERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
Signatures
EXHIBIT INDEX